Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ELEKTROFI, INC.,

HALOZYME THERAPEUTICS, INC.,

ERRAID MERGER SUB INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

SEPTEMBER 30, 2025

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT

TREATS AS PRIVATE OR CONFIDENTIAL

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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EXHIBITS

Exhibit A	Net Working Capital Sample Calculation

Exhibit B	Form of Letter of Transmittal

Exhibit C	Form of Option Treatment Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 30, 2025, is made by and among (i) Elektrofi, Inc., a Delaware corporation (the “Company”), (ii) Halozyme Therapeutics, Inc., a Delaware corporation (“Buyer”), (iii) Erraid Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Buyer (“Merger Sub” and, together with the Company, the “Constituent Corporations”), and (iv) Shareholder Representative Services LLC, a Colorado limited liability company solely in its capacity as representative of the Securityholders as set forth in this Agreement (the “Securityholders’ Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI below. “Party” as used herein means, individually, each of the Company, Buyer, Merger Sub and, solely in such capacity, the Securityholders’ Representative (and all are collectively referred to herein as the “Parties”).

WHEREAS, the boards of directors of the Company, Buyer and Merger Sub have each unanimously approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the DGCL (the “Merger”), and the board of directors of the Company (the “Company Board”) has declared that it is advisable and in the best interests of the stockholders of the Company that this Agreement and the Merger be adopted and approved by the stockholders of the Company (the “Transaction Approval”);

WHEREAS, subsequent to the approval of this Agreement by the Company Board and after the execution of this Agreement, (x) the Stockholders of the Company holding beneficially and of record not less than a majority of all issued and outstanding Capital Stock of the Company entitled to vote on the Merger (on an as-converted to Common Stock basis, as applicable), and (y) the Stockholders of the Company holding beneficially and of record not less than a majority of all issued and outstanding Preferred Stock of the Company entitled to vote on the Merger (on an as-converted to Common Stock basis), will provide the Transaction Approval by the execution and delivery to the Company of an irrevocable written consent of those Stockholders that includes adoption of resolutions providing the Transaction Approval and a waiver of any appraisal rights under Section 262 of the DGCL (the “Stockholder Resolutions”), and copies of the Stockholder Resolutions will be delivered to Buyer and the Company; and

WHEREAS, Buyer, in its capacity as the sole stockholder of Merger Sub, has approved this Agreement and the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. On and subject to the terms and conditions contained herein, and in accordance with Section 251 of the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with (i) the separate corporate existence of Merger Sub thereupon ceasing and (ii) the Company surviving the Merger as a wholly owned Subsidiary of Buyer (the Company, as the surviving corporation after the Effective Time, is sometimes referred to herein as the “Surviving Corporation”).

1.02 Filing of Merger Certificate; Effective Time. At the Closing, subject to satisfaction or waiver of the conditions specified in Article VII, (i) the Company will execute a certificate of merger, in a form reasonably acceptable to the Company and Buyer (the “Certificate of Merger”), in accordance with the relevant provisions of the DGCL, and (ii) the Company and Merger Sub will, and Buyer will cause Merger Sub to, cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by Buyer and the Company and specified therein (the “Effective Time”).

1.03 Effect of the Merger; Further Assurances.

(a) The Merger will have the effects provided in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. If, at any time after the Effective Time, the Surviving Corporation determines that any further documents or acts are necessary to vest in the Surviving Corporation the title to any properties, rights, privileges, powers or franchises of the Constituent Corporations acquired in the Merger or to otherwise carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors will execute and deliver all such documents and do all such acts, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action after the Effective Time solely for the purposes set forth in this Section 1.03.

(b) At the Effective Time, the certificate of incorporation of the Company will, by operation of Law and without any further action by any Person, be amended and restated in its entirety to contain the provisions set forth in the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (except for any references to the name, incorporator or original directors of Merger Sub), and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof and applicable Law.

(c) At the Effective Time, the bylaws of the Company will, by operation of Law and without any further action by any Person, be amended and restated in their entirety to contain the provisions set forth in the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except for any references to the name of Merger Sub), and as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

(d) The directors of Merger Sub in office immediately prior to the Effective Time will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

(e) The officers of the Company in office immediately prior to the Effective Time will be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

1.04 Conversion of Shares; Treatment of Options. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the securities described below:

(a) Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than such shares cancelled pursuant to Section 1.04(d) and Dissenting Shares) will be converted into the right to receive the Net Closing Per Share Merger Consideration, plus any amount payable with respect to such share of Common Stock pursuant to Section 1.08, Section 1.09 and Section 10.19, as applicable, and will automatically be cancelled and retired and will cease to exist.

(c) Each share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than such shares cancelled pursuant to Section 1.04(d) and Dissenting Shares) will be converted into the right to receive the Net Closing Per Share Merger Consideration, plus any amount payable with respect to such share of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to Section 1.08, Section 1.09 and Section 10.19, as applicable, and will automatically be cancelled and retired and will cease to exist.

(d) Each share of Capital Stock held in the treasury of the Company and each share of Capital Stock owned or held, directly or indirectly, by the Company or by Buyer, Merger Sub or any of their respective Subsidiaries, in each case, immediately prior to the Effective Time, will be cancelled and retired and will cease to exist without any conversion thereof and no payment of cash or any other consideration will be made with respect thereto.

(e) Each CEO Option shall be assumed by Buyer and converted into an option to purchase a number of shares of common stock of Buyer (each, an “Assumed CEO Option”) equal to the product of (i) the number of shares of Common Stock subject to such CEO Option immediately prior to the Effective Time, multiplied by (ii) the Option Exchange Ratio (rounded down to the nearest whole number of shares of common stock of Buyer), with an exercise price per share of common stock of Buyer equal to the quotient obtained by dividing (x) the exercise price per share of Common Stock of the applicable CEO Option immediately prior to the Effective Time by (y) the Option Exchange Ratio (rounded up to the nearest whole cent). Following the Effective Time, the vesting schedule that previously applied to each CEO Option shall be revised so that each Assumed CEO Option will initially be unvested and will become vested and exercisable on the eighteen (18) month anniversary of the Closing Date, subject to the CEO’s continued employment with Buyer or any of its Subsidiaries through such date; provided, however, that such vesting and exercisability will be accelerated in the event the CEO’s employment with Buyer or any of its Subsidiaries is terminated (A) by Buyer or any of its Subsidiaries without “Cause” (as defined below), (B) pursuant to the CEO’s voluntary resignation for “Good Reason” (as defined below), (C) due to the CEO’s “Disability” (as defined below) or (D) due to the CEO’s death. For these purposes, the following definitions shall apply:

(i) “Cause” means: [REDACTED]

(ii) “Good Reason” means, [REDACTED]

(iii) “Disability” means [REDACTED]

(f) Each 2025 Rollover Option shall be assumed by Buyer and converted into an option to purchase a number of shares of common stock of Buyer (each, an “Assumed 2025 Rollover Option”) equal to the product of (i) the number of shares of Common Stock subject to such 2025 Rollover Option immediately prior to the Effective Time, multiplied by (ii) the Option Exchange Ratio (rounded down to the nearest whole number of shares of common stock of Buyer), with an exercise price per share of common stock of Buyer equal to the quotient obtained by dividing (x) the exercise price per share of Common Stock immediately prior to the Effective Time by (y) the Option Exchange Ratio (rounded up to the nearest whole cent). Following the Effective Time, the vesting schedule that previously applied to each 2025 Rollover Option shall apply to the corresponding Assumed 2025 Rollover Option; provided, however, that such vesting and exercisability will be accelerated in the event the former Optionholder’s employment with Buyer or any of its Subsidiaries is terminated by Buyer or any of its Subsidiaries without “Cause” (as defined below). For purposes of this subsection (f), “Cause” means: (1) the optionee’s material breach of any confidentiality, non-solicitation, noncompetition or inventions assignment agreement or obligations with Buyer or any of its Subsidiaries; (2) commission of an act of dishonesty, fraud, embezzlement or theft; (3) engagement in conduct that causes, or is likely to cause, material harm to the business or reputation of Buyer or any of its Subsidiaries; (4) failure to perform satisfactorily the material duties of the employee’s position (other than by reason of Disability (which shall be defined for purposes of this subsection (f) as defined in Section 1.04(e), mutatis mutandis); (5) commission of a felony or any crime of moral turpitude; or (6) material failure to comply with Buyer’s code of conduct or employment policies, or applicable law or regulation.

(g) Each Outstanding Option that is not a CEO Option or 2025 Rollover Option (a “Cashed Out Option”), whether or not then vested or exercisable, will be converted into the right to receive, conditional upon the occurrence of the Merger and upon delivery by the Optionholder of an Option Treatment Agreement, with such delivery by the Employee Optionholder to the Company and such delivery by the Non-Employee Optionholder to the Paying Agent, the Closing Option Per Share Merger Consideration, in each case, with respect to Employee Options, subject to any applicable Tax withholding pursuant to Section 1.11, and all such Cashed Out Options will automatically be cancelled and retired and will cease to exist. The aggregate amount of Closing Option Per Share Merger Consideration each Optionholder is entitled to receive with respect to its Outstanding Options shall be rounded down to the nearest cent.

(h) In addition to any other consideration payable pursuant to this Agreement in respect of each Outstanding Option, each Outstanding Option will entitle the former holder thereof the right to receive any amount payable with respect to such Outstanding Option pursuant to Section 1.08, Section 1.09 and Section 10.19, as applicable, in each case, with respect to Employee Options, subject to any applicable Tax withholding pursuant to Section 1.11. Notwithstanding the foregoing or anything to the contrary in this Agreement, any such amount payable in respect of a CEO Option or 2025 Rollover Option shall only be paid to the holder thereof if the corresponding Assumed CEO Option or Assumed 2025 Rollover Option becomes vested and exercisable, and shall be paid on the later of (x) the date on which such amount would otherwise be paid pursuant to this Agreement or (y) the first regular payroll date of the Surviving Corporation following the date on which such Assumed CEO Option or Assumed 2025 Rollover Option becomes vested and exercisable. Further, notwithstanding the foregoing or anything to the contrary in this Agreement, no amount payable with respect to an Outstanding Option pursuant to Section 10.19 shall be paid unless such payment complies with the requirements of Treasury Regulation §1.409A-3(i)(5)(iv)(A) or is otherwise exempt from the requirements of Section 409A of the Code; provided, however, that any such amounts not paid pursuant to this sentence will instead be paid to the Paying Agent to be distributed to the Securityholders ratably after exclusion of any Outstanding Options. The amount of any payment to an Optionholder pursuant to this Section 1.04(h) with respect to its Outstanding Options shall be rounded down to the nearest cent and computed after aggregating payments for all Outstanding Options held by such Optionholder.

(i) The treatment of the CEO Options and 2025 Rollover Options specified in this Section 1.04 will be subject to such modifications, if any, as are required to cause the assumption and conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and, as applicable, Section 424 of the Code. Following the Effective Time, each Assumed CEO Option and each Assumed 2025 Rollover Option shall remain subject to the same terms and conditions (and not any additional terms and conditions) as applied to the corresponding CEO Option or CEO Rollover Option immediately prior to the Effective Time, except as otherwise specified in this Agreement, and subject to such adjustments as reasonably determined by Buyer to be necessary or appropriate to give effect to the conversion or the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, if any Optionholder holding CEO Options or 2025 Rollover Options would not constitute an “employee” immediately following the Effective Time for purposes of the applicable Form S-8 maintained by Buyer that would cover such Optionholder’s Assumed CEO Options or Assumed 2025 Rollover Options, as applicable, then all of such Optionholder’s Outstanding Options shall constitute Cashed Out Options for purposes of this Agreement. Prior to the Effective Time, the Company Board (or appropriate committee thereof) shall pass resolutions and take such other actions as are necessary to provide for the treatment of the Outstanding Options as contemplated by this Section 1.04, including obtaining an option treatment agreement, substantially in the form attached as Exhibit C (an “Option Treatment Agreement”), from each Optionholder. If any Optionholder does not execute an Option Treatment Agreement prior to the Effective Time, then the Company Board (or appropriate committee thereof) shall cause such Optionholder’s Outstanding Options to be cancelled, without consideration therefor and without any remaining Liability in respect of such Outstanding Options, prior to the Effective Time in accordance with the terms of the Company Equity Plan. Each payment in respect of any Outstanding Option pursuant to this Agreement will be treated as a separate payment for purposes of Section 409A.

1.05 Pre-Closing Merger Consideration Estimate.

(a) At least five (5) Business Days prior to the Closing, the Company will prepare and deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith calculation of (i) the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the estimated Closing Cash (the “Estimated Closing Cash”), (iii) the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) the estimated Transaction Expenses (the “Estimated Transaction Expenses”) and (v) the Company’s calculation of the Estimated Merger Consideration, together, in each case, with all reasonable supporting documentation for each such calculation. The Estimated Closing Statement, and the components thereof, shall be prepared based upon the books and records of the Company and in accordance with the Accounting Principles and this Agreement, including the definitions of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses.

(b) At least five (5) Business Days prior to the Closing, the Company shall prepare and deliver to Buyer a statement (the “Closing Allocation Schedule”) setting forth the following information:

(i) the name and email address (to the extent available) of each holder of Common Stock, each holder of Preferred Stock and each Optionholder;

(ii) the number of shares of each class or series of Common Stock and Preferred Stock that will be held by each Stockholder as of immediately prior to the Effective Time;

(iii) the number of Outstanding Options that will be held by each Optionholder and the number of shares of Common Stock subject to such Options, in each case, as of immediately prior to the Effective Time together with the exercise price of each such Option, and whether each Outstanding Option is expected to constitute a CEO Option, 2025 Rollover Option or Cashed Out Option;

(iv) the Net Closing Per Share Merger Consideration and Closing Common Stock Payment payable at the Closing to each holder of Common Stock in accordance with Section 1.05(d)(i);

(v) the Net Closing Per Share Merger Consideration and Closing Preferred Stock Payment payable at the Closing to each holder of Preferred Stock in accordance with Section 1.05(d)(ii);

(vi) the Closing Option Per Share Merger Consideration and Closing Option Payment payable at the Closing to each Optionholder in accordance with Section 1.05(d)(iii), indicating whether each Optionholder is an Employee Optionholder or a Non-Employee Optionholder;

(vii) each Stockholder’s and Optionholder’s Pro Rata Portion; and

(viii) an illustrative allocation of the Estimated Merger Consideration payable to each Stockholder and Optionholder at Closing.

(c) The Company agrees to provide the Closing Allocation Schedule in electronic format as required by the Paying Agent. Buyer, the Surviving Corporation and the Paying Agent shall be entitled to rely on the accuracy of the Closing Allocation Schedule in all respects, and all obligations to make payments pursuant to this Agreement shall be deemed fulfilled to the extent such payments are made in accordance with the Closing Allocation Schedule.

(d) The portion of the Estimated Merger Consideration payable to each Securityholder at the Closing will be set forth on the Closing Allocation Schedule and will be determined as follows and in accordance with the Organizational Documents of the Company and its Subsidiary:

(i) each holder of Common Stock will be entitled to receive, in respect of its shares of Common Stock (the “Closing Common Stock Payment”), an amount equal to the product of (i) the Net Closing Per Share Merger Consideration multiplied by (ii) the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time that were converted into the right to receive the Net Closing Per Share Merger Consideration in accordance with Section 1.04(b);

(ii) each holder of Preferred Stock will be entitled to receive, in respect of its shares of Preferred Stock on an as-converted to Common Stock basis (the “Closing Preferred Stock Payment”), an amount equal to the product of (i) the Net Closing Per Share Merger Consideration multiplied by (ii) the number of shares of Preferred Stock held by such Stockholder immediately prior to the Effective Time that were converted into the right to receive the Net Closing Per Share Merger Consideration in accordance with Section 1.04(c); and

(iii) each Optionholder will be entitled to receive, in respect of its Cashed Out Options (the “Closing Option Payment”), an amount equal to the product of (i) the Closing Option Per Share Merger Consideration applicable to such Cashed Out Option multiplied by (ii) the number of shares of Common Stock corresponding to such Cashed Out Option held by such Optionholder as of immediately prior to the Effective Time that were converted into the right to receive such Optionholder’s Closing Option Per Share Merger Consideration in accordance with Section 1.04(g).

(e) Following delivery of the Estimated Closing Statement, the Company shall provide Buyer and its Representatives with reasonable access to the books and records of the Company and its Subsidiary to assist Buyer and its Representatives in connection with their review of such Estimated Closing Statement; provided, that such access shall not unreasonably interfere with the normal business operations of the Company or its Subsidiary. Buyer and its Representatives shall have the right to provide the Company with comments to the Estimated Closing Statement no later than the second (2nd) Business Day immediately prior to the Closing. The Company shall consider in good faith the comments, if any, of Buyer and its Representatives to the Estimated Closing Statement and the Estimated Closing Statement (as it may have been modified by the Company after considering any comments from Buyer and its Representatives) shall be binding on the Company, on one hand, and Buyer, on the other hand, for purposes for this Section 1.05 and shall be used to determine the Estimated Merger Consideration; provided that in no event shall such comments delay the Closing.

1.06 Closing Payments.

(a) At the Closing, Buyer will, or will cause Merger Sub to, deposit with the Paying Agent the aggregate Closing Common Stock Payments, the aggregate Closing Preferred Stock Payments and the aggregate portion of the Closing Option Payments payable to the Non-Employee Optionholders, in each case, as set forth in the Closing Allocation Schedule by wire transfer of immediately available funds, to the account designated by the Paying Agent.

(b) At the Closing, Buyer will, or will cause Merger Sub to, deliver the aggregate portion of the Closing Option Payments payable to the Employee Optionholders, as set forth in the Closing Allocation Schedule, by wire transfer of immediately available funds, to an account designated by the Company at least three (3) Business Days prior to the Closing Date. As soon as administratively practicable following the Closing, the Surviving Corporation will distribute to the Employee Optionholders, through a special payroll of the Company, their respective Closing Option Payments, subject to any applicable Tax withholding pursuant to Section 1.11. Such Closing Option Payments will be distributed no later than five (5) Business Days following the Closing so long as the Company has taken all actions required to effectuate such distribution on such schedule as of immediately prior to the Effective Time. After the Closing, Buyer shall cause the Surviving Corporation to make payment(s) to the appropriate Governmental Body or other authorities of any amounts withheld from payment to the Optionholders in accordance with Section 1.11.

(c) At the Closing, Buyer will, or will cause Merger Sub to, deliver the Adjustment Escrow Deposit Amount to the Escrow Agent by wire transfer of immediately available funds, to the escrow account designated by the Escrow Agent (the “Adjustment Escrow Account”) and established pursuant to the terms of an escrow agreement, to be dated as of the Closing Date and in a form reasonably acceptable to the Company, the Securityholders’ Representative and Buyer (the “Escrow Agreement”), among Buyer, the Securityholders’ Representative and the Escrow Agent. The Parties shall cause the Adjustment Escrow Account to be maintained separately from other funds held by the Escrow Agent. The Adjustment Escrow Account will be Buyer’s and Merger Sub’s sole and exclusive source of recovery for any amounts owing to Buyer, Merger Sub or, following the Closing, the Surviving Corporation, pursuant to Section 1.08 and shall be released in accordance with the terms thereof.

(d) At the Closing, Buyer will pay, or will cause Merger Sub to pay, to the Securityholders’ Representative, the Representative Holdback Amount, by wire transfer of immediately available funds to an account designated by the Securityholders’ Representative at least three (3) Business Days prior to the Closing Date.

(e) At the Closing, Buyer will pay, or will cause Merger Sub to pay, on behalf of the Company and its Subsidiary, all Estimated Transaction Expenses then due and payable (other than any items set forth in subsection (b) of the definition of Transaction Expenses, which amounts the Surviving Corporation will distribute in accordance with the terms of the applicable governing arrangements) to such Persons as they are owed as set forth in the Estimated Closing Statement by wire transfer of immediately available funds to an account or accounts designated by the Company at least three (3) Business Days prior to the Closing Date.

1.07 Surrender of Certificates; Paying Agent.

(a) In accordance with the payments administration agreement to be dated as of the Closing Date and in a form reasonably acceptable to the Company, the Securityholders’ Representative and Buyer (the “Paying Agent Agreement”), the Parties shall cause the Paying Agent to act as Buyer’s agent in delivering the Stock Consideration to each Stockholder (other than holders of shares of Capital Stock cancelled pursuant to Section 1.04(d) and Dissenting Shares) and the Option Consideration to each Non-Employee Optionholder.

(b) No later than three (3) Business Days prior to the Closing Date, the Company shall deliver written instruction to its transfer agent, eShares, Inc., d/b/a Carta, Inc. (“Carta”), with a copy to Buyer, directing Carta to cancel all Certificates, such cancellation to be effective as of the Effective Time. At or after the Effective Time, upon such cancellation of Certificates which, prior to the Effective Time, represented shares of Capital Stock (other than shares of Capital Stock cancelled pursuant to Section 1.04(d) and Dissenting Shares) and delivery by a Stockholder of a duly executed letter of transmittal substantially in the form of Exhibit B (the “Letter of Transmittal”) to the Paying Agent, (i) the Parties shall cause the Paying Agent to pay each such Stockholder the Closing Common Stock Payment and/or Closing Preferred Stock Payment, as applicable, to which such Stockholder is entitled under Section 1.05 and (ii) each Stockholder will be irrevocably entitled to receive the portion of any amount payable under Section 1.08, Section 1.09 and Section 10.19, as applicable, with respect to the shares of Capital Stock held by such Stockholder immediately prior to the Effective Time. The Parties shall cause the Stock Consideration payable to a Stockholder to be made by wire transfer of immediately available funds to an account designated in writing by such Stockholder in the Letter of Transmittal, unless, to the extent permitted by the Letter of Transmittal, alternative arrangements are specified by such holder in the Letter of Transmittal. The Company and Buyer shall cause each such Stockholder that makes the deliveries to the Paying Agent required by this Agreement, the Letter of Transmittal and the Paying Agent Agreement prior to the Closing Date to be paid its Closing Common Stock Payment and/or Closing Preferred Stock Payment, as applicable, on the same Business Day as the Effective Time. The Company and Buyer shall cause each such Stockholder that makes the deliveries to the Paying Agent required by this Agreement, the Letter of Transmittal and the Paying Agent Agreement thereafter to be paid its Closing Common Stock Payment and/or Closing Preferred Stock Payment, as soon as possible after delivery thereof is made (but in any event no later than two (2) Business Days after the date such delivery thereof is made).

(c) If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed (in form and substance reasonably satisfactory to Buyer and the Paying Agent) and, if required by Buyer or the Paying Agent, the delivery of such indemnity by such Person as is reasonably satisfactory to Buyer and the Paying Agent, the Parties shall cause the Paying Agent to deliver to such Person in exchange for such lost, stolen or destroyed Certificate or instrument representing shares of Capital Stock the proper amount of the Stock Consideration to which it is entitled hereunder, subject to the other deliveries required by this Section 1.07(c).

(d) At or after the Effective Time, (i) the Parties shall cause the Paying Agent to pay each such Non-Employee Optionholder the Closing Option Payment to which such Securityholder is entitled under Section 1.05(b)(iii) and (ii) each Non-Employee Optionholder will be, except as otherwise provided in Section 1.04, irrevocably entitled to receive the portion of any amount payable under Section 1.08, Section 1.09 and Section 10.19, with respect to the Non-Employee Options held by such Securityholder immediately prior to the Effective Time. The Parties shall cause the Option Consideration payable to a Non-Employee Optionholder to be made by wire transfer of immediately available funds to an account designated in writing by such Securityholder in the Option Treatment Agreement unless, to the extent permitted by such agreement, alternative arrangements are specified by such holder therein. The Parties shall cause each Non-Employee Optionholder that makes the deliveries to Buyer and the Paying Agent required by this Agreement, the Option Treatment Agreement and the Paying Agent Agreement to be paid its Closing Option Payment as soon as administratively practicable following the Effective Time. Such Closing Option Payments will be distributed no later than five (5) Business Days following the Closing so long as the Company has taken all actions required to effectuate such distribution on such schedule as of immediately prior to the Effective Time.

(e) At any time that is more than one (1) year after the Effective Time, Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Merger Consideration (including any earnings thereon) that had been delivered to the Paying Agent and that has not been disbursed to Securityholders as of such time (other than any amounts then subject to dispute). After the Paying Agent makes such payments to the Surviving Corporation, all former Securityholders will be entitled to look only to the Surviving Corporation (subject to any applicable abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the cash payable to them upon surrender of their Certificates, if applicable, pursuant to this Agreement, and the Paying Agent will have no further obligation under this Section 1.07(e) in its capacity as such. None of the Surviving Corporation, Buyer, Merger Sub, the Securityholders’ Representative or the Paying Agent will be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to the Surviving Corporation, upon demand.

(f) At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the books and records of the Company. If, after the Effective Time, Certificates representing shares of Capital Stock are presented to the Surviving Corporation or the Paying Agent, they will be cancelled and exchanged as provided in this Section 1.07(f).

1.08 Post-Closing Merger Consideration Adjustment. Following the Closing Date, the Merger Consideration will be adjusted, if at all, as set forth below:

(a) Buyer will prepare and deliver to the Securityholders’ Representative within ninety (90) days after the Closing Date a statement (the “Closing Statement”) setting forth a calculation of (A) Closing Net Working Capital, (B) Closing Cash, (C) Closing Indebtedness, (D) Transaction Expenses, (E) the Final Merger Consideration, and (F) with respect to each of the foregoing, the changes in such amounts from the corresponding amounts set forth in the Estimated Closing Statement together, in each case, with all reasonable supporting documentation for each such calculation. The Closing Statement, and the components thereof, shall be prepared based upon the books and records of the Company and in accordance with the Accounting Principles and this Agreement, including the definitions of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses.

(b) On or prior to the sixtieth (60th) day following Buyer’s delivery of the Closing Statement, the Securityholders’ Representative may give Buyer a written notice stating in reasonable detail the Securityholders’ Representative’s objections (a “Notice of Disagreement”) to the Closing Statement. During such sixty (60) day period, and any period of dispute thereafter with respect to the Closing Statement, Buyer will, and will cause the Surviving Corporation and its Subsidiary to, (i) provide the Securityholders’ Representative and its Advisors reasonable access to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities, and personnel of the Surviving Corporation and its Subsidiary and, subject to execution of any customary work paper access letters required by them, the Surviving Corporation’s accountants and their work papers, in each case in order to review the Closing Statement and seek to resolve any disagreement included in a Notice of Disagreement and (ii) otherwise reasonably cooperate with and assist the Securityholders’ Representative and its Advisors in connection with such review; provided, that such access (a) shall be limited to documents and personnel that relate to the Closing Statement, (b) shall be during normal business hours and subject to the customary security protocols of Buyer or the Surviving Corporation and (c) shall be exercised in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Surviving Corporation. Any determination set forth on the Closing Statement which is not specifically objected to in the Notice of Disagreement will be deemed acceptable to the Securityholders’ Representative, and shall be final and binding upon all Parties upon delivery of the Notice of Disagreement. If the Securityholders’ Representative does not deliver to Buyer a Notice of Disagreement within such sixty (60) day period, then the Closing Statement and the calculation of Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses will be final and binding upon the Parties as of the expiration of such sixty (60) day period, and the Final Merger Consideration set forth in the Closing Statement will constitute the Final Merger Consideration for all purposes of this Section 1.08.

(c) Following Buyer’s receipt of any Notice of Disagreement, the Securityholders’ Representative and Buyer may attempt to negotiate in good faith to resolve the disputed matters set forth therein, and all such discussions and negotiations related thereto shall (unless otherwise agreed by Buyer and the Securityholders’ Representative) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule. In the event that the Securityholders’ Representative and Buyer fail to resolve any of the Securityholders’ Representative’s proposed adjustments set forth in the Notice of Disagreement within thirty (30) days after Buyer receives the Notice of Disagreement (or such longer period as agreed by Buyer and the Securityholders’

Representative in writing), the Securityholders’ Representative and Buyer will use their respective reasonable best efforts to cause KPMG (provided, that if KPMG is not independent or unable or unwilling to serve in such capacity, the Securityholders’ Representative and Buyer shall jointly select an alternative firm that is a nationally recognized independent accounting firm) (the “Firm”), within thirty (30) days immediately following such first thirty (30) day period, to make the final written determination of all matters which were included in the Notice of Disagreement and were not resolved directly by Buyer and the Securityholders’ Representative (such matters, the “Disputed Items”). Buyer and the Securityholders’ Representative will instruct the Firm to make a final determination of the Disputed Items, in each case, acting as an expert and not as an arbitrator. Buyer and the Securityholders’ Representative will, if requested by the Firm, execute a customary engagement letter and will cooperate with the Firm and promptly provide all documents and information reasonably requested by the Firm during the term of its engagement. Buyer and the Securityholders’ Representative will instruct the Firm not to assign a value to any Disputed Item greater than the greatest value for such item assigned by Buyer, on the one hand, or the Securityholders’ Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Securityholders’ Representative, on the other hand. Buyer and the Securityholders’ Representative will also instruct the Firm to make its determination based solely on the terms and provisions of this Agreement and on written submissions by Buyer and the Securityholders’ Representative that are in accordance with this Agreement (i.e., not on the basis of an independent review). The Closing Statement and the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses, in each case, as adjusted by the Firm in accordance with this Section 1.08(c), will be final and binding on the Parties on the date the Firm delivers its final determination in writing to Buyer and the Securityholders’ Representative. The date on which the Closing Statement and the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses are finally determined pursuant to Section 1.08(b), are agreed upon by Buyer and the Securityholders’ Representative pursuant to this Section 1.08(c) or are determined by the Firm in accordance with this Section 1.08(c), is referred to as the “Settlement Date.” To the extent payable prior to final resolution, the fees, costs and expenses of the Firm shall initially be borne 50% by Buyer and 50% by the Securityholders’ Representative (on behalf of the Securityholders); provided, that all such fees ultimately will be allocated between Buyer, on the one hand, and the Securityholders’ Representative (on behalf of the Securityholders), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Firm that is unsuccessfully disputed by such Party (as finally determined by the Firm) bears to the total amount of disputed items submitted. For example, if the Securityholders’ Representative submits a Notice of Disagreement for $1,000, and if Buyer contests only $500 of the amount claimed by the Securityholders’ Representative, and if the Firm ultimately resolves the dispute by awarding the Securityholders’ Representative (on behalf of the Securityholders) $300 of the $500 contested, then the costs and expenses of the Firm will be allocated 60% (i.e., 300/500) to Buyer and 40% (i.e., 200/500) to the Securityholders’ Representative (on behalf of the Securityholders).

(d) If the Estimated Merger Consideration exceeds the Final Merger Consideration (such excess, not to exceed the Adjustment Escrow Funds, the “Excess Amount”), Buyer and the Securityholders’ Representative will, within three (3) Business Days after the Settlement Date, deliver joint written instructions to the Escrow Agent to pay to Buyer (or its designee), by wire transfer of immediately available funds, the Excess Amount from the Adjustment Escrow Funds. In the event that the Excess Amount is less than the Adjustment Escrow Funds (such shortfall, the “Remaining Adjustment Escrow Funds”), Buyer and the Securityholders’ Representative will simultaneously with delivery of the instructions in the immediately foregoing sentence deliver joint written instructions to the Escrow Agent to pay the Remaining Adjustment Escrow Funds from the Adjustment Escrow Account to the Paying Agent, with all such amounts, subject to Section 10.19(b), to be paid to the Securityholders in accordance with each such holder’s Pro Rata Portion; provided, that the portion of any such amounts payable to Employee Optionholders shall be remitted to the Surviving Corporation for payment to such Persons through the Surviving Corporation’s payroll procedures subject to applicable Tax withholding pursuant to Section 1.11, and the Surviving Corporation shall make such payments promptly following receipt thereof. The Adjustment Escrow Funds shall be the sole and exclusive source of recovery for any Excess Amount.

(e) If the Final Merger Consideration exceeds the Estimated Merger Consideration (such excess, not to exceed the Adjustment Escrow Funds, the “Adjustment Amount”), then (i) Buyer will, within three (3) Business Days after the Settlement Date, make payment of the Adjustment Amount by wire transfer of immediately available funds to the Paying Agent, and (ii) Buyer and the Securityholders’ Representative will, within three (3) Business Days after the Settlement Date, deliver joint written instructions to the Escrow Agent to make payment of the Adjustment Escrow Funds from the Adjustment Escrow Account to the Paying Agent, with all such amounts, subject to Section 10.19(b), to be paid to the Securityholders based on each such holder’s Pro Rata Portion; provided, that the portion of any such amounts payable to Employee Optionholders shall be remitted to the Surviving Corporation for payment to such Persons through the Surviving Corporation’s payroll procedures subject to applicable Tax withholding pursuant to Section 1.11, and the Surviving Corporation shall make such payments promptly following receipt thereof.

(f) If the Estimated Merger Consideration is equal to the Final Merger Consideration, Buyer and the Securityholders’ Representative will, within three (3) Business Days after the Settlement Date, deliver joint written instructions to the Escrow Agent to pay the Adjustment Escrow Funds from the Adjustment Escrow Account to the Paying Agent, with all such amounts, subject to Section 10.19(b), to be paid to the Securityholders in accordance with each such holder’s Pro Rata Portion; provided, that the portion of any such amounts payable to Employee Optionholders will be remitted to the Surviving Corporation for payment to such Persons through the Surviving Corporation’s payroll procedures subject to applicable Tax withholding pursuant to Section 1.11, and the Surviving Corporation shall make such payments promptly following receipt thereof.

(g) Any payment made pursuant to this Section 1.08 shall be treated for all purposes (including for Tax purposes) as an adjustment to the aggregate consideration, unless otherwise required by applicable Law.

1.09 Contingent Consideration.

(a) Milestone Payments.

(i) Promptly, but no later than thirty (30) days after the first achievement of each of the milestone events set forth in Table 1.09 below (each such event, a “Milestone Event”), but solely to the extent that such achievement occurs on or prior to the applicable Milestone Expiration Date, Buyer shall provide written notice to the Securityholders’ Representative that such Milestone Event has been achieved (each such notice, a “Milestone Notice”). Promptly, but in any event within three (3) Business Days, following receipt of each Milestone Notice, the Securityholders’ Representative shall deliver to Buyer and the Paying Agent a spreadsheet setting forth the portion of the applicable Milestone Payment to be paid to each Securityholder in respect of such Milestone Event (each such spreadsheet, a “Milestone Payment Statement”). Promptly, but in any event within ten (10) Business Days, following the delivery of a Milestone Payment Statement, Buyer shall pay, or cause to be paid, the payment corresponding to the applicable Milestone Event (each, a “Milestone Payment”), by wire transfer of immediately available funds to the Paying Agent, with all such amounts, subject to Section 10.19(b), to be paid to the Securityholders in accordance with each such holder’s Pro Rata Portion; provided, that the portion of any such amounts payable to Employee Optionholders shall be remitted to the Surviving Corporation for payment to such Persons through the Surviving Corporation’s payroll procedures subject to applicable Tax withholding pursuant to Section 1.11, and the Surviving Corporation shall make such payments promptly following receipt thereof. Additionally, the Parties agree that (A) Buyer shall not be required to make any Milestone

Payment for any Milestone Event that has not been achieved on or prior to the applicable Milestone Expiration Date, and (B) the applicable Milestone Expiration Date has been agreed upon by the Parties solely for the purpose of establishing end dates for Buyer’s obligation to make Milestone Payments hereunder, and are not intended to estimate the time period by which any Milestone Event may occur. Each of the Milestone Payments shall be payable one time only, for the first achievement of the corresponding Milestone Event, regardless of the achievement of any other Milestone Event, or repeated achievement of the same Milestone Event. For the avoidance of doubt, the maximum total Milestone Payments payable under this Section 1.09(a) is $150,000,000.

Table 1.09 – Milestone Events

Milestone Event	Milestone Payment
Marketing Authorization Approval for a [REDACTED] Milestone Product	$50,000,000
Marketing Authorization Approval for a [REDACTED] Milestone Product	$50,000,000
Marketing Authorization Approval for one Other Milestone Product	$50,000,000
Maximum Milestone Payments	$150,000,000

(ii) On or prior to the date that is eleven (11) years after the date of this Agreement, if Marketing Authorization Approval is achieved for an [REDACTED] Other Milestone Product prior to the achievement of Marketing Authorization Approval for a [REDACTED] Milestone Product, then (a) such [REDACTED] Other Milestone Product will be an Other Milestone Product (and, for clarity, not an Excluded Product) and (b) the Milestone Event for Marketing Authorization Approval for an Other Milestone Product will be deemed achieved (to the extent not previously achieved) and Buyer shall pay, or cause to be paid, the Milestone Payment corresponding to Marketing Authorization Approval for an Other Milestone Product in accordance with this Section 1.09(a).

(iii) For clarity, if the “Milestone Event” for “First Commercial Sale” (each as defined in the [REDACTED] Agreement) in the United States is achieved under the [REDACTED] Agreement with respect to any Milestone Product (including a [REDACTED] Milestone Product) on or prior to the applicable Milestone Expiration Date, and prior to the achievement of Marketing Authorization Approval for such Milestone Product, then such Milestone Event for such Milestone Product will be deemed achieved (to the extent not previously achieved) and Buyer shall pay, or cause to be paid, the Milestone Payment corresponding to Marketing Authorization Approval for such Milestone Product in accordance with this Section 1.09(a).

(iv) For clarity, if the “Regulatory Milestone Event” for “First Commercial Sale” (each as defined in the [REDACTED] Agreement) in the United States is achieved under the [REDACTED] Agreement with respect to any Milestone Product on or prior to the applicable Milestone Expiration Date, and prior to the achievement of Marketing Authorization Approval for such Milestone Product, then such Milestone Event for such Milestone Product will be deemed achieved (to the extent not previously achieved) and Buyer shall pay, or cause to be paid, the Milestone Payment corresponding to Marketing Authorization Approval for such Milestone Product in accordance with this Section 1.09(a).

(v) For clarity, if a “Milestone Event” for “Commercialization Approval” (each as defined in the [REDACTED] Agreement) in the United States has been achieved under the [REDACTED] Agreement with respect to any Milestone Product (including a [REDACTED] Milestone Product) on or prior to the applicable Milestone Expiration Date, and prior to the achievement of Marketing Authorization Approval for such Milestone Product, then the Milestone Event for Marketing Authorization Approval for such Milestone Product will be deemed achieved (to the extent not previously achieved) and Buyer shall pay, or cause to be paid, the Milestone Payment corresponding to first Marketing Authorization Approval for such Milestone Product in accordance with this Section 1.09(a).

(vi) For clarity, if a supplement or amendment to an already approved or existing application for regulatory approval in the United States for a drug or product (including any supplement or amendment to an already approved or existing NDA or BLA for a drug or product) to obtain approval of a Milestone Product is approved by the FDA on or prior to the applicable Milestone Expiration Date, then such approval will be a Marketing Authorization Approval and the applicable Milestone Event for such Milestone Product will be achieved (to the extent not previously achieved) and Buyer shall pay, or cause to be paid, the Milestone Payment corresponding to first Marketing Authorization Approval for such Milestone Product in accordance with this Section 1.09(a).

(b) Obligations under the Milestone Product Agreements. For so long as the Milestone Payments may become payable, Buyer shall, and shall cause its Affiliates (including the Surviving Corporation, as applicable) to use Commercially Reasonable Efforts to (A) satisfy all of its material obligations under each Milestone Product Agreement, and (B) maintain each Milestone Product Agreement in full force and effect, subject to its terms, in each case of (A) and (B), solely to the extent reasonably necessary for the applicable counterparties under the Milestone Product Agreements to achieve the applicable Milestone Events.

(c) Change of Control; Carve-Out Transaction. Prior to the payment of all Milestone Payments, in the event that Buyer consummates a Change of Control or Carve-Out Transaction after the Effective Time, Buyer will cause the Person acquiring, directly or indirectly, the Company (or acquiring substantially all of its assets) with respect to a Change of Control or the Person acquiring ownership of a substantial portion of the Company Intellectual Property with respect to a Carve-Out Transaction (any such Person, an “Assignee”) to expressly agree in a written Contract between the Assignee and Buyer (with the Securityholders’ Representative expressly identified as a third party beneficiary, on behalf of the Securityholders) to assume the obligations, duties and covenants of Buyer and its Affiliates under this Agreement, and abide by and be subject to the terms and conditions of this Agreement to the same extent as Buyer as though such Assignee were another party to this Agreement, mutatis mutandis, including, in all cases, the obligations of Buyer with respect to the payment of the Milestone Payments and the obligations set forth in Section 1.09(b) (a “Written Assumption”); provided, that no Written Assumption shall be required to the extent such assumption happen by operation of Law. Notwithstanding any Change of Control or Carve-Out Transaction, Buyer will remain primarily liable for the performance of all its obligations under, and its compliance with all the provisions of, this Agreement, including its obligations with respect to the payment of the Milestone Payments and the obligations set forth in Section 1.09(b), and will be fully responsible and liable for any breach of the terms of this Agreement by any Assignee to the same extent as if Buyer itself has committed any such breach; provided that, if the Assignee is a Qualified Purchaser and enters into a Written Assumption (to the extent required), Buyer shall be relieved of all of its obligations under this Section 1.09, in which case, all references to “Buyer” in this Section 1.09 shall be deemed to be references to such Assignee.

(d) Records; Update Reports. For so long as the Milestone Payments may become payable, during the period commencing on the date that is six (6) months following the Closing Date and ending on the date of the last to expire Milestone Expiration Date, Buyer shall provide, on an annual basis

(within thirty (30) days following the expiration of each 12-month period following such initial six-month anniversary), a high-level written summary to the Securityholders’ Representative regarding the status of activities relating to the Milestone Events and the progress with respect to the achievement of the Milestone Events (each such report, an “Update Report”); provided, however, that in no event shall Buyer be obligated to disclose any information that is the subject of a confidentiality obligation to a counterparty under a Milestone Product Agreement. Each Update Report shall include a high-level summary of (x) the material activities conducted since the previous Update Report and (y) any amendments, modifications, assignments or transfers of any Milestone Product Agreement since the previous Update Report, in each case that would impact the achievement of each Milestone Event. Within twenty (20) days after delivery of an Update Report, if the Securityholders’ Representative in good faith requests a meeting with representatives of Buyer to discuss such report, Buyer shall make reasonably available during Buyer’s normal business hours for such meeting (which, for the avoidance of doubt, may be virtual) at least one employee with knowledge of the status of activities related to the achievement of the Milestone Events (and progress with respect thereto) to respond to reasonable good faith questions from the Securityholders’ Representative. The Securityholders’ Representative acknowledges and agrees: (A) that the Update Reports constitute confidential and proprietary information of Buyer and (B) to keep strictly confidential, not use, publish, make available, furnish or otherwise disclose the Update Reports or any information contained therein to any Person without Buyer’s prior written consent; provided, that the Securityholders’ Representative may disclose the Update Reports to the Securityholders (who shall be subject to the same obligations of confidentiality as the Securityholders’ Representative).

(e) Tax Treatment. For the avoidance of doubt, for all tax purposes, all payments made pursuant to this Section 1.09 are intended to be treated as payments made in consideration for the shares of Capital Stock and Options converted into the right to receive Merger Consideration in the Merger, except to the extent such payments are required to be treated as interest or a substitute for interest under the Code (or under any corresponding provisions of state and local income Tax Law) and the parties hereto (and their respective Affiliates) shall prepare all tax returns in a manner consistent with such intent.

(f) Interest Accrual. All Milestone Payments, if not paid by Buyer as and when due and payable under this Agreement, shall bear interest that shall accrue on such unpaid amount from the due date thereof until the date of payment thereof at a rate equal to the lower of (x) the Secured Overnight Financing Rate (SOFR) (as reported by The Wall Street Journal (Internet edition)), plus three percent (3%) per annum, compounded monthly and (y) the maximum rate permissible by applicable Law.

(g) Non-Reliance. Buyer does not make, and Securityholders’ Representative acknowledges that Buyer has not made or makes, and that it has not relied upon, (A) any guarantees or promises that any Milestone Event will be achieved at all or by a specific date or is achievable, and (B) any assessments or predictions regarding the likelihood of any Milestone Event being achieved. The Parties acknowledge that the use of Commercially Reasonable Efforts does not guarantee that Buyer will achieve the Milestones at all or by a specific date. Subject to compliance with this Section 1.09, Buyer shall not have any obligation to maximize the amount of Milestone Payments required to be made hereunder.

1.10 Appraisal Rights. Each share of Capital Stock that is issued and outstanding immediately prior to the Effective Time and is held by a Person who, in accordance with Section 262 of the DGCL, (i) has not executed the Stockholder Resolutions or has not otherwise voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights (whether before or after the date of this Agreement) and (ii) has properly demanded appraisal of such share of Capital Stock, and not effectively withdrawn, lost or failed to perfect their rights to appraisal, will not, at the Effective Time, be converted into the right to receive any portion of the Stock Consideration and instead will be cancelled and retired and shall cease to exist and shall represent only the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost its right to appraisal and payment under the DGCL, in which case such share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with Article I, without interest, in accordance with this Agreement, the Stock Consideration. From and after the Effective Time, no Stockholder who has demanded appraisal rights will be entitled to vote its shares of Capital Stock for any purpose or to receive payment of dividends or other distributions on its shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time). Any shares of Capital Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, in each case, in accordance with this Section 1.10 and the DGCL, are referred to in this Agreement as “Dissenting Shares.” The Company will give Buyer prompt notice of any demands for appraisal received by the Company, including any Stockholder’s notice of its intent to demand payment pursuant to the DGCL that the Company receives, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company. The Company shall not, except with the prior written consent of Buyer, voluntarily make or agree to make any payment with respect to any demands for appraisal of Capital Stock, or settle or offer to settle any such demands. The Company shall, to the extent any holder of Capital Stock asserts appraisal rights, use commercially reasonable efforts to enforce the waiver of appraisal rights by the Stockholders under Section 3 (Drag-Along Right) of the Amended and Restated Voting Agreement, dated as of August 8, 2024, by and among the Company and the Stockholders set forth therein (the “Voting Agreement”).

1.11 Withholding Rights. Notwithstanding anything to the contrary in this Agreement, each of Buyer, Merger Sub, the Company, the Paying Agent, the Escrow Agent and any of their respective Affiliates and Representatives will be entitled to deduct and withhold from the Merger Consideration or any other payment made pursuant to this Agreement or any other Transaction Document such amounts that are required to be deducted and withheld pursuant to any applicable Tax Law. Buyer, Merger Sub, the Company, the Paying Agent, the Escrow Agent and each of their respective Affiliates and Representatives, as applicable (the “Payor”), will timely remit any such withheld amounts to the applicable Governmental Body. Such withheld and remitted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event that the Payor determines that withholding from the Merger Consideration is required under applicable Tax Law (other than withholding with respect to Employee Options or any other compensatory payments), the Payor shall (A) use reasonable best efforts to so notify the recipient of such payment, at least three (3) Business Days prior to the Closing Date or any subsequent date that the applicable payment is to be made, and (B) shall reasonably cooperate with the recipient in order to minimize or eliminate such withholding in accordance with applicable Law.

ARTICLE II

CLOSING

2.01 The Closing. In lieu of an in-person meeting, the closing of the Merger and the other Transactions (the “Closing”) will be accomplished remotely by the electronic exchange of documents (a) on the second (2nd) Business Day following the satisfaction (or due waiver by the Party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or (b) on such other date as the Parties may mutually agree. The date the Closing actually occurs is referred to herein as the “Closing Date.”

2.02 Certain Closing Deliveries. Subject to the terms and conditions in this Agreement, the Parties shall make, or cause to be made, the following deliveries at the Closing:

(a) Buyer will deliver each of the payments it is required to deliver under Section 1.06.

(b) Buyer will deliver to the Company copies certified by a duly authorized officer of Buyer of:

(i) the resolutions or consents of the boards of directors of each of Buyer and Merger Sub approving this Agreement and the Merger; and

(ii) the unanimous written consent of Buyer, as the sole stockholder of Merger Sub, approving this Agreement and the Merger.

(c) Buyer will deliver to the Securityholders’ Representative:

(i) a counterpart of the Escrow Agreement, duly executed by Buyer and the Escrow Agent; and

(ii) a counterpart of the Paying Agent Agreement, duly executed by Buyer and the Paying Agent.

(d) The Company will deliver to Buyer:

(i) a duly executed Certificate of Merger;

(ii) a copy of the resolution or consent of the Company Board approving this Agreement and the Merger certified by a duly authorized officer of the Company;

(iii) a certificate dated as of the Closing Date in form and substance reasonably satisfactory to Buyer and conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h) executed by a duly authorized officer of the Company certifying that the Company is not and has not been during the five (5) years preceding the date of such statement a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or a “United States real property interest” within the meaning of Section 897(c)(1) of the Code;

(iv) a good standing certificate for the Company and its Subsidiary, as applicable, dated no earlier than five (5) Business Days prior to the Closing Date; and

(v) a duly executed copy of each resignation letter referenced in Section 5.07.

(e) The Securityholders’ Representative will deliver to Buyer:

(i) a counterpart of the Escrow Agreement, duly executed by the Securityholders’ Representative; and

(ii) a counterpart of the Paying Agent Agreement, duly executed by the Securityholders’ Representative.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedules delivered to Buyer and Merger Sub (the “Disclosure Schedules”), as of the date of this Agreement and as of the Closing Date, as follows:

3.01 Organization and Power.

(a) The Company and its Subsidiary are each a corporation, and the Company and its Subsidiary are duly organized, validly existing and in good standing under the DGCL or other applicable Laws of their jurisdiction of formation or organization, and each of the Company and its Subsidiary has all requisite power and authority to own, operate and/or lease its assets, rights and properties and to carry on its businesses as now conducted and as currently proposed to be conducted. The Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.

(b) Each of the Company and its Subsidiary is qualified to do business and is in good standing (or its equivalent) as a domestic or foreign entity in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(c) True, accurate and complete copies of the Organizational Documents, including statutory books, if applicable (including minute books), of the Company and its Subsidiary, in each case as in effect as of the date of this Agreement, have been made available to Buyer. Neither the Company nor its Subsidiary is in default (with or without notice or the lapse of time, or both) under, or in breach or violation of, any provision of its Organizational Documents.

(d) The Transactions, including the Merger, constitute a “Sale of the Company” (as defined in the Voting Agreement) and are subject to the drag-along rights set forth in Section 3 of the Voting Agreement.

3.02 Authorization; No Breach.

(a) The Company Board has duly adopted resolutions pursuant to which the Company Board (i) approved and authorized the execution and delivery of this Agreement and the other Transaction Documents to which the Company is or will be a party, (ii) approved the consummation of the Transactions, including the Merger, (iii) determined that the execution and delivery of this Agreement, the other Transaction Documents to which it is or will be a party, and the consummation of the Transactions are advisable, (iv) recommended that the Stockholders of the Company approve this Agreement and the Merger and (v) directed that this Agreement and the Merger be submitted to the Stockholders of the Company for their approval. Such resolutions have not been rescinded or modified and are in full force and effect. This Agreement has been, and each other Transaction Document to which the Company is a party will be, duly executed and delivered by the Company and, assuming this Agreement and each other Transaction Document to which it is a party is a valid and binding obligation of Buyer and/or the other parties thereto, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) Except as set forth on Schedule 3.02(b) of the Disclosure Schedules, assuming receipt of the HSR Approval, and the receipt of any approvals, authorizations, consents, clearances, or waiting period expirations or terminations as may be required in connection with the Transactions under any non-US Antitrust Laws, and the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both), give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, require consent, notice (solely to the extent the failure to give notice would be material to the Company and its Subsidiary, taken as a whole) or waiver under, or result in the imposition or creation of any material Lien upon any of the Company’s or its Subsidiary’s properties or assets (tangible or intangible) under: (i) the Organizational Documents of the Company or its Subsidiary; (ii) any material Contract to which the Company or its Subsidiary is a party or by which they or any of their respective properties or assets is bound (including any Contract set forth on Schedule 3.11 of the Disclosure Schedules); (iii) the Stockholder Resolutions or the Company Board approval; (iv) any Law or Order applicable to the Company or its Subsidiary or any of their respective properties or assets (whether tangible or intangible); or (v) any Order or any approval issued to or held by the Company or its Subsidiary necessary for the operation of those entities or their respective businesses. None of the Company, its Subsidiary or any Stockholder is party to or bound by any Contract that grants any Person any right of first refusal, right of first offer, right of first negotiation, notice, waiting period or other similar right in connection with a change in control of the Company (including the Transactions).

3.03 Governmental Consents. Neither the Company nor its Subsidiary is required to file, seek or obtain any notice, authorization, approval, Order, Permit, consent, waiver, of, or registration, declaration or filing with any Governmental Body, and no other action is required by any Governmental Body, in connection with the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, except (a) any filings required to be made under the HSR Act, (b) notices to Stockholders required by the DGCL and the Company’s Organizational Documents, or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to (i) be material to the Company and its Subsidiary, taken as a whole, or (ii) prevent or materially delay the Company’s performance under this Agreement or the other Transaction Documents to which it is or will be a party or the consummation of the Transactions.

3.04 Capitalization.

(a) Schedule 3.04(a) of the Disclosure Schedules sets forth a true, complete and accurate list of (in each case, as of the date hereof):

(i) the authorized and outstanding capital stock or other equity interests of the Company and its Subsidiary; and

(ii) the name and email address of all legal and beneficial owners of the authorized and outstanding capital stock or other equity interests of the Company and its Subsidiary, the number of shares of such capital stock or equity interests, and the class or series of such shares or equity interest, held by each such holder.

(b) All of the outstanding shares of capital stock or other equity interests of the Company and its Subsidiary have been duly authorized and are validly allotted, issued, fully paid and, if applicable, nonassessable, are not subject to any vesting or similar arrangements, and have not been issued in violation of, and are not subject to, any preemptive or subscription rights or rights of first refusal, in each case, which have been granted by the Company, and have been issued in compliance with the Organizational Documents of the Company or its Subsidiary and applicable securities Laws or exemptions therefrom.

(c) Schedule 3.04(c) of the Disclosure Schedules sets forth a true, complete and accurate list of (in each case, as of the date hereof) each Outstanding Option, including, with respect to each Outstanding Option, the number of shares of Common Stock issuable upon exercise, the date of grant, the expiration date, the vesting schedule and current vested status (including any accelerated vesting terms), the exercise price (as applicable), and the name of the holder thereof, whether such Outstanding Option is an “incentive stock option” as defined in Section 422 of the Code, whether such Outstanding Option is subject to Section 409A of the Code, and whether such Option includes an early exercise feature. Each Outstanding Option set forth on Schedule 3.04(c) of the Disclosure Schedules (A) was granted pursuant to the Company Equity Plan, (B) was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), (C) has an exercise price equal to or greater than the fair market value of the underlying shares of Common Stock on the applicable Grant Date, as determined in accordance with Section 409A of the Code, and (D) was made in accordance with all applicable federal and state securities Laws including valid exemptions from registration under the Securities Act and all other applicable securities laws.

(d) Except as set forth on Schedule 3.04(d) of the Disclosure Schedules, there are no outstanding options, warrants, convertible or exchangeable securities, “phantom” stock rights, profits interests, restricted stock, stock appreciation rights, stock-based performance units, other equity-based compensation awards, rights to subscribe to, rights in respect of exchange or conversion for, redemption or purchase rights, calls or commitments made by the Company or its Subsidiary relating to the issuance, purchase, sale or repurchase of any shares of capital stock or other equity interests issued by the Company or its Subsidiary containing any equity features, or Contracts, understandings or arrangements, by which the Company or its Subsidiary is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests, or options, warrants, rights to subscribe to, purchase rights, conversion or exchange rights, calls or commitments made by the Company or its Subsidiary relating to any shares of capital stock or other equity interests of the Company or its Subsidiary.

(e) Except as set forth on Schedule 3.04(e) of the Disclosure Schedules, there are no (i) proxies, voting trusts or other agreements to which the Company or its Subsidiary is a party with respect to the voting of any capital stock or equity interests of the Company or its Subsidiary or (ii) obligations or commitments restricting the transfer of, or requiring the registration or sale of, any shares of capital stock or other equity interests of the Company or its Subsidiary. Neither the Company nor its Subsidiary has any outstanding bonds, debentures or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the Stockholders of the Company or its Subsidiary.

(f) As of the date hereof, there are no bonds, debentures, notes or other indebtedness for borrowed money of the Company or its Subsidiary.

(g) Except as set forth on Schedule 3.04(g) of the Disclosure Schedules, there is no Contract between the Company and any holder of its securities, or, to the Knowledge of the Company, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of any Capital Stock with ongoing obligations or rights related to such Capital Stock.

(h) As of the Closing Date, the information in the Closing Allocation Schedule provided in accordance with Section 1.05(b) will be true, correct and complete in all respects.

3.05 Subsidiaries.

(a) Except for its Subsidiary and as set forth on Schedule 3.05 of the Disclosure Schedules, the Company does not own, and has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or controlled, directly or indirectly, any other Person, and neither the Company nor its Subsidiary is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement. The Company owns all of the outstanding shares or other equity interests of its Subsidiary free and clear of all Liens (other than Permitted Liens, Liens arising under applicable securities Laws and Liens that will be terminated at or prior to the Closing).

(b) The outstanding shares of the Company’s Subsidiary are validly issued, fully paid and non-assessable, to the extent such concepts are applicable to such equity interests, and have not been issued in violation of any applicable securities Laws or any preemptive rights, rights of first refusal or purchase rights, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any Liens, other than Liens relating to the transferability of securities under applicable securities Laws. There is no outstanding option, warrant, call, right, pledge, put, purchase right, subscription right, conversion right or exchange right or Contract to which the Company’s Subsidiary is a party that requires, and there are no convertible securities of any of the Company’s Subsidiary outstanding which upon conversion would require, the issuance, redemption, repurchase or other acquisition of any shares of capital stock or other securities of the Company’s Subsidiary or other securities convertible into shares of capital stock or other equity interests of the Company’s Subsidiary. The Company’s Subsidiary is not a party to any voting trust, proxy or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the capital stock of the Company’s Subsidiary. Neither the Company nor its Subsidiary owns any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than the Company’s Subsidiary.

(c) The Company’s Subsidiary (i) has no liabilities or obligations of any nature, (ii) does not engage, and prior to the Closing, will not have engaged in, any business activities, and (iii) does not have, and prior to the Closing, will not have had any employees.

3.06 Financial Statements; No Undisclosed Liabilities.

(a) Attached to Schedule 3.06(a) of the Disclosure Schedules are complete, true and correct copies of: (i) the unaudited consolidated balance sheet as of June 30, 2025 (the “Latest Balance Sheet”) and December 31, 2024, and the related statements of operations, income and cash flows for the six (6) month period then ended of the Company and its Subsidiary (collectively, the “Company Unaudited Financial Statements”) and (ii) the audited consolidated balance sheet as of December 31, 2023, and the related statements of operations, income, changes in stockholders’ equity and cash flows for the twelve (12) month periods then ended, of the Company and its Subsidiary (together, the “Audited Financial Statements” and collectively with the Company Unaudited Financial Statements and the 2024 Audited Financials), the “Financial Statements”). Except as set forth on Schedule 3.06(a) of the Disclosure Schedules, the Financial Statements present fairly (and with respect to the 2024 Audited Financials, will presently fairly) in all material respects, in accordance with GAAP consistently applied, the consolidated financial condition and the results of operations and cash flows of the business of the Company and its Subsidiary, as applicable, as of the dates and for the periods referred to therein subject, in the case of the Company Unaudited Financial Statements, to (x) the absence of footnote disclosures and other presentation items, and (y) changes resulting from normal year-end adjustments (none of which are expected to be material).

(b) The Company has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences. Since the date of the Latest Balance Sheet, there has been no (A) material weakness or significant deficiency regarding the accounting practices, procedures, methodologies or methods of the Company or its accounting controls that has not been remediated or (B) to the Knowledge of the Company, (x) fraud by any employee of the Company in relation to the preparation of the Financial Statements or implementing such internal accounting controls used by the Company or (y) any written claim or written allegation regarding any of the matters set forth in this sentence that has not been remediated.

(c) The Company and its Subsidiary do not have any liabilities or obligations of any kind (whether known or unknown, absolute or contingent, liquidated, due, accrued or not, or otherwise) (collectively, “Liabilities”), other than: (i) Liabilities to the extent specifically disclosed in and reserved against in the Financial Statements or in the notes thereto; (ii) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice (none of which is a liability in respect of any breach of Contract, breach of warranty, tort or violation of Law or Order); and (iii) other Liabilities which would not, individually or in the aggregate, be material to the Company and its Subsidiary.

3.07 Absence of Certain Developments. Except as set forth on Schedule 3.07 of the Disclosure Schedules, from the date of the Latest Balance Sheet until the date of this Agreement (i) the Company and its Subsidiary have conducted their businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.07 of the Disclosure Schedules, since the date of the Latest Balance Sheet through the date of this Agreement, neither the Company nor its Subsidiary has:

(a) amended or modified its Organizational Documents in a manner that could be expected to delay the consummation of the Transactions;

(b) issued, delivered or sold, disposed or pledged any of its shares of, or authorized the same in respect of, capital stock, any voting securities or any other equity interests or any options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, calls or commitments with respect to such securities of any kind, or granted phantom stock or other similar rights with respect to any of the foregoing;

(c) created, incurred, assumed or guaranteed any indebtedness for borrowed money in excess of $100,000, other than in the ordinary course of business consistent with past practice;

(d) adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(e) adopted or made any material change in its Tax accounting methods, or made or changed any material election relating to Taxes, entered into any material closing agreement, filed any amended Tax Return, settled any material claim or assessment in respect of Taxes, surrendered any refund claim, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, in each case except as required by GAAP, the Code or applicable Law;

(f) adopted or made any material change in the material accounting principles or practices of the Company, except as required by GAAP or applicable Law;

(g) made any material capital expenditures other than in the ordinary course of business consistent with past practice;

(h) entered into a new line of business or abandoned or discontinued any existing line of business;

(i) amended, terminated (other than a termination due to the natural expiration of the contract term or related to a default by the counterparty under the applicable Contract) or waived any material term under any Contract listed or required to be listed on Schedule 3.11 of the Disclosure Schedules, other than in the ordinary course of business consistent with past practice;

(j) (i) established, adopted, materially amended or terminated any Plan or any other compensation or benefit plan, policy, program, contract, agreement or arrangement that would be a Plan if in effect on the date hereof, (ii) granted or announced any new, or increased or accelerated the vesting, funding or payment of any existing, compensation or benefits of any current or former Company Service Provider (or any of their dependents or beneficiaries), other than annual base salary increases in the ordinary course of business consistent with past practice with respect to any such Company Service Provider whose annual base salary does not exceed $100,000, or (iii) hired, promoted, engaged, terminated or otherwise entered into any employment, consulting or separation agreement or arrangement with any current or former Company Service Provider, other than in the ordinary course of business consistent with past practice with respect to any such Company Service Provider whose annual base salary does not exceed (or previously did not exceed) $100,000;

(k) (A) sold, leased, licensed, sublicensed, assigned, transferred, abandoned, allowed to lapse or expire, or otherwise disposed of, or granted a third Person any rights under or with respect to, any Owned Intellectual Property (other than non-exclusive licenses granted to third Persons in the ordinary course of business consistent with past practice) or (B) disclosed any material trade secrets of the Company or its Subsidiary to any other Person (other than in the ordinary course of business consistent with past practice to a Person bound by adequate confidentiality obligations); or

(l) agreed or committed in writing to do any of the foregoing.

3.08 Litigation; No Orders. Except as set forth on Schedule 3.08 of the Disclosure Schedules or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as whole, (a) there are no, and since the Lookback Date have been no, Proceedings pending against or by the Company, its Subsidiary, or any of their respective officers or directors, in such Person’s capacity as such, or any of its assets, properties or rights, at law or in equity, and, to the Company’s Knowledge, no such Proceedings are threatened against the Company or its Subsidiary and (b) none of the Company its Subsidiary, or their respective properties is a party to or subject to, or in default under, any Order.

3.09 Permits; Compliance with Laws.

(a) Since the Lookback Date, each of the Company and its Subsidiary has held (and holds) and has been (and is) in compliance in all respects with all permits, licenses, approvals, consents, accreditations, waivers, exemptions and authorizations of any Governmental Body that are required in connection with the current conduct of the Company or its Subsidiary’s business operations as conducted at such time (the “Permits”), except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as a whole. Since the Lookback Date, (i) neither the Company nor its Subsidiary has been (or is) in default or violation of any term, condition or provision of any Permit to which it is a party, except for such default or violation that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as a whole and (ii) neither the Company nor its Subsidiary has received any written notice or, to the Knowledge of the Company is aware of any internal or external allegation from any Governmental Body threatening to revoke or suspend any Permit, except as has been resolved without any material adverse action or Order against any the Company or its Subsidiary.

(b) Since the Lookback Date, (i) the Company and its Subsidiary have been (and are) in compliance with all Laws applicable to its respective business or operations and (ii) to the Knowledge of the Company, neither the Company nor its Subsidiary has made any false statement, or omission, in any materials or information provided to any Governmental Body or in any Proceeding, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as a whole. Since the Lookback Date, neither the Company nor its Subsidiary has received written notice of any Proceeding against it alleging any failure to comply with any Laws that remains unresolved as of the date of this Agreement.

3.10 Taxes.

(a) The Company and its Subsidiary have properly and timely filed (taking into account applicable extensions of time to file properly obtained in the ordinary course of business consistent with past practice) all income and other material Tax Returns required to be filed by them. All Taxes owed by the Company and its Subsidiary, including all installments on account of Taxes for the current year, have been timely paid in full (whether or not shown, or required to be shown, on any Tax Returns). The Company and its Subsidiary have made their estimated Tax payments without regard to any Tax deductions, Tax credits or similar Tax attributes relating to or arising out of the negotiation, execution or performance of this Agreement, the Transactions contemplated by this Agreement or the efforts to sell the Company or equity interests therein (whether to Buyer or other persons).

(b) All Tax Returns filed by the Company and its Subsidiary were and remain true, correct and complete in all material respects.

(c) The Company has delivered or made available to Buyer true, correct and complete copies of all income and other material Tax Returns (including amended Tax Returns), examination reports, and statements of deficiencies assessed against or agreed to by the Company or its Subsidiary with respect to the last four (4) years.

(d) No Proceeding, enquiry, deficiency, assessment or proposed adjustment which has not been fully paid, settled or resolved for any amount of Tax has been asserted or assessed in writing by any Governmental Body against the Company or its Subsidiary, and no such Proceeding, enquiry, deficiency or assessment is currently pending or threatened.

(e) There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiary, other than Permitted Liens.

(f) Neither the Company nor its Subsidiary has consented to extend the time in which any Tax may be assessed or collected by any Governmental Body, which extension is still in effect, and neither the Company nor its Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g) Neither the Company nor its Subsidiary is a party to or bound by any Tax allocation or sharing agreement, including an indemnification agreement or arrangement (other than agreements entered into in the ordinary course of business the primary focus of which is not Tax).

(h) Neither the Company nor its Subsidiary (i) has been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated or similar group Tax Return for state, local or non-U.S. Tax purposes, other than a group the common parent of which was the Company, or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any corresponding provision of state, local or non-U.S. Law), under any agreement or arrangement as a transferee or successor, or by contract, or otherwise.

(i) Neither the Company nor its Subsidiary has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any similar obligation under any predecessor or successor Law or regulation or comparable provision of state or local or non-U.S. Law.

(j) No written claim has ever been made by a Governmental Body in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that the Company or its Subsidiary is or may be subject to Tax in that jurisdiction. Neither the Company nor its Subsidiary has, or has ever had, a permanent establishment or other taxable presence in any country (other than in such entity’s jurisdiction of formation), as determined pursuant to applicable U.S. or non-U.S. Law and any applicable Tax treaty or convention. The Company and its Subsidiary (i) (A) have timely withheld and deducted all amounts required by Law or Contract to be withheld or deducted from the wages, salaries or other payments to any employee, former employee, consultant, independent contractor, creditor, shareholder or other third party, (B) timely remitted such amounts to the appropriate Governmental Body, and (C) complied in all respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements and (ii) is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing described in clause (i). Each of the Company and its Subsidiary has properly classified all of their respective employees, consultants or contractors under applicable Tax Law.

(k) Neither the Company nor its Subsidiary is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor its Subsidiary owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(l) Neither the Company nor its Subsidiary (i) has ever been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as, a Tax-free transaction pursuant to Section 355 of the Code within the past two (2) years, or (ii) is treated as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code.

(m) Neither the Company nor its Subsidiary has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise. Neither the Company nor its Subsidiary will be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or non-U.S. Law) on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date (including any adjustment pursuant to Section 451(b) of the Code) outside of the ordinary course of business, (v) any election pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), or (vi) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(n) For purposes of this Section 3.10, any reference to the Company or its Subsidiary shall be deemed to include any entity that merged with or was liquidated or converted into the Company or its Subsidiary.

(o) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Company or its Subsidiary for any taxable period or portion thereof beginning after the Closing Date.

3.11 Contracts.

(a) Schedule 3.11 of the Disclosure Schedules sets forth, as of the date hereof, a true, correct and complete list of all of the following Contracts that are currently in effect (or to which there are material surviving obligations, other than customary ongoing non-use and non-disclosure obligations) and to which the Company or its Subsidiary is a party or by which either are bound or to which any of their respective properties or assets are subject, in each case, as of the date of this Agreement (collectively, (A) all Contracts required to be included on Schedule 3.11 of the Disclosure Schedules, and (B) any such Contracts that may be entered into after the date hereof that, if in existence as of the date hereof, would have been required to be listed in Schedule 3.11 of the Disclosure Schedules, the “Material Contracts”):

(i) collective bargaining agreement or other Contract with any labor union, labor organization, or works council (each a “Labor Agreement”);

(ii) any indemnification, “change of control,” retention, restrictive covenant or other ancillary agreement or Contract (or form thereof) with any current or former director or officer;

(iii) any employment, independent contractor or consulting Contract with any current or former Company Service Provider that provides for (A) annual compensation that could exceed $300,000, (B) change in control, retention or other payments that would be triggered solely by the consummation of the transactions contemplated hereunder, or (C) severance benefits or that otherwise cannot be terminated for any reason or no reason upon 60 days’ notice or less without further payment, liability or obligation;

(iv) except for Contracts related to the provision of services by a director, employee or independent contractor or acquisition of Capital Stock, any Contracts with or involving: (A) any current holder of Capital Stock; (B) any Affiliate(s) of the Company or its Subsidiary; (C) any

employees of the Company; (D) any family member of any current holder of Capital Stock; or (E) any family member of any employee of the Company;

(v) Contracts that (A) restrict the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the products and services of the Company or its Subsidiary or that the Company, its Subsidiary or any of their respective Affiliate currently plans to develop or (B) limit the freedom of the Company or its Subsidiary to use or enforce any Company Intellectual Property after the Closing Date;

(vi) Contracts (A) in which the Company or its Subsidiary has granted manufacturing rights or (B) in which the Company or its Subsidiary has granted “most favored nation” pricing provisions relating to any products or countries, jurisdictions and territories worldwide, or similar status or any right of first refusal, first notice or first negotiation;

(vii) except for purchase orders, Contracts relating to (x) capital expenditures in excess of $200,000, or (y) other purchases of materials, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies entered in the ordinary course of business): (A) in excess of $200,000 in a twelve (12) month period; or (B) that include minimum purchase requirements;

(viii) any option, warrant, purchase right, or other Contract (other than this Agreement) that could require the Company to sell, transfer, or otherwise dispose of any assets of the Company;

(ix) Contracts (or letters of intent) involving the disposition or acquisition of any product line, business or significant portion of the assets, properties or business of the Company or its Subsidiary, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(x) Contracts granting a Lien (other than Permitted Liens) upon any property or asset (including Intellectual Property) of the Company or its Subsidiary;

(xi) Contracts involving future payments by or to the Company or its Subsidiary in excess of $250,000 in a twelve (12) month period, or requires performance by any party more than one (1) year from the date hereof, and which, is not terminable without penalty upon not more than ninety (90) days’ notice to the counterparty;

(xii) Contracts that are leases under which the Company or its Subsidiary is (A) a lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by the Company or its Subsidiary, or (B) lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, except in each of (A) and (B), for any lease under which the aggregate annual rental payments do not exceed $200,000;

(xiii) Contracts that are with a Governmental Body;

(xiv) Contracts under which the Company or its Subsidiary has borrowed any money or issued any note, indenture or other evidence of indebtedness or guaranteed liabilities of others;

(xv) any (A) Inbound Intellectual Property Agreement, (B) Outbound Intellectual Property Agreement, or (C) Other Intellectual Property Agreement;

(xvi) any Contract that provides for the invention, creation, conception, assignment or other transfer of any ownership interest in any material Intellectual Property (A) to the Company or its Subsidiary by any other Person (excluding any Invention Assignment Agreements), (B) by the Company or its Subsidiary to any other Person or (C) by the Company or its Subsidiary jointly with any other Person;

(xvii) Contracts (excluding any purchase orders and change orders) with a Key Supplier or a Key Licensee;

(xviii) (A) any Contract containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company, its Subsidiary or, after the Closing, Buyer from engaging in any business or activity in any geographic area or other jurisdiction, other than in connection with this Agreement; or (B) any Contract in which the Company or its Subsidiary has granted “exclusivity” or that requires the Company or its Subsidiary to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person or that is a requirements contract;

(xix) Contracts for any joint venture, limited liability company, partnership, joint product development, strategic alliance, co-marketing arrangement, legal partnership or similar arrangement;

(xx) any Contract under which any Governmental Body has any material rights in any Owned Intellectual Property; and

(xxi) any Contract involving any resolution or settlement of any actual or threatened Proceeding and to which the Company or its Subsidiary is a party.

(b) Each Material Contract and each of the Leases is in full force and effect and is a valid, binding and enforceable obligation of the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, each of the other parties thereto, in accordance with its terms (except for Material Contracts or Leases that are not in full force and effect after the date hereof as a result of (i) automatic expirations that occur by the operation of the terms of any such Material Contract of Lease or (ii) terminations or expirations that are permitted pursuant to Section 5.01). The Company has made available to Buyer a true, complete and correct copy of each Material Contract listed on Schedule 3.11 of the Disclosure Schedules, together with all modifications, amendments and supplements thereto. There is no material violation, breach (including anticipatory breach) or default under any Material Contract or Lease by the Company, its Subsidiary or, to the Knowledge of the Company, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company, its Subsidiary or, to the Knowledge of the Company, any other party thereto, and the Company has not received or given written notice of (x) any default, (y) any claimed, purported or alleged default or (z) any state of facts which, with notice or lapse of time or both, would constitute a material default on the part of any party in the performance or payment of any Material Contract or Lease. Immediately following the Effective Time, each Material Contract and Lease will continue to be in full force and effect, and valid, binding and enforceable in accordance with its terms (except for Material Contracts or Leases that are not in full force and effect at such time as a result of (i) automatic expirations that occur by the operation of the terms of any such Material Contract or Lease or (ii) terminations that were permitted by Section 5.01).

3.12 Real Property; Assets.

(a) Neither the Company nor its Subsidiary owns any real property.

(b) Schedule 3.12 of the Disclosure Schedules contains as of the date hereof a true, complete and correct list of all real property leased, subleased or licensed by the Company or its Subsidiary or with respect to which the Company or its Subsidiary has the right to use, occupy or access pursuant to real property Contracts (the “Leased Real Property”), and the Contracts pursuant to which such Leased Real Property is leased, subleased or licensed (the “Leases”), and the name of the third party lessor, lessee, sublessor or sublessee, the name of the applicable Company party, the location of the applicable premises, and the date of the lease or sublease and all amendments thereto. The Company has provided Buyer true, complete and accurate copies of each Lease, including any guarantees, letters of credit, modifications, amendments, extensions and/or assignments thereto or thereof.

(c) With respect to each of the Leases: (i) such Lease is legal, valid, binding and enforceable against the Company or its Subsidiary, has not been modified and is in full force and effect, subject to proper authorization and execution of such Lease by the other parties thereto and the application of any bankruptcy laws or other creditor’s rights laws, (ii) the Transactions do not require the consent, notice or approval of any other party to such Lease and shall not result in a violation, breach of or default under such Lease or result in a termination or give a right of termination, acceleration, cancelation or modification of such Lease, (iii) the Company or its Subsidiary is not in breach or default under any such Lease beyond any applicable notice and cure period and no event has occurred and, to the Company’s Knowledge, no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in a breach or default and (iv) neither the Company nor its Subsidiary has leased, subleased or licensed to any Person the right to use or occupy such Leased Real Property or any portion thereof. Within the past twelve (12) months, neither the Company nor its Subsidiary has received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company or its Subsidiary, as applicable under any of the Leases, and, to the Knowledge of the Company and its Subsidiary, no other party is in default thereof and no party to any Lease has exercised any termination rights with respect thereto.

(d) The Leased Real Property comprises all of the material real property (i) used, occupied or held for use in connection with the ordinary operation of the business of the Company and (ii) necessary for the current operation of the business of the Company.

(e) The Company and its Subsidiary has good and valid title to, or, in the case of real property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Latest Balance Sheet and except for Permitted Liens.

3.13 Intellectual Property.

(a) Schedule 3.13(a) of the Disclosure Schedules identifies a complete and accurate list of (A) each item of Registered Intellectual Property and Company Patents; (B) the jurisdiction in which such item of Registered Intellectual Property and Company Patents has been registered or filed and the applicable registration or serial number; and (C) each Person that is an owner (including any joint owner) of such item of Registered Intellectual Property and Company Patents, and, if the Company or its Subsidiary is not the sole owner thereof, (x) the corresponding license agreement pursuant to which the Company or its Subsidiary has the right to use or practice such Registered Intellectual Property and Company Patents, and (y) if any such Person has a joint ownership interest in such Registered Intellectual Property and Company Patents with the Company or its Subsidiary, any agreement(s) between the Company or its Subsidiary and such Person relating to such joint ownership. Each Owned Patent that is solely owned or purported to be solely owned by the Company or its Subsidiary, and each of the jointly owned patents included in the Company Patents properly identifies by name each and every inventor of the inventions claimed by such patents as determined in accordance with United States patent law. The Company and its

Subsidiary have complied in all material respects with all applicable Laws with respect to the filing, prosecution and maintenance of the Company Patents. All renewal, maintenance and other necessary filings and fees due and payable to any Governmental Body or Internet domain name registrar to maintain all material Registered Intellectual Property and material Company Patents in full force and effect have been timely submitted or fully paid. Except as set forth in Schedule 3.13(a) of the Disclosure Schedules, there are no filings, payments or similar actions that must be taken by the Company or its Subsidiary within sixty (60) days following the Closing Date for the purposes of obtaining, maintaining, perfecting, or renewing any Registered Intellectual Property and Company Patents. All Registered Intellectual Property and Company Patents are subsisting, valid (excluding Registered Intellectual Property and Company Patents subject to pending applications), and to the Company’s Knowledge, enforceable (excluding Registered Intellectual Property and Company Patents subject to pending applications).

(b) The Company or its Subsidiary (x) is the sole and exclusive owner of all right, title and interest to all Owned Intellectual Property and (y) has valid and enforceable rights, pursuant to a valid written Contract, to use, sell, and license, as the case may be, all Third Party Intellectual Property as the same is used, sold, and licensed in the business as presently conducted, in each case of (x) and (y), free and clear of all Liens (except Permitted Liens). With respect to each Owned Patent that is jointly owned, or is purported to be jointly owned, by the Company or its Subsidiary, and one or more other Person(s), each other Person with a joint ownership interest in such Owned Patents has granted the Company or its Subsidiary an exclusive (even as to such Person) license to use and otherwise exploit as presently conducted, including to practice, patent, register, prosecute, maintain and enforce, such Owned Patents pursuant to a valid and enforceable written agreement between the Company or its Subsidiary and such Person set forth on Schedule 3.13(a) of the Disclosure Schedules. Each owner of Company Patents in which the Company and its Subsidiary neither has nor purports to have an ownership interest, has granted the Company or its Subsidiary an exclusive license to use and otherwise exploit as presently conducted, including to practice, patent, register, prosecute, maintain and enforce, such Company Patents, pursuant to a valid and enforceable written agreement set forth on Schedule 3.13(a) of the Disclosure Schedules.

(c) The Company Intellectual Property (when used within the scope of the applicable Contract), constitutes all Intellectual Property used in and necessary and sufficient for the conduct and operation of the business as currently conducted.

(d) The Company and its Subsidiary, and the conduct and operation of the Company and its Subsidiary’s business (including the licensing, sale, or use of products, technology and services, including the Company Platform), as presently conducted, have not infringed, misappropriated, or otherwise violated, and do not currently infringe, misappropriate, or otherwise violate any Intellectual Property of any Person. Neither the Company nor its Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened Proceeding (i) alleging or involving any of the foregoing or otherwise challenging the validity, use, registerability, or enforceability (other than office actions in the ordinary course of business consistent with past practice) of any Company Intellectual Property or (ii) making any adverse claim of ownership of the rights of the Company or its Subsidiary to any Company Intellectual Property. In the past six (6) years from the date of this Agreement, neither the Company nor its Subsidiary has received written notice of any such threatened claim or challenge, and to the Knowledge of the Company, no third party has threatened in writing to make any such claim. To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating or otherwise violating any Owned Intellectual Property. No such claims have been made in writing against any Person by the Company or its Subsidiary in the past six (6) years from the date of this Agreement.

(e) The Company and its Subsidiary have taken adequate measures, at least consistent with those in the industry in which the Company and its Subsidiary operate, to protect the confidentiality and value of all material trade secrets included in the Owned Intellectual Property. The Company and its Subsidiary have not disclosed or authorized or consented to the disclosure of any trade secret that is material to the Business to any Person (including any former or current employee, contractor, or consultant of the Company or its Subsidiary) other than pursuant to a valid and enforceable written agreement restricting the disclosure and use of such trade secret, and, to the Knowledge of the Company, no Person to whom a material trade secret has been so disclosed is in violation or any such agreement or has otherwise misappropriated any such material trade secret.

(f) Except as set forth on Schedule 3.13(f) of the Disclosure Schedules, all current and former employees, founders, consultants and independent contractors of the Company or its Subsidiary who have been or are currently involved in the creation or development of any material Owned Intellectual Property for or on behalf of the Company or its Subsidiary have executed valid, binding and enforceable agreements that include (i) a present assignment to the Company or its Subsidiary of all Intellectual Property created, or developed for the Company or its Subsidiary in the course of their employment or affiliation with the Company or its Subsidiary, which assignment is valid under applicable Law (unless such Intellectual Property is owned by the Company or its Subsidiary by operation of Law) and (ii) obligations of confidentiality that require such Persons to maintain and protect the confidential information of the Company or its Subsidiary and not to use such confidential information for any unauthorized purpose (collectively, an “Invention Assignment Agreement”). The Company has made available to Buyer true and complete copies of the form of such agreements, from which no executed agreements have materially deviated except as set forth on Schedule 3.13(f) of the Disclosure Schedules.

(g) The Company and its Subsidiary take and have taken commercially reasonable measures to maintain and protect the performance, confidentiality, integrity and security of the IT Systems (and all software, information and data stored or contained therein or transmitted thereby). The IT Systems (i) are adequate and sufficient (including with respect to working condition and capacity) for the operation of the business as currently conducted, and (ii) do not, to the Knowledge of the Company, contain any defect, viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) materially disrupt or adversely affect the functionality of any IT Systems; or (B) to the Knowledge of the Company, enable or assist any Person to access without authorization any IT Systems. To the Knowledge of the Company, there have been no material (i) security breaches or unauthorized use, access or intrusions of any IT Systems or (ii) failures, breakdowns, continued substandard performance, outages or unscheduled downtime or other adverse events affecting any of the IT Systems that have caused or resulted in a material disruption to the operation of the business. The Company and its Subsidiary have implemented and maintained reasonable back-up and disaster recovery arrangements in the event of a failure of the IT Systems.

(h) Except as set forth in Schedule 3.13(h) of the Disclosure Schedules, no funding, facilities, or personnel of any Governmental Body or any university, college, or other educational institution, or research center are or were used, in whole or in part, in the development of any Owned Intellectual Property or, to the Knowledge of the Company, any Third Party Intellectual Property exclusively licensed to the Company (including any Company Patents).

(i) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance by the Company with the provisions of this Agreement, do not and will not (i) conflict with, alter, or impair, any of the rights of the Company in or to any Owned Intellectual Property or the validity, enforceability, registrability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Owned Intellectual Property, (ii) result in the grant, assignment or transfer to any other Person any license or other right or interest under, to or in any Owned Intellectual Property, or (iii) result in the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Company Intellectual Property.

3.14 Data Privacy and Security.

(a) The Company and its Subsidiary have (i) implemented and at all times maintained reasonable and appropriate security procedures and practices, including backups and disaster recovery arrangements and hardware and computer software support and maintenance arrangements designed to minimize the risk of a material error, breakdown, or failure of the IT Systems or security breach or other Personal Data breach occurring, and if such an event were to occur, designed to minimize any resulting material disruption to their business, and (ii) taken commercially reasonable steps to ensure that any third party with access to any Personal Data collected by or on behalf of the Company or its Subsidiary are contractually required to maintain appropriate safeguards to protect such Personal Data. To the Knowledge of the Company, no third party has provided any Personal Data to the Company or its Subsidiary in violation of any applicable Law, legal requirement or binding guideline or standard relating to the Processing of any Personal Data (the “Privacy Laws”).

(b) The Company and its Subsidiary, and, to the Knowledge of the Company, any Persons acting for or on behalf of the Company or its Subsidiary, have at all times materially complied with (i) all applicable Privacy Laws and (ii) all of the Company’s and its Subsidiary’s policies, notices and contractual obligations relating to the Processing of any Personal Data, ((i) and (ii), together, the “Privacy Requirements”). No Proceeding is pending, and neither the Company nor its Subsidiary has received any notice in writing of any claims, charges, investigations or regulatory inquiries, related to or alleging a material violation of any Privacy Requirements and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation or regulatory inquiry.

(c) There has been no (A) material loss, theft or data or security breach relating to the Company’s or its Subsidiary’s data or (B) material unintended, illegal, unauthorized or improper use or disclosure of, or access to, any Personal Data in the custody or control of the Company or its Subsidiary.

(d) Neither the Company nor its Subsidiary is subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Company or its Subsidiary from Processing any Personal Data in the manner in which the Company and its Subsidiary Processed such Personal Data prior to the Closing.

3.15 Regulatory Matters.

(a) The Company and its Subsidiary have made available to Buyer complete and correct copies of all material communications and documents submitted by the Company or its Subsidiary to, or received by the Company or its Subsidiary from, the FDA or any other similar Governmental Body, including material inspection reports, warning letters and similar documents, in each case, solely concerning the Company Platform or the operation or condition of the Leased Real Property.

(b) The Company and its Subsidiary are not subject to any enforcement, regulatory or administrative proceedings against or affecting the Company Platform relating to or arising under the FDCA or similar Law, and to the Company’s Knowledge no such enforcement, regulatory or administrative proceeding has been threatened.

(c) Neither the Company nor its Subsidiary, nor to the Knowledge of the Company any Person providing services to them, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Body, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Body, in each case with respect to the Company Platform. The Company and its Subsidiary have maintained, filed, or furnished to the FDA or other Governmental Body all material filings, documents, reports, and other submissions required to be maintained, filed, or furnished on a timely basis as required by the FDCA or similar Law.

(d) Neither the Company nor, to the Knowledge of the Company, any person acting on its behalf has, with respect to the Company Platform received any FDA Form 483, or other notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make any change to the Company Platform, or any similar correspondence from any Governmental Body alleging or asserting noncompliance with any applicable Law or permit, and, to the knowledge of the Company, no Governmental Body is considering such action.

(e) Neither the Company nor its Subsidiary, nor, to the Knowledge of the Company, any Key Licensee, has received any written notice from any Governmental Body withdrawing or placing any clinical studies involving the Company Platform on “clinical hold” or requiring the termination or suspension or investigation of any pre-clinical studies or clinical trials involving the Company Platform. There are no investigations, suits, claims, actions or proceedings pending, or to the Knowledge of the Company, threatened, with respect to the Company Platform or any of the Company Platform products.

(f) The Company and its Subsidiary have never been, and to the Knowledge of the Company, none of the their employees, consultants, and contractors (while employed or engaged by the Company or its Subsidiary) has ever been, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a (a) and (b)), (ii) convicted of a crime for which a person can be debarred or (iii) indicted for a crime or otherwise engaged in conduct for which a person can be debarred or excluded from participating in any U.S. federal health care programs.

3.16 Employees. Except as set forth on Schedule 3.16 of the Disclosure Schedules:

(a) Since the Lookback Date, neither the Company nor its Subsidiary has been party to or bound by any Labor Agreement with respect to any employees or former employees of the Company or its Subsidiary, and neither the Company nor its Subsidiary has had any duty to recognize or bargain with any labor union or organization representing any employees or former employees of the Company or its Subsidiary and neither the Company nor its Subsidiary is liable for any material damages, arrears of wages, penalties or Taxes for failure to comply with any of the foregoing. Since the Lookback Date, there has been no unfair labor practice charge filed or pending before the National Labor Relations Board or other similar Governmental Body and no such activity, to the Company’s Knowledge, is threatened against the Company or its Subsidiary. Since the Lookback Date, neither the Company nor its Subsidiary has experienced any union organizing or decertification activities, and, to the Knowledge of the Company, no such activities are underway or threatened by any employees. No labor union or organization representing any employees or former employees of the Company or its Subsidiary hold bargaining rights with respect to any employee by way of certification, interim certification, voluntary recognition designation or successor rights. To the Knowledge of the Company, no labor union or organization representing any employees or former employees of the Company or its Subsidiary have applied to be certified as the bargaining agent of any employee or have applied to have the Company or its Subsidiary declared a related or successor employer. Neither the Company nor its Subsidiary has conducted or has plans to conduct negotiations with respect to any future Contracts with any labor union or organization representing any employees or former employees of the Company or its Subsidiary. Since the Lookback Date, neither the Company nor its Subsidiary has experienced any strikes, lockouts, concerted work stoppage, slowdowns or other material labor disputes, and, to the Knowledge of the Company, no such disputes are underway or threatened.

(b) The Company has provided Buyer in writing and on a redacted basis, if needed to comply with applicable Law, a true, accurate and complete list of all current employees of the Company and its Subsidiary, and their respective (i) base salary or hourly rate, (ii) job position/title, (iii) classification as exempt or non-exempt from overtime Laws, (iv) classification as full-time or part-time, (v) target bonus (as a percentage of base salary), (vi) location (City, State, Province, Country), and (vii) start date. All employees of the Company and its Subsidiary are currently employed “at will” to the extent that the doctrine of “at will” employment is recognized in the jurisdiction in which an employee is based. If any employees are not employed “at will”, the Company or its Subsidiary, as applicable, has the right to terminate the employment of each of its employees in accordance with the applicable notice period or by providing reasonable notice or payment in lieu of notice under common law, and the Company has provided Buyer with all employment Contracts applicable to such employees. The Company and its Subsidiary have provided Buyer in writing and on a redacted basis, if needed to comply with applicable Law, a true, accurate and complete list of all current Independent Contractors of the Company and its Subsidiary. Neither the Company nor its Subsidiary has entered into any Independent Contractor agreement currently in effect that cannot be terminated or cancelled upon thirty (30) days’ prior notice or less without penalty (other than payments for services rendered through such Independent Contractor’s termination date). To the Knowledge of the Company, no current employee with annualized compensation at or above $100,000, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(c) All accruals for unpaid vacation pay, premiums for employment and parental insurance, health premiums, pension plan premiums, accrued wages, salaries and commissions and Plan payments have been reflected in the books and records of the Company and its Subsidiary.

(d) The Company and its Subsidiary are, and since the Lookback Date, have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, including relating to: wage and hour (including wage payments, minimum wage, and overtime); hiring of employees; terms and conditions of employment; classification of employees (including the classification of exempt and non-exempt employees for wage-and-hour purposes and the classification of employees and Independent Contractors); discrimination; harassment; retaliation; workplace violence; civil and human rights; child labor; equal employment opportunity; immigration (including the completion of Forms I-9 for all employees and the proper confirmation and maintenance of employee visas); joint employment; utilization of third-party labor; affirmative action; pay equity; occupational safety and health; executive and public health orders; meal and rest periods; itemized wage statements; expense reimbursements; paid sick days and leave of absence entitlements and benefits; training and notices; unemployment insurance; workers’ compensation; collective bargaining; labor relations; accessibility (AODA); disability rights or benefits; plant closing laws, including the WARN Act; automated decision making tools (including artificial intelligence); whistleblowing; and all obligations imposed by any employment Contract to which the Company or its Subsidiary are a party and neither the Company nor its Subsidiary is subject to or liable for any arrears of wages, penalties, fines, orders to pay, assessments, charges, damages or Taxes for failure to comply with any of the foregoing. The Company has provided Buyer with a complete and accurate list of all written employee policies of the Company and its Subsidiary.

(e) Since the Lookback Date, no Proceeding relating to any employment or labor matter or practice has been filed, is pending or, to the Knowledge of the Company, threatened with respect to the Company or its Subsidiary, in each case, before or by any Governmental Body, and the Company has not received any notice of intent by any Governmental Body responsible for the enforcement of labor and employment Laws to conduct a Proceeding relating to any employees or former employees of the Company or its Subsidiary or any employment practices of the Company or its Subsidiary. All costs, charges, experience rating assessments or other assessments or other liabilities, contingent or otherwise, under workers’ compensation legislation or other Laws relating to industrial accidents and/or occupational diseases claims applicable to the Company or its Subsidiary has been paid or accrued and there has not been any special or penalty charge or assessment under such Laws against the Company or its Subsidiary that has not been paid. Since the Lookback Date, no allegations of sexual harassment, sexual misconduct, or sexual discrimination have been reported to the Company or its Subsidiary against any current or former director, members of management, officer, or supervisory employee of the Company or its Subsidiary and neither the Company nor its Subsidiary has entered into any settlement Contract related to allegations of sexual harassment or sexual discrimination. The Company and its Subsidiary have promptly, thoroughly and impartially investigated all reported employment discrimination and sexual harassment allegations of, or against, any employee. With respect to each such allegation with potential merit, the Company or its Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company does not reasonably expect any material Liabilities with respect to any such allegations and is not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company or its Subsidiary that, if known to the public, would bring the Company or its Subsidiary into material disrepute.

(f) Each Person who has ever provided or is providing services to the Company or its Subsidiary and has been classified as an exempt employee, Independent Contractor, temporary employee, or seasonal employee, as applicable, has been properly classified as such under all applicable Laws, including wage and hour Laws and Tax Laws, and pursuant to the terms of any Plan. Neither the Company nor its Subsidiary has any material liability or obligation under any applicable Law or Plan arising out of improperly classifying such Person as an exempt employee, Independent Contractor, temporary employee, or seasonal employee, as applicable, and no such Person is entitled to any compensation or benefits that he or she has not been afforded under any applicable Law or Plan due to such misclassification.

(g) Since the Lookback Date, neither the Company nor its Subsidiary has implemented any “mass layoffs,” “group or mass terminations” or “plant closings” that would have given rise to notice obligations under the WARN Act and the Transactions will not prior to and through the Closing result in a “mass layoff,” “group or mass terminations” or “plant closing” under the WARN Act.

3.17 Employee Benefit Plans.

(a) Schedule 3.17 of the Disclosure Schedules sets forth a complete and correct list of each material Plan. For purposes of this Agreement, a “Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA (regardless of whether such plans are governed by ERISA)), and any other pension, retirement, supplemental retirement, profit sharing, deferred compensation, employment, consulting, incentive or bonus, severance, separation, termination pay, change in control, retention, tax gross-up, employee loan, share purchase, share option or equity or equity-based, perquisite, hospitalization or other medical, health, dental, vision, life, disability, insurance, retiree medical or life insurance, educational, employee assistance, salary continuation, vacation, supplemental unemployment benefits, fringe benefits, and any other compensation or benefit plan, program, policy, agreement or arrangement, whether funded or unfunded, formal or informal, written or unwritten, in each case, that is sponsored, maintained, contributed by or required to be contributed to by the Company or its Subsidiary, or with respect to which the Company or any of its Subsidiaries has any direct or indirect present or future liability, for the benefit of any current or former Company Service Provider. With respect to each Plan, true, accurate and complete copies of the following have been made available to Buyer (if applicable to such Plan): (i) the current plan documents (or, if not written, a written summary of its terms), including any related trust documents or other funding arrangements, administrative services arrangement, group annuity contract, insurance contract and any amendments thereto; (ii) the most recent summary plan description, including any summary of material modifications required under ERISA with respect thereto; (iii) the most recently filed annual report on Form 5500 (and all schedules thereto); (iv) the most recently received determination letter or opinion letter from the Internal Revenue Service; (v) any material non-routine correspondence with a Governmental Body since the Lookback Date; (vi) the most recent written results of any required compliance testing, including non-discrimination testing; and (vii) the most recent actuarial report or financial statement.

(b) Each Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code does so qualify and has received a favorable determination letter from the Internal Revenue Service or is subject to a favorable opinion letter from the Internal Revenue Service on the form of such Plan and any trusts intended to be exempt from federal income taxation under the provisions of Section 501(a) of the Code are so exempt. Nothing has occurred subsequent to the issuance of the most recent determination letter that would reasonably be expected to cause such Plan to lose its qualified status.

(c) Each Plan (and each related trust, insurance contract or fund) has been established, administered, insured, funded, operated and maintained in compliance in all material respects with its terms and applicable Laws, including the requirements of the Code and ERISA. With respect to the Plans, (i) all contributions and premium payments (employer and employee) required to have been timely made or remitted by the Company or its Subsidiary have been made or remitted according to the terms of the Plans and applicable Law, (ii) there are no actions, suits, claims, investigations or audits pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits), including any action, investigation or audit before any arbitrator or any Governmental Body, and to the Company’s Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, claims, investigations or audits, (iii) neither the Company nor its Subsidiary has engaged in any prohibited transactions (as determined under ERISA) that could reasonably be expected to subject the Company or its Subsidiary to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code, or other applicable Laws, and (iv) none of the Company or its Subsidiary, or to the Knowledge of the Company, any current or former Company Service Provider or any trustee, administrator or other fiduciary of such Plan (or any related trust) has engaged in any transaction that could reasonably be expected to subject the Company or its Subsidiary to any liability for breach of fiduciary duty under ERISA or any other applicable Law. Neither the Company nor its Subsidiary has incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such penalties or Taxes.

(d) Neither the Company nor its Subsidiary has at any time sponsored, maintained, contributed to, or had at any time any obligation to contribute to, or has any liability with respect to, any: (i) plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); (iii) multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor its Subsidiary has, or would be reasonably be expected to have, any post-Closing liability to any such plans by virtue of being jointly and severally liability with an ERISA Affiliate other than the Company or its Subsidiary.

(e) Except as set forth on Schedule 3.17(e) of the Disclosure Schedules, none of the Plans obligate the Company or its Subsidiary to provide any current or former Company Service Provider (or any dependent thereof) any medical, health, welfare or life insurance benefits or coverage after his or her termination of employment with the Company or its Subsidiary, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state or local Law for which the covered individual pays the full cost of coverage or as part of severance pursuant to an agreement set forth on Schedule 3.17 of the Disclosure Schedules.

(f) Except as set forth in this Agreement or on Schedule 3.17(f) of the Disclosure Schedules, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transactions will (whether alone or in combination with any other event, excluding any Contract, arrangement or plan entered into by Buyer or its Affiliates): (i) result in any payment of compensation or benefits becoming due to any current or former Company Service Provider (or any dependent or beneficiary thereof); (ii) accelerate the time of payment or vesting of compensation or benefits, or increase the benefits or the amount of compensation payable under any Plan or otherwise; (iii) trigger or accelerate any funding obligation (whether through a grantor trust or otherwise) under any Plan, trust agreement or individual agreement with a current or former Company Service Provider; (iv) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes, including under Section 409A or Section 4999 of the Code; (iv) limit the ability of the Company, its Subsidiary or Buyer to amend, modify or terminate, any Plan following the Closing without penalty or (v) result in the forgiveness of any current or former Company Service Provider loan. After giving effect to the covenants contained in Section 5.08, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transactions will (whether alone or in combination with any other event) result in any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Each Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been documented and operated in all respects in material compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such Plan is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code. Each Option was granted with an exercise price per share that is no less than the fair market value (determined in a manner that is consistent with Section 422 or Section 409A of the Code as applicable) of the underlying shares of Common Stock on the date of grant of such Option.

(h) Neither the Company nor any of its Subsidiaries has any current or contingent obligations to indemnify, gross-up, reimburse or otherwise make whole any Person for any Taxes, including those under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

3.18 Insurance. Schedule 3.18 of the Disclosure Schedules contains a complete and accurate list of all current policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or otherwise applicable to the assets, properties or operations of the Company and its Subsidiary, and the Company has made available in the Data Room a complete and accurate copy of all such policies. All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are valid and subsisting and in full force and effect in accordance with their terms in all material respects, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid to the extent due and payable, and no written notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. Such policies are sufficient for material compliance by the Company and its Subsidiary with (i) all requirements of applicable Law and (ii) all Contracts to which the Company or its Subsidiary is a party, and the Company and its Subsidiary have complied in all material respects with the provisions of each such policy under which it is an insured party. Neither the Company not its Subsidiary is in default under any of such insurance policies, and, to the Company’s Knowledge, there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to become a default thereunder. Neither the Company nor its Subsidiary has suffered the cancellation of any insurance with respect to the assets, properties or operations of the Company or its Subsidiary by any insurance carrier with which it has carried insurance during the last five (5) years. There are no pending or, to the Knowledge of the Company, threatened claims under any insurance policy of the Company. Since the Lookback Date, neither the Company nor its Subsidiary has made any claim under any such insurance policies as to which coverage has been disputed in writing (other than reservation of rights letters) by the applicable insurers. All premiums on such insurance policies due and payable have been paid when due.

3.19 Environmental Matters.

(a) The Company and its Subsidiary are, and have been, in compliance in all material respects with all applicable Environmental Laws, which compliance has included obtaining and maintaining all Permits required under Environmental Laws that are material to the operations of the Company and its Subsidiary.

(b) Neither the Company nor its Subsidiary since the Lookback Date has received written notice demand, letter, claim or request for information from any Governmental Body or any other Person indicating that it may be in violation of, or subject to liability under, any Environmental Law or regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Substance used by the Company or its Subsidiary except for such matters that have been fully resolved.

(c) The Company and its Subsidiary have not released any Hazardous Substance into the environment except (i) in compliance with Law or (ii) in an amount or concentration that would not reasonably be expected to give rise to any material liability or obligation to investigate or remediate such Hazardous Substance under any Environmental Law. To the Company’s Knowledge, no Hazardous Substance has been released at any Leased Real Property in violation of, or in a manner that has resulted in or would reasonably be expected to result in liability to the Company or its Subsidiary under, any Environmental Law. The Company and its Subsidiary are not subject to any pending material liability for the presence of, release of, or arranging for the disposal of Hazardous Substance on any property and no such liability could reasonably be expected to be incurred by the Company or its Subsidiary. To the Knowledge of the Company, there have been no Hazardous Substances generated by the Company or its Subsidiary that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Body in the U.S. To the Knowledge of the Company, no Lien or “superlien” has been placed on any site owned or to the Knowledge of the Company, operated by the Company pursuant to CERCLA or any similar state, local or federal Law.

3.20 Affiliated Transactions.

(a) Except as set forth on Schedule 3.20 of the Disclosure Schedules, there are no Contracts or transactions between or among the Company or its Subsidiary, on the one hand, and any officer, director, manager, stockholder or member of the Company or its Subsidiary or, to the Knowledge of the Company, any Affiliate of any officer, director, manager, stockholder or member of the Company or its Subsidiary, on the other hand, except for (i) the ownership of capital stock or other equity interests of the Company, (ii) employment Contracts or relationships, (iii) the provision of compensation and benefits to officers, directors, managers or employees of the Company and its Subsidiary and (iv) powers of attorney and similar grants of authority, in each case, made or entered into by the Company or its Subsidiary in the ordinary course of business (each of the foregoing clauses (i) – (iv), the “Affiliate Exceptions”).

(b) Except for the Affiliate Exceptions, no Affiliate of the Company or its Subsidiary (a) owns or has any interest in any (i) Company Intellectual Property, (ii) other material property (real or personal, tangible or intangible) of the Company or (iii) Material Contract used in or pertaining to the business of the Company, (b) to the Knowledge of the Company, has any claim or cause of action against the Company or (c) owes any money to, or is owed any money by, the Company or its Subsidiary.

3.21 Broker Fees. Except as set forth on Schedule 3.21 of the Disclosure Schedules, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Company or its Subsidiary and is entitled to a fee or commission in connection with the Transactions from the Company or its Subsidiary.

3.22 Key Suppliers. Schedule 3.22 of the Disclosure Schedules sets forth a true correct and complete list of each supplier or vendor who, for the twelve (12) month period ended August 30, 2025, was one of the ten (10) largest suppliers of products and/or services to the Company and its Subsidiary based on aggregate spend (each, a “Key Supplier”). Neither the Company nor its Subsidiary has (i) as of the date hereof, received any written or, to the Knowledge of the Company, oral notice in the last 12 months that any such Key Supplier plans to terminate its relationship with or materially decrease the amount of business done with the Company or its Subsidiary (provided that the fact that any particular Contract or commitment with any Key Supplier is scheduled to expire shall not, in and of itself, constitute notice of any of the foregoing matters), or (ii) been involved in any dispute with any Key Supplier, the adverse effect of which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as a whole.

3.23 Key Licensees. Schedule 3.23 of the Disclosure Schedules sets forth a true correct and complete list of each of the counterparties to a Milestone Product Agreement (each, a “Key Licensee”). Neither the Company nor its Subsidiary has (i) as of the date hereof, received any written or, to the Knowledge of the Company, oral notice in the last twelve (12) months that any such Key Licensee plans to terminate the applicable Milestone Product Agreement (provided that the fact that any particular Contract or commitment with any Key Licensee is scheduled to expire shall not, in and of itself, constitute notice of any of the foregoing matters), or (ii) been involved in any dispute with any Key Licensee, the adverse effect of which would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiary, taken as a whole.

3.24 Books and Records. The minute books and other similar records of the Company and its Subsidiary contain true, accurate and complete records of all material actions taken at any meetings of their respective stockholders, boards of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting. True, accurate and complete copies of the foregoing materials have been made available to Buyer.

3.25 Bank Accounts. Schedule 3.25 of the Disclosure Schedules contains a true, correct and complete list of all bank accounts maintained by the Company and its Subsidiary, including each account number and the name and address of each bank and the name of each Person who has signature power with respect to each such account.

3.26 Anti-Corruption.

(a) For the past five (5) years, neither the Company or its Subsidiary, nor any of their respective directors, managers, officers, employees or, to the Company’s Knowledge, any agents or third-party representatives acting for or on behalf of the Company or its Subsidiary, has, directly or indirectly, in connection with the business of the Company and its Subsidiary offered, paid, or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment or other funds for unlawful contributions, expenditures, kickbacks, rebates or discounts) or any commission payment payable, to: (i) any Person who is an official, officer, agent, employee or representative of any Governmental Body or of any existing or prospective customer (whether government owned, non-government owned, or quasi-government owned), (ii) any political party or official thereof, or (iii) any candidate for political or political party office, in each case, in violation of Anti-Corruption Laws.

(b) For the past five (5) years, neither the Company or its Subsidiary, any of their respective directors, managers, officers, employees or, to the Company’s Knowledge, any agents or third party representatives acting for or on behalf of the Company or its Subsidiary has (i) been the recipient of a notice, inquiry, subpoena, warning letter, finding of violation letter, draft charging letter or other document from any Governmental Body or other Person alleging a violation of Anti-Corruption Laws, (ii) been the subject or target of any voluntary disclosures, charges, legal proceedings, settlements, plea agreements, deferred prosecution agreements, or judgments relating to any violation of Anti-Corruption Laws, (iii) been officially reprimanded or terminated, in whole or in part, due to such Person’s violation of policies and procedures of the Company or its Subsidiary related to Anti-Corruption Laws, or (iv) made any voluntary or involuntary disclosure to a Governmental Body concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws.

(c) Since April 24, 2019, neither the Company or its Subsidiary, nor any of their respective directors, managers, officers, employees or, to the Company’s Knowledge, agents or third party representatives acting for or on behalf of the Company or its Subsidiary is or has been (i) a target of Sanctions Laws or (ii) owned 50% or more or controlled by a target of Sanctions Laws. Since April 24, 2019, the Company and its Subsidiary have complied, and are currently complying, with all applicable Sanctions Laws.

(d) Since April 24, 2019, neither the Company or its Subsidiary, nor any of their respective directors, managers, officers, employees or, to the Company’s Knowledge, agents or third party representatives acting for or on behalf of the Company or its Subsidiary has (i) engaged in a transaction that violated Sanctions Laws, (ii) received written notice that it has been the subject of, party to, or target of any legal proceeding regarding any offense under any Sanctions Laws, (iii) received written notification or communication from any Governmental Body asserting that the Company or its Subsidiary may not be in compliance with, is not in compliance with, or has violated Sanctions Laws or (iv) submitted any voluntary or other disclosure to a Governmental Body regarding any Sanctions Laws.

3.27 No Additional Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that neither Buyer, Merger Sub nor any other Person on behalf of Buyer or Merger Sub makes any other express or implied representation or warranty with respect to Buyer or Merger Sub or with respect to any other information in relation to Buyer or Merger Sub provided to the Company or its Affiliates or Advisors in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company as follows:

4.01 Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, in each case, with full power and authority to enter into this Agreement and each other Transaction Document to which they are or will be a party and perform all of its obligations hereunder and thereunder.

4.02 Authorization; No Breach.

(a) The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action by Buyer and Merger Sub, and no other corporate proceedings on the part of each of Buyer or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement by Buyer or Merger Sub. This Agreement has been, and the other Transaction Documents to which they are or will be a party have been or will be, duly and validly executed and delivered by each of Buyer and Merger Sub, and, assuming that this Agreement and each other Transaction Document to which it is a party is a valid and binding obligation of the Company or the other parties thereto, this Agreement and each such other Transaction Document constitutes a valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b) Assuming receipt of and subject to the HSR Approval, neither Buyer nor Merger Sub is subject to or obligated under its respective Organizational Documents, any applicable Law, or any material Contract or instrument, or any material license, franchise or permit, or subject to any Order, that will be breached or violated in any material respect by Buyer’s or Merger Sub’s execution, delivery and performance of this Agreement and other Transaction Documents to which it is or will be a party, and the consummation of the Transactions, except for any such breaches or violations that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer or Merger Sub to consummate the Transactions.

4.03 Governmental Bodies; Consents. Each of Buyer and Merger Sub is not required to file, seek or obtain any notice, authorization, approval, Order, permit, consent, waiver, of, or registration, declaration or filing with any Governmental Body in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, except (a) any filings required to be made under the HSR Act, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer or Merger Sub to consummate the Transactions.

4.04 Litigation. Except with respect to the HSR Act or other Antitrust Laws related to the Transactions and arising after the date hereof, there are no Proceedings pending or, to Buyer’s or Merger Sub’s knowledge, threatened against or affecting Buyer, Merger Sub or any of their respective Affiliates at law or in equity, or before or by any Governmental Body, that would reasonably be expected to prevent or materially delay Buyer’s or Merger Sub’s performance under this Agreement or the consummation of the Transactions.

4.05 Broker Fees. Other than Bank of America, all of whose fees and expenses will be borne solely by Buyer, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer, Merger Sub or any of their respective Affiliates that might be entitled to any fee or commission in connection with the Transactions.

4.06 Investment Representation; Investigation. Buyer is acquiring the capital stock of the Surviving Corporation for its own account with the present intention of holding the capital stock of the Surviving Corporation for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Each of Buyer and Merger Sub is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”). Each of Buyer and Merger Sub is capable of evaluating the merits and risks of the Transactions and is able to bear the substantial economic risk of such investment for an indefinite period of time. Each of Buyer and Merger Sub has been afforded access to the books and records, facilities and personnel of the Company and its Subsidiary for purposes of conducting a due diligence investigation and has conducted a due diligence investigation of the Company and its Subsidiary.

4.07 Board Approvals.

(a) The board of directors of Buyer, by resolutions duly adopted by written consent or at a meeting duly called and held, has approved this Agreement and the Transactions, including the Merger. No other corporate proceedings on the part of Buyer are necessary to authorize the Transactions.

(b) The board of directors of Merger Sub has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder and (ii) approved this Agreement and the Merger. Except for the consent of Buyer, as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Merger Sub are necessary to authorize the Transactions.

4.08 Vote Required. Buyer, as the sole stockholder of Merger Sub, has approved and adopted this Agreement. No other vote of the holders of any class or series of capital stock of Merger Sub is required to adopt this Agreement and approve the Transactions.

4.09 Financial Capability. Buyer has the financial capability and shall have as of the Closing and as of the time any payment is required to be made by Buyer hereunder, sufficient cash on hand or available and existing credit facilities necessary to (a) consummate the Transactions on the terms and subject to the conditions set forth herein, including the payment of the full consideration and amounts payable by Buyer hereunder, (b) make all other necessary payments to be made by it in connection with the Transactions, and (c) pay all of its fees and expenses incurred in connection with the Transactions. Buyer has and shall have as of the Closing, the resources and capabilities (financial or otherwise) to perform its obligations hereunder. The obligations of Buyer under this Agreement are not subject to any conditions regarding Buyer’s, its respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

4.10 Operation of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with its organization and formation, its execution and delivery of this Agreement and the other Transaction Documents and the performance of its obligations hereunder and thereunder or in furtherance of the Transactions. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Buyer. Except and as expressly authorized by written consent of the Company, Merger Sub is not a party to any Contract, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or its Subsidiary relating to, or entered into in connection with, the Transactions.

4.11 Antitrust. As of the date of this Agreement, no fact or circumstance exists, including any ongoing intellectual property litigation involving Buyer or its Affiliates, or any current holding or transaction under consideration by Buyer or Merger Sub or any of their Affiliates, that would reasonably be expected to prevent or materially delay satisfaction of the HSR Approval or any other approval required under a non-U.S. Antitrust Law for the consummation of the Transactions.

4.12 No Additional Representations or Warranties. Except for the representations and warranties contained in Article III, Buyer and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its Subsidiary or with respect to any other information provided in relation to the Company or its Subsidiary or their respective businesses, including pursuant to Section 5.02, to Buyer or its Affiliates or Advisors in connection with the Transactions.

ARTICLE V

COVENANTS OF THE COMPANY

5.01 Conduct of the Company.

(a) Except as contemplated or permitted by this Agreement or as required by applicable Law, or consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned) during the Interim Period, the Company will, and will cause its Subsidiary to, (v) conduct its and its Subsidiary’s business in the ordinary course of business consistent with past practice, (w) use commercially reasonable efforts to preserve substantially intact its and its Subsidiary’s business organization, (x) use commercially reasonable efforts to preserve in all material respects its and its Subsidiary’s present relationships with customers, suppliers and other persons with which it has material business relations, (y) comply, in all material respects, with applicable Laws and (z) use commercially reasonable efforts to extend the Contracts set forth on Schedule 5.01(a) on substantially similar terms as are in effect on the date hereof.

(b) During the Interim Period, except as (1) otherwise contemplated or permitted by this Agreement, (2) set forth on Schedule 5.01(b), (3) consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned), or (4) required by Law, the Company will not, and will cause its Subsidiary not to take any of the following actions (provided, that neither the Company nor its Subsidiary shall be restricted from taking any of the actions set forth in clauses (x), (xii), (xv) and (xxiii) of this Section 5.01(b) on or following the date that is sixty (60) calendar days following the date of this Agreement, subject to the Company providing advance written notice to Buyer and consultation in good faith with Buyer prior to taking any such action or actions; provided, that any Contract or transaction entered into pursuant to clause (x) of this Section 5.01(b) must automatically terminate at the Closing with no ongoing liabilities or obligations of Buyer or the Surviving Corporation following the Closing):

(i) amend or modify its Organizational Documents;

(ii) except for issuances as may result from the exercise of Options outstanding as of the date hereof or for issuances of replacement certificates for shares of Capital Stock, issue, deliver or reissue, or sell, dispose or pledge any of its shares of, or authorize the same in respect of, capital stock, any voting securities or any other equity interest or any options, warrants, convertible or exchangeable securities, subscriptions, phantom stock, stock appreciation rights, calls or commitments with respect to such securities of any kind, or grant phantom stock or other similar rights with respect to any of the foregoing;

(iii) adjust, split, combine, subdivide or reclassify, or redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests, as the case may be, or effect any like change in the capitalization of the Company or its Subsidiary;

(iv) create, incur, assume or guarantee any indebtedness for borrowed money other than indebtedness for borrowed money not in excess of $250,000 in the aggregate that is fully prepayable and terminable by the Company at or prior to Closing;

(v) subject any portion of its assets to any Lien, except for Permitted Liens;

(vi) implement or announce any reduction-in-force or employee layoff, or otherwise take any action that, individually or in the aggregate would trigger notice obligations under the WARN Act;

(vii) (A) grant or announce any new, or increase or accelerate the payment, vesting or funding of any existing, compensation or benefit of any current or former Company Service Provider (or dependent of beneficiary thereof), other than as required by any Plan or annual base salary increases in the ordinary course of business consistent with past practice with respect to any such Company Service Provider whose annual base salary does not exceed $100,000, (B) increase the benefits under any Plan, or establish, adopt, amend, or terminate any Plan or any other compensation or benefit plan, policy, program, contract, agreement or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, (C) hire, promote, engage, terminate or otherwise enter into any employment, consulting or separation agreement or arrangement with any current or former Company Service Provider, other than in the ordinary course of business consistent with past practice with respect to any such Company Service Provider whose annual base salary does not exceed (or previously did not exceed) $100,000; or (D) adopt, establish, negotiate, extend, renew, certify, enter into, materially amend or terminate any Labor Agreement representing any Company Service Provider or recognize or certify any labor organization, works council, or group of employees as the bargaining representative for any Company Service Provider;

(viii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or Independent Contractor;

(ix) adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization, or make a composition or similar arrangement with creditors;

(x) enter into any Contract or perform any transaction that would be required to be listed on Schedule 3.20 of the Disclosure Schedules, other than the termination of or any performance required by any transaction or Contract listed on Schedule 3.20 of the Disclosure Schedules in accordance with its terms;

(xi) declare, pay or set aside dividends or distributions (other than (A) cash dividends or cash distributions permitted by the terms of Section 5.01(c), or (B) dividends or distributions solely between the Company and its Subsidiary made in the ordinary course of business);

(xii) (A) amend or modify any Material Contract in a manner that is adverse in any material respect to the Company or its Subsidiary, (B) voluntarily terminate any Material Contract or permit any Material Contract to expire (except automatic expirations that occur by the operation of the terms of any such Material Contract or terminations or expirations that are not adverse in any material respect to the Company Group) or (C) enter into or renew any Material Contract outside the ordinary course of business;

(xiii) make any capital investment in, or any loan or advance (other than advances for reimbursable ordinary course of business expenses or advances of expenses to directors and employees pursuant to the Organizational Documents of the Company or its Subsidiary or existing indemnification agreements) to, any other Person outside the ordinary course of business;

(xiv) enter into any transaction with any of its directors or executive officers outside the ordinary course of business;

(xv) make any capital expenditures (or incur any obligations or liabilities in respect thereof) (A) in 2025 in excess of 120% of the applicable line item of the budget set forth in Schedule 5.01(b)(xv) or (B) in 2026 in excess of 1.5% of forecasted 2026 revenue plus capital expenditures set forth in the budget and not expended in 2025;

(xvi) form any subsidiary or enter into any joint venture, partnership, limited liability corporation or similar arrangement;

(xvii) (A) materially change any of its cash management or accounting practices or methods, except as may be required in order to comply with changes in GAAP or applicable Law, (B) make any material changes or modifications with respect to policies or practices (including collection and billing practices) relating to accounts receivable or accounts payable, (C) intentionally delay, or take any action to delay, payment of any accounts payable or fail to pay any accounts payable when due in accordance with their terms (as paid in accordance with such terms in the ordinary course of business consistent with past practice), or (D) intentionally accelerate, or take any action to accelerate, the payment or collection of any accounts receivable;

(xviii) (A) adopt or make any change (or make a request to any Governmental Body to change) in its accounting methods (including its Tax accounting methods), (B) make, revoke, rescind or change any election relating to Taxes, (C) enter into any Tax sharing, closing or similar agreement in respect of Taxes, (D) settle or compromise any claim, assessment, or liability in respect of Taxes, (E) file any amended income or other material Tax Return, (F) surrender or compromise any right to claim a Tax refund, deduction, exemption or credit, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes (other than with respect to an extension obtained in the ordinary course), (H) obtain or request any Tax ruling from a Governmental Body, or (J) fail to pay Taxes that were due and payable (including estimated Tax payments), in each case, except as required by GAAP (solely with respect to its non-Tax accounting methods), or applicable Law;

(xix) sell, assign or transfer by merger, stock or asset sale any of the Company’s or its Subsidiary’s assets, rights (excluding Intellectual Property rights, which is subject to Section 5.01(b)(xx)), securities, properties, interests or businesses, except for (A) assets, securities, properties, interests or businesses (excluding Intellectual Property rights, which is subject to Section 5.01(b)(xx)) with a fair market value or replacement cost (whichever is higher) not in excess of $100,000 in the aggregate or not otherwise material to the Company’s business, and (B) dispositions of obsolete assets (excluding Intellectual Property rights, which is subject to Section 5.01(b)(xx)) in the ordinary course of business consistent with past practice;

(xx) (A) sell, lease, license, sublicense, assign, transfer, abandon, allow to lapse or expire, or otherwise dispose of any Owned Intellectual Property (other than non-exclusive licenses granted to third Persons in the ordinary course of business consistent with past practice) or (B) disclose any material trade secrets of the Company or its Subsidiary to any other Person (other than in the ordinary course of business consistent with past practice to a Person bound by adequate confidentiality obligations);

(xxi) acquire any ownership interest in any real property;

(xxii) settle, compromise, withdraw from or initiate any Proceeding (A) for an amount in excess of $250,000 individually, or $500,000 in the aggregate, or (B) involving the imposition on the Company or its Subsidiary of any non-monetary relief or the making by the Company or its Subsidiary of any admissions of liability or responsibility;

(xxiii) assign, sublease, transfer or otherwise grant another Person the right to occupy any Lease;

(xxiv) enter into a new line of business or abandon or discontinue any existing line of business; or

(xxv) agree or commit to any of the foregoing.

(c) Notwithstanding any other provision to the contrary contained in this Agreement (other than the restrictions set forth in Section 5.01(b)(vii)) prior to the Adjustment Calculation Time, the Securityholders shall be permitted to receive from the Company by way of dividends, distributions, return of capital or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company and its Subsidiary prior to and as of the Adjustment Calculation Time, and the Company and its Subsidiary shall be permitted to use such cash and cash equivalents to pay or repay any liabilities of the Company and its Subsidiary, in each case, that do not materially impair the operation of the business of the Company or its Subsidiary in the ordinary course of business (other than promptly prior to the Closing).

(d) Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, and (ii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 5.01 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

5.02 Access to Books and Records. Prior to the Closing or earlier termination of this Agreement, the Company shall, and shall cause its Subsidiary to, provide Buyer, Merger Sub, and their respective Affiliates and Advisors with reasonable access, during normal business hours and upon reasonable advance notice, to the facilities, assets, properties, financial information, books and records, officers and personnel of or regarding the Company and its Subsidiary as reasonably requested from time to time (but solely to the extent such information is readily available in an existing form without any material cost to the Company); provided that (a) such access does not unreasonably interfere with the normal operations of the Company or its Subsidiary, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the Transactions, and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer or any of its Representatives if such access or disclosure (x) would waive any legal privilege or (y) would be in violation of applicable Laws or the provisions of any Material Contract; provided that the Company shall, and shall cause its Subsidiary to, use commercially reasonable efforts to provide such access or information in a way so as not to jeopardize such legal privilege or violate such applicable Law or Material Contract. The Company does not make any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 5.02, and Buyer and Merger Sub may not rely on the accuracy of any such information, in each case, other than the representations and warranties of the Company expressly and specifically set forth in Article III regarding the Company and its Subsidiary, and the providing of any such information will not expand the claims or remedies available hereunder to Buyer, Merger Sub, or the Buyer Group in any manner. The information provided pursuant to this Section 5.02 will be governed by all the terms and conditions of the Confidentiality Agreement. Notwithstanding anything to the contrary contained herein, Buyer shall not be permitted prior to the Closing to contact the Company’s vendors, employees, customers or suppliers, or any Governmental Body (except in connection with applications for Permits or filings required to be made prior to the Closing under this Agreement and, in such case, only in accordance with the terms of this Agreement) regarding the operations or legal status of, or any such Person’s relationships with, the Company without receiving prior written consent from the Company. Promptly after being made available, but in any event prior to the Closing Date, the Company shall deliver to Buyer a copy of the audited consolidated balance sheet as of December 31, 2024, and the related statements of operations, income, changes in stockholders’ equity and cash flows for the twelve (12) month period then ended, of the Company and its Subsidiary (the “2024 Audited Financials”).

5.03 Regulatory Filings. Subject to Section 9.03, the Company will use reasonable best efforts to (a) make or cause to be made all filings with and submissions to any Governmental Body required under any applicable Laws for the consummation of the Transactions, (b) coordinate and cooperate with Buyer and Merger Sub in exchanging such information and providing such assistance as Buyer and Merger Sub may reasonably request in connection with the foregoing and (c) (i) supply promptly any additional information and documentary material that may be reasonably requested in connection with such filings, (ii) make any further filings with any Governmental Body pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances. This Section 5.03 and Section 5.04 (and not Section 5.06) set forth the Company’s sole obligations with respect to regulatory filings, other than filings under any Antitrust Laws, which are governed solely by Section 9.03.

5.04 Notification. The Company shall, if not prohibited by Law or Order, promptly notify Buyer of: (a) any notice or other communication from any Person to the Company alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Body to the Company related to or in connection with the Transactions; and (c) any Proceedings commenced or, to its knowledge threatened in writing against, whether civil, criminal or administrative, relating to or involving or otherwise affecting the Company or its Affiliates that, if pending on the date of this Agreement, relates to the consummation of the Transactions; provided, that the delivery of any notice pursuant to this Section 5.04 shall not limit any of the representations and warranties of the Company set forth in this Agreement or the remedies available hereunder to Buyer.

5.05 Exclusivity. During the Interim Period, the Company will not, and will cause its Subsidiary and its and its Subsidiary’s respective Affiliates and Representatives not to, directly or indirectly, enter into, or take any action to solicit, initiate or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person, concerning any sale of all or substantially all of the assets of the Company, taken as a whole, or any of the Capital Stock, or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company, in each case, other than with Buyer and its Representatives.

5.06 Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 5.03 and this Section 5.06), the Company shall, and shall cause its Subsidiary and its and its Subsidiary’s respective controlled Affiliates and Representatives to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including using reasonable best efforts to (x) cause its conditions to Closing to be satisfied (but not waived) and for the Closing to occur as promptly as practicable and (y) not take any action intended to prevent the Closing. Notwithstanding the foregoing, nothing contained in this Section 5.06 shall require, and in no event shall the best efforts of the Company (or any other efforts standard contained in this Agreement) be deemed or construed to require the Company to (A) pay any fee or (B) incur any other liability, except following the Closing.

5.07 Resignations. On the Closing Date, the Company shall cause to be delivered to Buyer duly signed resignations, effective immediately upon the Closing, of all directors from their position as a director of the Company and its Subsidiary and, if requested by Buyer in writing at least five (5) Business Days prior to the Closing, of all officers from their position as an officer of the Company and its Subsidiary; provided, that no such resignation by any individual shall be a resignation from employment with the Company or its Subsidiary if such individual is so employed. No later than ten (10) Business Days prior to the Closing Date, the Company shall furnish to Buyer a true and complete list of each director and officer of the Company and its Subsidiary.

5.08 280G. In the event that any payments and/or benefits as a result of the Transactions to any Person who is a “disqualified individual” with respect to the Company or its Subsidiary (within the meaning of Section 280G of the Code) could constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (“Section 280G Payments”), including any compensation that may be paid or payable under any agreement with Buyer to be entered into on or prior to the Closing (subject to the disclosure requirements set forth below), then prior to Closing, the Company shall (i) seek from such disqualified individual a written waiver, in a form reasonably satisfactory to the Company and Buyer, that shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code is not obtained, such disqualified individual’s Section 280G Payments shall be reduced so that such Section 280G Payments do not exceed three times the disqualified individual’s “base amount” under Section 280G of the Code less one dollar, if reasonably determined by the Company and Buyer to be required to enable such stockholder approval to be valid for purposes of complying with the stockholder approval procedures set forth in Section 280G(b)(5)(B) of the Code (the “280G Shareholder Approval Procedures”), and (ii) provided the waiver in subsection (i) is obtained, submit to the Stockholders for approval, in a manner and form that is intended to comply with the 280G Shareholder Approval Procedures, such Section 280G Payments. No later than five (5) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and disclosure and approval materials (and related calculations) to Buyer for its review, comment and approval, which shall not be unreasonably withheld. To the extent applicable, the Company shall provide to Buyer the results of such stockholder vote at or prior to the Closing, and shall provide to Buyer evidence reasonable satisfactory to Buyer that either (A) the requisite number of votes of holders of the equity interests of the Company was obtained with respect to the Section 280G Payments (the “280G Approval”) or (B) the 280G Approval was not obtained, and, as a result, no Section 280G Payments shall be made or provided. Notwithstanding the foregoing, Buyer shall provide the Company with sufficient information in a timely manner regarding each agreement any disqualified individual will enter into with Buyer or an affiliate of Buyer on or prior to the Closing, if any, in order to enable the Company to determine whether a payment under each such agreement constitutes (either alone or in combination) a Section 280G Payment, and to obtain and waiver and stockholder approval of any compensation payable under each such agreement in accordance with the 280G Shareholder Approval Procedures, and, to the extent Buyer fails to do so and compensation paid or payable under any agreement with Buyer results in excise taxes imposed upon disqualified individuals by Section 4999 of the Code, the Company shall not be considered to be in violation of this covenant.

ARTICLE VI.

COVENANTS OF BUYER AND MERGER SUB

6.01 Access to Books and Records. From and after the Closing until the seventh (7th) anniversary of the Closing Date, Buyer will, and will cause the Surviving Corporation to, provide the Securityholders’ Representative (and its Advisors requiring such access in light of the purposes therefor) with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records (for the purpose of examining and copying) of the Company and its Subsidiary solely to the extent pertaining to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to officers of the Company and its Subsidiary for the sole purpose of better understanding the books and records that relate to periods prior to the Closing Date. Unless otherwise consented to in writing by the Securityholders’ Representative, neither Buyer nor the Surviving Corporation will, or will permit the Surviving Corporation’s Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of the Surviving Corporation and its Subsidiary for any period prior to the Closing Date without first offering to surrender to the Securityholders’ Representative such books and records or any portion thereof (at the Securityholders’ cost and expense) that Buyer or the Surviving Corporation or its Subsidiary may intend to destroy, alter or otherwise dispose. Notwithstanding the foregoing, no such access shall be required to be permitted to the extent it would (i) jeopardize the attorney-client privilege or other legal immunity or protection from disclosure of Buyer, the Surviving Corporation or their Subsidiaries or (ii) violate or contravene any Law. All such information provided to the Securityholders’ Representative pursuant to this Section 6.01 will be subject to the nondisclosure agreement to be entered into with the Securityholders’ Representative in substantially the form provided to Buyer.

6.02 Regulatory Filings. Subject to Section 9.03, Buyer and Merger Sub will, and will cause their respective Affiliates and Advisors to use reasonable best efforts to, (i) make or cause to be made all filings with and submissions to any Governmental Body required under any applicable Laws for the consummation of the Transactions, (ii) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, and (iii) (A) supply promptly any additional information and documentary material that may be reasonably requested in connection with such filings, (B) make any further filings with any Governmental Body pursuant thereto that may be necessary, proper or advisable in connection therewith and (C) use reasonable best efforts to take all actions necessary to obtain all required clearances by or before the End Date. Notwithstanding anything to the contrary herein, Buyer and Merger Sub will not make or cause to be made any filing or submission that solely relates to the Transactions to any Governmental Body prior to the Closing without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), other than, subject to Section 9.03, any filing or submission required by the HSR Act or any filing or submission required by Law or any Governmental Body. This Section 6.02 (and not Section 6.04) sets forth Buyer’s and Merger Sub’s sole obligations with respect to regulatory filings, other than filings under any Antitrust Laws, which are governed solely by Section 9.03.

6.03 Notification. Each of Buyer and Merger Sub will promptly notify the Company, if allowed by Law or Order, of: (a) any notice or other communication from any Person to Buyer or Merger Sub alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Body to Buyer or Merger Sub related to or in connection with the Transactions; and (c) any Proceedings commenced or, to its knowledge threatened in writing against, whether civil, criminal or administrative, relating to or involving or otherwise affecting Buyer, Merger Sub or any of their respective Affiliates that, if pending on the date of this Agreement, relates to the consummation of the Transactions; provided, that the delivery of any notice pursuant to this Section 6.03 will not limit any of the representations and warranties of Buyer or Merger Sub set forth in this Agreement or the remedies available hereunder to the Company.

6.04 Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 6.04), Buyer and Merger Sub will, and will cause their respective controlled Affiliates and Advisors to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including using reasonable best efforts to (x) make any required notices and obtain all necessary actions or nonactions, waivers, consents and approvals from third parties as may be necessary, (y) cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable and in any event by or before the End Date and (z) not take any action intended to, or that would reasonably be expected to, prevent or materially delay the Closing. Without limiting the foregoing, during the Interim Period, Buyer, Merger Sub and their respective Subsidiaries shall not, and shall cause their respective Affiliates and Advisors not to, take any action that would reasonably be expected to prevent or materially delay or impede the consummation by Buyer, Merger Sub or any of their respective Subsidiaries of the Transactions.

6.05 Director and Officer Liability and Indemnification.

(a) Buyer agrees that all rights to exculpation, indemnification, advancement of expenses and insurance coverage now existing in favor of each current and former director, manager, officer or employee of the Company and its Subsidiary and each Person who served as a director, manager, officer, stockholder, member, trustee or other fiduciary of a pension or other Plan or another enterprise or Person at the request or for the benefit of the Company and its Subsidiary (each, together with such Person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in the Company’s Organizational Documents or in any Contract with the Company or its Subsidiary, shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, Buyer shall cause the Company to maintain in effect the exculpation, indemnification, advancement of expenses and insurance coverage provisions of the Company’s Organizational Documents as in effect immediately prior to the Closing or in any indemnification agreements (other than automatic expiration in accordance with the terms of the indemnification agreements) of the Company with any D&O Indemnified Party as in effect immediately prior to the Closing, and Buyer shall not, and shall cause the Company not to, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, that all rights to exculpation, indemnification, advancement of expenses or insurance coverage in respect of any Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim. From and after the Closing, Buyer shall cause the Company to honor, in accordance with its terms, each of the covenants contained in this Section 6.05. Notwithstanding anything to the contrary contained herein, the Parties hereby acknowledge that one or more of the D&O Indemnified Parties may have certain rights to exculpation, indemnification, advancement of expenses and/or insurance coverage provided by any Affiliate of the Company or such D&O Indemnified Party or another Person of which such D&O Indemnified Party is a manager, director, officer, stockholder, member, partner or employee (an “Additional D&O Provider”). The Parties hereby agree that, with respect to any such D&O Indemnified Party, the Company (i) is, relative to each Additional D&O Provider, the indemnitor of first resort (i.e., the Company’s obligations to the applicable D&O Indemnified Party under this Agreement and the Company’s Organizational Documents and other applicable agreements are primary, and any duplicative, overlapping or corresponding obligations of an Additional D&O Provider are secondary), (ii) shall be required to make all advances and other payments under this Agreement and the Company’s Organizational Documents or Contracts, and shall be fully liable therefor, without regard to any rights any D&O Indemnified Party may have against any Additional D&O Provider and (iii) irrevocably waives, relinquishes and releases any such Additional D&O Provider from any and all claims against such Additional D&O Provider for contribution, subrogation or any other recovery of any kind in respect thereof.

(b) From and after the Closing, Buyer shall cause the Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing, following receipt of any undertakings required by applicable Law) each D&O Indemnified Party against any Loss resulting from, arising out of or otherwise relating to any actual or threatened Proceeding, resulting from, arising out of, or otherwise relating to any action or omission occurring or alleged to have occurred on or prior to the Closing in such D&O Indemnified Party’s capacity as a director, manager, officer or employee of the Company or in such D&O Indemnified Party’s capacity as a director, manager, officer, member, trustee or other fiduciary of a pension or other Plan or another enterprise or Person at the request or for the benefit of the Company. In the event of any such Proceeding, Buyer shall, and shall cause the Company to, reasonably cooperate with the D&O Indemnified Party in the defense of any Proceeding.

(c) At or prior to the Closing, Buyer shall obtain, or cause the Company to obtain, effective as of the Closing, a fully-paid, six-year “tail” insurance policy (the “D&O Tail”), with respect to any liability of the directors, managers and officers of the Company relating to actions taken in their capacity as such on or prior to the Closing Date. Buyer shall, or shall cause the Company to, maintain the

D&O Tail in full force and effect, for its full term, and cause all obligations thereunder to be honored by Buyer and the Company, as applicable. Buyer and the Company shall each bear 50% of the costs of the D&O Tail.

(d) Buyer shall cause the Company to pay all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.05.

(e) The rights of each D&O Indemnified Party under this Agreement shall be in addition to, and not in limitation of, any other rights such Person may have under the Organizational Documents of the Company, any other Contract to which the Company is a party, any applicable Law or otherwise. The provisions of this Section 6.05 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.05.

(f) In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.05.

6.06 Tax Matters.

(a) Transfer Taxes. At the Closing or, if due thereafter, promptly when due thereafter, all sales, use, excise, goods and services, value added, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, land transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization or similar Taxes and all applicable conveyance fees, recording charges and other similar fees and charges applicable to, arising out of or imposed upon the Transactions, whether imposed on Buyer, Merger Sub, the Company (or, after Closing, the Surviving Corporation) or its Subsidiary (collectively, “Transfer Taxes”) will be paid by Buyer. Buyer will prepare any Tax Returns or other documentation with respect to such Taxes, and the applicable payee will use commercially reasonable efforts to cooperate (or request cooperation from any relevant Securityholders) with Buyer in the preparation and filing, including joining in the execution of, any such Tax Returns and other documentation.

(b) Cooperation on Tax Matters. Buyer, the Surviving Corporation and the Securityholders’ Representative will use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by any other Party hereto, in connection with the filing of Tax Returns, any Tax audits, Tax proceedings or other Tax-related claims after the Closing. Such cooperation will include providing records and information (with respect to the Securityholders’ Representative, to the extent in its possession) that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 6.06(b); provided, that the Party requesting assistance shall pay the reasonable out-of-pocket expenses incurred by the Party providing such assistance; provided, further, none of the Buyer, the Surviving Corporation or any of their Affiliates shall be required to provide assistance at times or in amounts that would interfere unreasonably with their business and operations. Notwithstanding anything to the contrary in this Agreement, (i) the Securityholders’ Representative shall have no obligation to prepare or file any Tax Returns and (ii) nothing in this Agreement shall permit or be deemed to permit the Securityholders’ Representative, any Securityholder, or any of their direct or indirect equityholders or any of their respective Affiliates to review or otherwise have access to any affiliated, consolidated, combined, unitary or other Tax Return that includes Buyer or its Affiliates (other than Tax Returns for Pre-Closing Tax Periods that relate solely to the Company or its Subsidiary).

(c) Tax Sharing Agreements. Effective as of the Closing Date, any and all tax sharing or allocation agreements or arrangements to which the Company or its Subsidiary is a party to shall be terminated such that none of Buyer, the Company, its Subsidiary or any counterparty thereto shall have any further liability thereunder.

(d) Allocation of Taxable Income. For all purposes of this Agreement:

(i) For all income Tax purposes and otherwise to the extent the Company and its Subsidiary are permitted, but not required, under applicable U.S., non-U.S., state or local Tax Laws to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period, with Transaction Tax Deductions allocated to the Pre-Closing Tax Period to the extent permitted by applicable Law. In filing its federal and applicable state or local income Tax Returns for 2024, the Company and its Subsidiary shall follow the procedures set forth in IRS Revenue Procedure 2025-28, and any subsequent IRS guidance then in effect regarding the application of Section 70302 of Public Law 119-21, 139 Stat. 72 (July 4, 2025), commonly known as the One, Big, Beautiful Bill Act (OBBBA), with respect to Section 174 of the Code, so that the Company and its Subsidiary are permitted to accelerate into 2024 and deduct domestic research and experimental expenditures under Section 174 of the Code incurred or capitalized in 2024 or prior years.

(ii) In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (A) in the case of any Taxes other than gross receipts, sales or use Taxes, value-added Taxes, employment Taxes, withholding Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which shall be the number of days in the Tax period ending on and including the Closing Date and the denominator of which shall be the number of days in the entire Tax period, and (B) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, value-added Tax, employment Tax or withholding Tax be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date; provided, that, any Transaction Tax Deductions shall be allocated to the Pre-Closing Tax Period to the extent permitted by applicable Law; provided, further, that Buyer will not reimburse the Securityholders or the Company for any Transaction Tax Deductions. All determinations necessary to give effect to the allocations set forth in the foregoing clause (ii) shall be made in a manner consistent with the prior practice of the Company and its Subsidiary unless otherwise required by applicable Law.

(e) Refunds. The Securityholders shall be entitled to receive from Buyer and the Company the U.S. federal and Massachusetts income Tax refunds actually received in cash by the Company with respect to the tax year ending December 31, 2024. Buyer shall or shall cause the Company to pay to the Paying Agent, for payment by the Paying Agent to the Securityholders in accordance with their Pro Rata Portion, the amount of such refund together with any interest thereon, net of any related Taxes, costs and other reasonable expenses within ten Business Days of the actual receipt of the refund in cash; provided, that, notwithstanding anything to the contrary in this Agreement, the Securityholders shall not be entitled to any other Tax refunds or the Company or its Subsidiary, including any Tax refunds related to any Tax assets taken into account in the determination of Accrued Taxes or Transaction Tax Deductions, or otherwise resulted in an increase to the Merger Consideration. Buyer shall, and shall cause the Company, to use commercially reasonable efforts to obtain in cash any Tax refunds described in this Section 6.06(e) as soon as reasonably practicable after the Closing. If Buyer receives such refund as a credit in lieu of cash against Taxes that otherwise would be paid by the Company with respect to any Tax period or portion thereof ending after the Closing Date and not in cash, Buyer shall treat such credit as a cash refund for purposes of this Section 6.06(e).

6.07 R&W Insurance Policy.

(a) Prior to or in connection with the Closing, Buyer shall bind an insurance policy with respect to the representations and warranties of the Company in this Agreement (the “R&W Insurance Policy”) on substantially the terms and in the form provided or made available to the Company prior to the date of this Agreement. The costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, due diligence fees, Taxes related to such policy and other fees and expenses associated with such policy (other than the retention) will be borne 50% by Buyer and 50% by the Company. Prior to the Closing, Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions reasonably necessary to satisfy as promptly as practicable any conditions to the issuance and effectiveness of the R&W Insurance Policy.

(b) The R&W Insurance Policy will include (a) the insurer expressly waiving, and agreeing not to pursue, directly or indirectly, except claims against a person committing Fraud, any subrogation rights, claims of contribution or otherwise against the Company, its Subsidiary, any Stockholder, any Optionholder, or any of their direct or indirect equityholders or any of their respective Affiliates with respect to any claim made by any insured thereunder and (b) the insurer expressly agreeing that Buyer and its Affiliates shall have no obligation to pursue any claim against the Company, its Subsidiary or any Stockholder or any of their direct or indirect equityholders or any of their Affiliates in connection with any loss, liability or damage related thereto. Buyer and its Affiliates will not, without the prior written consent of the Securityholders’ Representative, terminate the R&W Insurance Policy or amend, waive or otherwise modify the R&W Insurance Policy in any manner adverse to the Company, its Subsidiary, any Stockholder, any Optionholder, or any of their direct or indirect equityholders or any of their Affiliates or that would otherwise allow the insurer thereunder or any other Person to, except claims against a person committing Fraud, subrogate, make a claim of contribution, or otherwise make or bring any Proceeding against the Company, its Subsidiary, any Stockholder, any Optionholder, or any of their direct or indirect equityholders or any of their Affiliates. After the Closing, Buyer agrees that it will use commercially reasonable efforts to comply with the material terms of any post-Closing deliverables set out in the R&W Insurance Policy.

(c) The Parties acknowledge that (A) obtaining the R&W Insurance Policy is a material inducement to each of the Parties’ entering into this Agreement, and (B) the Company is relying on Buyer’s covenants and obligations set forth in this Section 6.07. Notwithstanding the foregoing, for the avoidance of doubt, Buyer acknowledges and agrees that the obtaining of the R&W Insurance Policy is not a condition to the Closing, and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Transactions regardless of whether the R&W Insurance Policy is in effect at the Closing.

(d) As promptly as practicable, but in any event not later than three (3) Business Days following the date of this Agreement, the Company shall deliver or cause to be delivered to Buyer an electronic copy of the Data Room, as of the date of this Agreement.

6.08 Termination of Certain Contracts. On or prior to the Closing, the Company shall cause all of the Contracts set forth on Schedule 6.08 to be terminated, in each case without continuing liability to Buyer or the Surviving Corporation.

ARTICLE VII

CONDITIONS TO CLOSING

7.01 Conditions to All Parties’ Obligations. The respective obligations of each of the Company, Buyer and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction of the following conditions at or as of immediately prior to the Closing, any one or more of which may be waived by mutual written agreement of Buyer and the Company to the extent permitted by Law:

(a) the applicable waiting period under the HSR Act shall have expired or been terminated (the “HSR Approval”), and any timing agreement with respect to review by the United States Federal Trade Commission (“FTC”) or the United States Department of Justice Antitrust Division (“DOJ”) shall have expired or been terminated;

(b) no Law or Order prohibiting, enjoining, restricting or making illegal the consummation of the Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect; and

(c) this Agreement shall not have been terminated in accordance with Section 8.01.

7.02 Conditions to Buyer’s and Merger Sub’s Obligations. The obligations of Buyer and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction (or waiver in writing by Buyer) of each of the following conditions at or as of immediately prior to the Closing, any one or more of which may be waived in writing by Buyer:

(a) (i) the representations and warranties set forth in Article III (other than the Fundamental Representations) shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein) as though such representations and warranties are made on and as of the Closing Date (except that representations and warranties that are expressly and by their terms made as of a specified date need be so true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) the Fundamental Representations set forth in Article III shall be true and correct in all respects as of the Closing Date as though such representations and warranties are made on and as of the Closing Date (except that representations and warranties that are expressly and by their terms made as of a specified date need be so true and correct only as of such date) except, in each case, for de minimis inaccuracies;

(b) the Company shall have performed and complied with in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c) no Material Adverse Effect shall have occurred since the date hereof and is continuing;

(d) the Company shall have delivered to Buyer and Merger Sub a certificate of the Company, dated as of the Closing Date, stating that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied;

(e) The Stockholder Resolutions shall have been executed and delivered to Buyer, remain in full force and effect and shall not have been revoked, rescinded, waived or amended without the written consent of Buyer in its sole discretion; and

(f) The Company shall have delivered, or be in a position to deliver at the Closing, each of the items required to be delivered by it pursuant to Section 2.02.

7.03 Conditions to the Company’s Obligations. The obligation of the Company to consummate the Transactions, including the Merger, is subject to the satisfaction (or waiver in writing by the Company) of the following conditions at or as of immediately prior to the Closing, any one or more of which may be waived in writing by the Company:

(a) (i) the representations and warranties set forth in Article IV shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein), as though such representations and warranties are made on and as of the Closing Date (except that representations and warranties that are expressly and by their terms made as of a specified date need be so true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate has not prevented, and would not reasonably be expected to prevent, the ability of Buyer to perform its obligations under this Agreement (including to consummate the Transactions) and (ii) the Fundamental Representations set forth in Article IV shall be true and correct in all respects as of the Closing Date as though such representations and warranties are made on and as of the Closing Date (except that representations and warranties that are expressly and by their terms made as of a specified date need be so true and correct only as of such date) except, in each case, for de minimis inaccuracies;

(b) Buyer and Merger Sub shall have performed and complied with in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c) Buyer and Merger Sub shall have delivered to the Company a certificate of Buyer and Merger Sub, dated as of the Closing Date, stating that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied; and

(d) Buyer and Merger Sub shall have delivered, or be in a position to deliver at the Closing, each of the items required to be delivered by Buyer and Merger Sub pursuant to Section 2.02.

7.04 Frustration of Closing Conditions1. . Neither Buyer nor Merger Sub may rely on the failure of any conditions set forth in Section 7.01 and Section 7.02 to be satisfied if the primary cause of such failure was the failure of Buyer or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any conditions set forth in Section 7.01 and Section 7.03 to be satisfied if the primary cause of such failure was the failure of the Company to perform any of its obligations under this Agreement.

7.05 Waiver of Conditions. Upon consummation of the Closing, at the Effective Time, any condition set forth in this Article VII which was not satisfied as of the Effective Time will be deemed to have been waived for all purposes by the Party having the benefit of such condition as of and after the Effective Time.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows and in no other manner:

(a) by mutual written consent of Buyer, on the one hand, and the Company, on the other hand;

(b) by Buyer, on the one hand, or by the Company, on the other hand, if the Closing has not occurred on or before the date that is twelve (12) months after the date of this Agreement (as such date may be extended by the End Date Extension, the “End Date”); provided, that the terminating Party shall only be entitled to exercise such right of termination if the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would cause any of the conditions to Closing set forth in Article VII, as applicable, to not have been satisfied; provided, further, that, if the conditions set forth in Section 7.01(a) are not satisfied or there is pending litigation relating to the HSR Act review of the Transactions as of such date, but all of the other conditions set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), either Buyer, on the one hand, or the Company, on the other hand, may elect to extend the End Date by up to six (6) months by delivering written notice of such extension to the other Parties (the “End Date Extension”); provided, that the End Date and the End Date Extension shall be automatically extended on a day-for-day basis for each day of any shutdown or closure of any Governmental Body that would have the effect of delaying or preventing the review of the transactions contemplated by this Agreement and/or issuance of clearance or approval from such Governmental Body to the extent required pursuant to Section 7.01(a);

(c) by Buyer, if (i) there exists a breach of any representation or warranty of the Company contained in this Agreement which would result in the failure to satisfy the Closing condition set forth in Section 7.02(a) or (ii) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company which would result in the failure to satisfy the Closing condition set forth in Section 7.02(b); provided, that, (y) if any such breach is curable by the Company, then Buyer may not terminate this Agreement under this Section 8.01(c) unless such breach has not been cured within thirty (30) days after Buyer notifies the Company in writing of such breach; provided, that the Company may elect by written notice to Buyer to extend the End Date if and as required in order for the Company to have a full thirty (30) days after receipt of written notice of such breach from Buyer within which to cure such breach and (z) the right to terminate this Agreement pursuant to this Section 8.01(c) will not be available to Buyer at any time that Buyer or Merger Sub is then in breach of any covenant, agreement or representation and warranty hereunder, in each case that would result in any of the conditions set forth in Section 7.03(a) or Section 7.03(b) to not be satisfied;

(d) by the Company, if (i) there exists a breach of any representation or warranty of Buyer or Merger Sub contained in this Agreement which would result in the failure to satisfy the Closing condition set forth in Section 7.03(a) or (ii) Buyer or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer which would result in the failure to satisfy the Closing condition set forth in Section 7.03(b); provided, that, (y) if any such breach is curable by Buyer or Merger Sub, then the Company may not terminate this Agreement under this Section 8.01(d) unless such breach has not been cured within thirty (30) days after the Company notifies Buyer in writing of such breach; provided, that Buyer may elect by written notice to the Company to extend the End Date if and as required in order for Buyer to have a full thirty (30) days after receipt of written notice of such breach from the Company within which to cure such breach and (z) the right to terminate this Agreement pursuant to this Section 8.01(d) will not be available to the Company at any time that the Company is then in breach of any covenant, agreement or representation and warranty hereunder, in each case, that would result in any of the conditions set forth in Section 7.02(a) or Section 7.02(b) to not be satisfied;

(e) by Buyer, on the one hand, or by the Company, on the other hand, if there shall be in effect a Law or a final, non-appealable Order by a Governmental Body of competent jurisdiction prohibiting, enjoining, restricting or making illegal the consummation of the Transactions; or

(f) by Buyer, if the Company has not delivered the Stockholder Resolutions to Buyer by 5 p.m. Eastern Time on October 1, 2025.

The Party (being Buyer or the Company) desiring to terminate this Agreement pursuant to this Section 8.01 shall give written notice of such termination to the other Party (being Buyer or the Company). Any termination by the Company under this Section 8.01 will be by action of its board of directors (without requiring any action by the Stockholders or any other Person).

8.02 Effect of Termination.

(a) In the event that this Agreement is validly terminated in accordance with Section 8.01, this Agreement shall immediately become null and void and the Parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party hereto; provided that (i) no such termination shall relieve any party hereto from liability for the payment of the Termination Fee pursuant to Section 8.02(b), as applicable, (ii) no such termination will relieve any Party from any liabilities, losses, damages, obligations, costs or expenses (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out of pocket costs, and may include, to the extent proven, the benefit of the bargain lost by the Company, the Stockholders and/or the Optionholders, taking into consideration relevant matters, including other combination opportunities and the time value of money, which shall be deemed in such event to be damages of such Persons) relating to such Party’s Fraud or any willful breach of its representations, warranties, covenants or agreements under this Agreement prior to the effective date of termination, as applicable, and (iii) the Confidentiality Agreement and the provisions of Section 8.02, and Article X hereof shall survive any such termination and remain valid and binding obligations of each of the Company and Buyer.

(b) In the event that (i) Buyer or the Company terminates this Agreement (x) pursuant to Section 8.01(b) as a result of the failure to satisfy the conditions set forth in Section 7.01(a) or (y) pursuant to Section 8.01(e) (solely as it relates to Antitrust Laws), and (ii) all of the other conditions set forth in Article VII have been satisfied or validly waived other than any such conditions that are by their nature to be satisfied at the Closing (so long as such conditions are capable of being satisfied if the Closing were to occur on such date), then, notwithstanding anything to the contrary in this Agreement, Buyer shall, within three (3) Business Days following such termination, pay (or cause to be paid) to the Company an aggregate amount equal to $36,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to the account designated by the Company. For the avoidance of doubt, Buyer will not be required to pay the Termination Fee pursuant to this Section 8.02(b) more than once.

(c) The Company and Buyer acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that without these agreements, Buyer and the Company would not enter into this Agreement. Each of the parties hereto acknowledges and agrees that the payment by Buyer of the Termination Fee is not a penalty, but constitutes liquidated damages. Each of the parties hereto further acknowledges and agrees that (a) in the event of any termination of this Agreement described in Section 8.02(b), the Company’s right to receive payment from

Buyer of the Termination Fee pursuant to Section 8.02(b) shall be the sole and exclusive monetary remedy of the Company and any other party against Buyer for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach of or failure to perform under this Agreement or otherwise, and, upon payment of such amount, Buyer shall have no further liability or obligation relating to or arising out of this Agreement or the Transactions, other than in the case of Fraud or willful breach, and (b) in no event shall the Company be entitled to both specific performance that results in the occurrence of the Closing and the payment of the Termination Fee.

ARTICLE IX

ADDITIONAL AGREEMENTS AND COVENANTS

9.01 Further Assurances. From time to time, as and when requested by any Party hereto and at such Party’s expense, any other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions.

9.02 Employees and Employee Benefits.

(a) Compensation and Benefits. Effective as of the Closing and continuing until the first anniversary of Closing, Buyer will, or will cause one of its Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiary) to, provide to all employees of the Company and its Subsidiary as of immediately following the Closing to the extent that such employee remains employed through the applicable time (the “Retained Employees”): (i) a base salary or wage rate and target annual cash bonus and commission opportunities at least equal to the base salary or wage rate and target annual cash bonus and commission opportunities in effect for such Retained Employee immediately before the Closing and (ii) employee benefits (other than retention, incentive or change in control bonuses, defined benefit pension and post-employment welfare benefits, and with respect to any equity or equity-based awards, only with respect to the annualized value of such awards over the average service period of a Company Employee and excluding any equity or equity-based awards granted outside of the ordinary course of business of the Company) which are substantially similar, in the aggregate, to those made available to such Retained Employee immediately before the Closing under the Plans set forth on Schedule 3.17 of the Disclosure Schedules (subject to the same exclusions and qualifications). Nothing in this Section 9.02 will obligate Buyer or the Surviving Corporation or its Subsidiary to continue (and will not prevent Buyer or the Surviving Corporation or its Subsidiary from modifying or terminating) the employment of any such Retained Employee.

(b) Severance and Annual Bonus Opportunity. Without limiting the generality of the foregoing, Buyer shall, or shall cause one of its Affiliates (including, after the Closing, the Surviving Corporation and its Subsidiary) to, (i) have in effect for at least one (1) year following the Closing Date severance plans, practices and policies applicable to employees of the Company and its Subsidiary on the Closing Date that are not less favorable than such plans, practices and policies in effect immediately prior to the Closing Date with respect to such employees under the Plans set forth on Schedule 3.17 of the Disclosure Schedules, and (ii) ensure that all employees of the Company and its Subsidiary set forth on Schedule 9.02(b) who were notified of their target bonuses for the current fiscal year, which such target bonuses are set forth on Schedule 9.02(b), receive annual bonuses calculated assuming no less than target-level performance for any Company performance goals, and in the ordinary course of business for any individual performance goals, subject to any conditions that would otherwise apply in order to receive such bonuses, and provided that the aggregate amount of such annual bonuses will not exceed the aggregate amount accrued in respect of such bonuses at target-level performance.

(c) Employee Service Credit. Buyer will (i) give, or cause the Surviving Corporation to give, each Retained Employee credit under any benefit or compensation plan, Contract or policy of Buyer or any of its Affiliates (including any defined contribution retirement, vacation, paid time off, sick leave and severance policies but excluding any equity or equity-based compensation, defined benefit retirement or pension benefits, post-employment health and welfare benefits or deferred compensation opportunities or benefits) (any such plan, program, agreement, arrangement or policy, a “Buyer Plan”), for purposes of eligibility, vesting and entitlement to such amount of vacation, paid time off, sick leave and severance benefits for the Retained Employee’s service with the Company and its Affiliates prior to the Closing Date to the same extent such service was recognized under a similar Plan, except in each case, to the extent such treatment would result in duplicative benefits, (ii) use commercially reasonable efforts to allow such Retained Employees to participate in each Buyer Plan providing group welfare benefits that is intended to replace coverage under a Plan in which such Retained Employees participated immediately prior to the Closing Date without regard to preexisting-condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Retained Employee by the corresponding Plans immediately prior to the Closing Date, and (iii) if any of the Plans that provide group welfare benefits are terminated prior to the end of the plan year that includes the Closing Date, use commercially reasonable efforts to cause each Retained Employee to be credited with any expenses that were covered by the Plans during such plan year for purposes of determining deductibles, co-pays and other applicable limits under any replacement plans.

(d) No Third Party Beneficiaries. The provisions contained in this Section 9.02 are for the sole benefit of the Parties to this Agreement and nothing set forth in this Section 9.02 will (i) confer any rights or remedies, including any third-party beneficiary rights, upon any current or former Company Service Provider, any Retained Employee or upon any other Person other than the Parties hereto and their respective successors and assigns, (ii) be construed to establish, amend, or modify any Plan or Buyer Plan or any other benefit plan, program, agreement or arrangement, (iii) confer upon any current or former Company Service Provider, any Retained Employee or upon any other Person any right to employment or continued employment for any period of time or any right to a particular term or condition of employment, or (iv) alter or limit Buyer’s or the Surviving Corporation’s or its Subsidiary’s ability to amend, modify or terminate any specific Plan, Buyer Plan or other benefit plan, program, agreement or arrangement at any time (subject to Buyer’s compliance with the covenants set forth in subsections (a) and (b) above).

(e) WARN Act. For the ninety (90) day period immediately following the Closing, Buyer shall not, or shall cause its Affiliates, the Surviving Corporation and its Subsidiary to not, take any action that would trigger notice obligations under the WARN Act with respect to any of the Retained Employees.

(f) 401(k) Plan Termination. Effective as of no later than the day immediately preceding the Closing Date, if requested by Buyer in writing prior to the Closing Date, the Company shall cause the Elektrofi Inc. 401(k) Plan (the “401(k) Plan”) to be terminated. If Buyer provides such written notice to the Company, the Company shall provide Buyer with evidence that the 401(k) Plan has been terminated by written action of the 401(k) Plan sponsor (effective as of no later than the day immediately preceding the Closing Date).

9.03 Government Filings and Regulatory Approvals.

(a) The Company and the Buyer Parties shall, as promptly as practicable and no later than fifteen (15) Business Days following the date of this Agreement, file or have filed with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), any notification form required pursuant to the HSR Act for the Transactions (the “HSR Form”), except that in the event that HSR Forms are not being accepted by the FTC or the DOJ due to a shutdown or closure of any Governmental Body, the HSR Form shall be filed within fifteen (15) Business Days following the date of this Agreement plus the number of Business Days during which HSR Forms are not being accepted, which form will specifically request early termination of the waiting period prescribed by the HSR Act. Each of the Company and the Buyer Parties will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws and will provide any supplemental information reasonably requested by any Governmental Body as promptly as reasonably practicable. Buyer will be responsible for 100% of all filing fees payable in connection with any filings related to Antitrust Laws.

(b) The Company and the Buyer Parties will use their reasonable best efforts to (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party or a similar action brought by a Governmental Body, and (ii) promptly obtain any approval required under Antitrust Laws for the consummation of the Transactions and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request as is advisable, including using their respective reasonable best efforts to promptly certify substantial compliance with any request for additional information or documentary material from the DOJ or the FTC pursuant to the HSR Act (a “Second Request”) within one hundred twenty (120) calendars from the date such Second Request is issued. No timing agreement shall be entered into with respect to review by the FTC or the DOJ the duration of which would extend beyond the End Date

(c) For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the Buyer Parties shall, and shall cause their Affiliates to, use their reasonable best efforts to take or cause to be taken any and all actions necessary to secure satisfaction of any approval required under Antitrust Laws no later than the End Date, including taking any actions necessary to obtain the expiration of any applicable waiting period or suspension period under any Antitrust Laws and to prevent the initiation of any lawsuit by any Governmental Body under any Antitrust Laws or to prevent the entry of any Order that would delay or prevent the consummation of the Transactions, including by: (A) negotiating, committing to, agreeing to and effectuating by consent decree, hold separate orders, or otherwise, (x) any sale, divestiture, licensing arrangement, disposition, or other structural or behavioral remedy of any type, or (y) termination, modification, amendment, restructuring, or other remedy or undertaking with respect to any existing relationships, contractual rights or obligations; (B) at the request of the Company, defending through litigation any claim asserted in any Proceeding relating to the HSR Act or other applicable Antitrust Laws by any Governmental Body or Person in order to oppose, to avoid the entry of, or to have vacated or terminated any Order (whether temporary, preliminary, or permanent) that would prevent the consummation of the Transactions by the End Date; and (C) at the request of the Company, opposing any Proceeding related to a private cause of action, or initiating a Proceeding to lift any injunction (if applicable) related to a private cause of action, that would prevent the consummation of the Transactions by the End Date; provided, that, in no event shall anything in this Agreement require, or be construed to require, the Buyer Parties, the Company or any of their respective Subsidiaries and Affiliates, to take, or agree to take, any such actions (other than the actions described in subsections (B) and (C) of Section 9.03(c)) if such actions would reasonably be likely to have a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiary, taken as a whole; provided further, that, notwithstanding the foregoing or anything to the contrary contained in this Agreement, under no circumstances will the Buyer Parties or any of their Affiliates (which, for the avoidance of doubt, shall not include the Company or its Subsidiary for this purpose) be required to agree to any structural or behavioral remedy with respect to their respective assets, businesses, relationships, contractual rights, obligations or arrangements.

(d) The Parties hereto commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under any Antitrust Law at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of Governmental Bodies and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor the Buyer Parties will participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry without giving the other Party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion. For the avoidance of doubt, and notwithstanding the foregoing and anything in this Agreement to the contrary, the Buyer Parties shall, following consultation with and considering in good faith the views of the Company, have the right to control and direct the process by which the parties seek to avoid or eliminate impediments under the Antitrust Laws, including making final determinations on the content of all substantive communications with any Governmental Body, having responsibility for all strategic and timing decisions with respect to satisfying approvals and filing requirements under applicable Antitrust Laws, and controlling all aspects of the Parties’ efforts in any action brought to enjoin the Transactions pursuant to any Antitrust Laws, provided, that neither the Company nor Buyer Parties shall be responsible for the factual accuracy of information provided by the other and neither the Company nor Buyer Parties shall make factual representations about the other to a Governmental Body without the other’s approval. If there is a disagreement among the Parties in connection with obtaining any clearances or approvals under applicable Antitrust Laws (a “Disagreement”), the respective outside counsels of Buyer and the Company will seek to resolve the Disagreement reasonably and in good faith. If the respective outside counsels are unable to reach mutually satisfactory resolution of the Disagreement within two (2) Business Days after their first conferring regarding the applicable Disagreement, the Disagreement shall be referred to the Chief Executive Officers of Buyer and the Company, respectively. The respective Chief Executive Officers shall confer (remotely or in person) within five (5) Business Days after such referral and enter into negotiations aimed at resolving the applicable Disagreement. If the respective Chief Executive Officers are unable to reach mutually satisfactory resolution of the Disagreement within five (5) Business Days after their first conferring regarding the applicable Disagreement, the determination of Buyer’s Chief Executive Officer shall prevail; provided, however, that in the event that a Disagreement relates to factual representations relating to the Company, the determination of the Company’s Chief Executive Officer shall prevail solely with respect to such factual representations relating to the Company. Each Party shall provide to the others (or the others’ respective advisors) upon request copies of all correspondence between such party and any Governmental Body relating to the Transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 9.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Body regarding the transactions contemplated by this Agreement by or on behalf of any party.

(e) Except as specifically required by this Agreement, the Buyer Parties and their Affiliates will not take any action, or refrain from taking any action, the effect of which would be to materially delay or impede the ability of the Parties to consummate the Transactions by the End Date. Without limiting the generality of the foregoing, the Buyer Parties will not, and will not permit any of their respective Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, Orders or other approvals of any Governmental Body necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Body entering an order prohibiting the consummation of the Transactions or (iii) materially delay the consummation of the Transactions.

9.04 Certain Consents. Buyer and Merger Sub expressly acknowledge and agree that certain consents to the Transactions may be required from Governmental Bodies or parties to Contracts to which the Company or its Subsidiary is a party (including the Contracts set forth on Schedule 3.11 of the Disclosure Schedule) and that such consents have not been obtained as of the date of this Agreement and may not be obtained. Buyer and Merger Sub expressly acknowledge and agree that, notwithstanding anything else in this Agreement, subject to the Company’s compliance with Section 9.03 in all material respects, neither the Company nor any of the Company Parties will have any liability whatsoever to Buyer or Merger Sub, including, for the avoidance of doubt, through any reduction in, or deduction from, the Base Merger Consideration in calculating the Merger Consideration (whether through any increase in Closing Indebtedness or Transaction Expenses or any decrease in Closing Net Working Capital or otherwise) in accordance with this Agreement, and Buyer and Merger Sub will not be entitled to assert any claims, in each case, arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Transactions (other than pursuant to the HSR Act) or because of the default, acceleration or termination of or loss of any right under any such Contract as a result of the Closing and the failure to obtain any such consent. Further, the Buyer Parties expressly acknowledge and agree that, notwithstanding anything else in this Agreement, subject to the Company’s compliance with Section 9.03 in all material respects, no representation, warranty or covenant of the Company contained herein will be breached or deemed breached and no condition of Buyer or Merger Sub will be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of any right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination or loss of any right. Notwithstanding the foregoing, nothing contained in this Section 9.04 is intended to modify the Company’s obligations pursuant to Section 7.02(d).

9.05 Section 262 Notices. The Company shall, in accordance with applicable Law and its Organizational Documents, (i) prepare an information statement (the “Information Statement”) relating to this Agreement and the transactions contemplated hereby, which shall (x) provide notice to each Stockholder that has not theretofore executed a written consent adopting this Agreement, approving the Transactions and waiving any appraisal rights under Section 262 of the DGCL (a “Written Consent”) pursuant to and in accordance with Section 228(e) of the DGCL, the Company’s Organizational Documents and other applicable Laws, (y) provide each Stockholder that has not theretofore executed a Written Consent with the notice required pursuant to Section 262 of the DGCL informing such holder that appraisal rights are available for the holder’s shares of Common Stock pursuant to Section 262 of the DGCL along with such other information as required by Section 262 of the DGCL and other applicable Laws and (z) describe this Agreement and the transactions contemplated hereby and (ii) deliver to any Stockholder that has not theretofore executed a Written Consent the Information Statement, along with a request that such Stockholder execute the written consent of the Company’s Stockholders approving the Merger as provided in Section 228 of the DGCL and that such Stockholder waive any appraisal rights under Section 262 of the DGCL. In connection with such request, the Company will, through the Company Board, recommend to its Stockholders approval of the Merger. Approval of this Agreement by the Stockholders of the Company will not restrict the ability of the Company Board thereafter to terminate or amend this Agreement to the extent permitted by this Agreement and not prohibited under Section 251(d) of the DGCL.

ARTICLE X

MISCELLANEOUS

10.01 No Survival; Sources of Recovery.

(a) The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or upon the termination of this Agreement pursuant to Article VIII, except the covenants and agreements that explicitly contemplate performance in whole or in part after the Closing shall survive the Closing indefinitely (or until fully performed in accordance with this Agreement); provided that (i) nothing in this Section 10.01 shall, nor shall be deemed or construed to, waive or release any claim or remedy for Fraud or willful breach and (b) the acknowledgments and agreements set forth in Section 3.27 and Section 4.12 shall survive indefinitely. The provisions of this Section 10.01 will not, however, prevent or limit a cause of action under Section 10.16 in accordance with its terms. The parties hereto acknowledge and agree that from and after the Closing they shall not be permitted to make, and no party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing. In furtherance of the foregoing, from and after the Closing, each party hereby waives (on behalf of itself, each of its Affiliates and each of its representatives), to the fullest extent permitted under Law, any and all rights, claims and causes of action (including any statutory rights to contribution or indemnification) for any breach of any representation or warranty or covenant or obligation to have been performed prior to the Closing set forth herein or otherwise relating to the Company or the subject matter of this Agreement that such Party may have against the other parties or any of their Affiliates or any of their respective representatives arising under or based upon any theory whatsoever, under any Law, contract, tort or otherwise. Notwithstanding anything to the contrary herein, the terms of this Agreement shall in no way prohibit Buyer from making claims or exercising its rights under any R&W Insurance Policy, and the rights provided under any R&W Insurance Policy shall be Buyer’s sole recourse with respect to any actual or alleged breach of any representation or warranty set forth in this Agreement (or any certificate or other document delivered hereunder with respect to any such representation or warranty), other than in the case of Fraud (with respect to a person committing Fraud).

(b) Buyer hereby agrees and acknowledges that its right to any payment to be made pursuant to Section 1.08(d) (together with Buyer’s rights under the Escrow Agreement with respect to the Adjustment Escrow Funds) shall be Buyer’s sole and exclusive source of recovery for any amounts owing to Buyer pursuant to Section 1.08(d).

(c) Buyer hereby acknowledges and agrees that, except as expressly provided in the foregoing Sections 10.01(a) and 10.01(b), none of the Company, the Stockholders, the Optionholders, the Securityholders’ Representative and each of their respective Affiliates, officers, directors, managers, employees or agents, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or Schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby.

10.02 Acknowledgment by the Buyer Parties.

(a) The Buyer Parties expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that they have conducted to their full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, liabilities, properties, Contracts, and prospects of the Company and its Subsidiary, and, in making their determination to proceed with the Transactions, the Buyer Parties have relied solely on the results of their own independent investigation and verification and have not relied on, are not relying on, and will not rely on, any of the Company, its Subsidiary, any Securityholder or any of their respective Affiliates (or any representations, warranties, information, statements, disclosures, or materials of or provided by any of the foregoing), that certain datasite administered by Dropbox, Inc. (the “Dataroom”), the Projections or any other representations, warranties, information, statements, disclosures, or materials, in each case whether written or oral, provided by, or as part of, any of the foregoing or any other Company Party, or any failure of any of the foregoing to disclose or contain any information, except for the representations and warranties of the Company expressly and specifically set forth in Article III and in each certificate delivered hereunder, in each case, as qualified by the Disclosure Schedules and the terms and conditions (including limitations and exclusions) of this Agreement. The Buyer Parties expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that: (i) the representations and warranties of the Company expressly and specifically set forth in Article III and in each certificate delivered hereunder, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement, are the sole and exclusive representations, warranties, information, statements, disclosures and/or materials of any kind made or provided to the Buyer Parties and on which the Buyer Parties may rely in connection with the Transactions; and (ii) all other representations, warranties, information, statements, disclosures and/or materials of any kind or nature expressed or implied, whether in written, electronic or oral form, including (A) the completeness or accuracy of, or any omission to state or to disclose, any information, including the Dataroom, the Projections, meetings, calls or correspondence with management of the Company and its Subsidiary or any of the Company Parties and (B) any other statements, disclosures, materials or any other information relating to the historical, current or future business, financial condition, results of operations, assets, liabilities, properties, Contracts, probably success, profitability and prospects of the Company or its Subsidiary, or the quality, quantity or condition of the Company’s or its Subsidiary’s assets, are, in each case, specifically disclaimed by the Company, on its behalf and on behalf of the Company Parties. Without limiting the generality of the foregoing, the Buyer Parties expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that neither the Company, nor any other Person (including the Company Parties), has made, is making or is authorized to make, and the Buyer Parties, on their own behalf and on behalf of the Buyer Group, hereby expressly waive, any representation or warranty (whether in written, electronic or oral form), express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s or its Subsidiary’s business, operations, assets, liabilities, prospects or any portion thereof, except solely to the extent expressly set forth in Article III, in each case, as qualified by the Disclosure Schedules and the terms and conditions of, including the limitations and exclusions in, this Agreement, and the Capital Stock (including, indirectly through the sale of the Capital Stock, the assets, properties, liabilities, condition, operations or prospects of the Company) are being sold on an “as is, where is” basis as of the Closing.

(b) Without limiting the generality of the foregoing, in connection with the investigation by the Buyer Parties of the Company and its Subsidiary, the Buyer Parties and their Affiliates, and the Representatives of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections, forward-looking statements and other forecasts (whether in written, electronic or oral form, and including in the Dataroom, management meetings, etc.) (collectively, “Projections”). The Buyer Parties expressly acknowledge and agree, on their own behalf, and on behalf of the Buyer Group, that (i) such Projections are being provided solely for the convenience of the Buyer Parties to facilitate their own independent investigation of the Company and its Subsidiary, (ii) there are uncertainties inherent in attempting to make such Projections, (iii) the Buyer Parties are familiar with such uncertainties, and (iv) the Buyer Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

10.03 Provision Respecting Representation of Company. Each of the Parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, managers, members,

officers, employees and Affiliates, (a) that Morgan, Lewis & Bockius LLP (“Morgan Lewis”) has been retained by, and may serve as counsel to, each and any of the Securityholders’ Representative, the Securityholders and their respective Affiliates (other than the Company and its Subsidiary) (individually and collectively, the “Company Group”), on the one hand, and the Company and its Subsidiary, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, (b) that Morgan Lewis has not acted as counsel for any other Party hereto in connection with the Transactions and that none of the other Parties hereto has the status of a client of Morgan Lewis for conflict of interest or any other purposes as a result thereof, and (c) that, following consummation of the Transactions, Morgan Lewis (or any of its successors) may serve as counsel to the Company Group or any director, shareholder, partner, manager, member, officer, employee or Affiliate of any member of the Company Group, in connection with any Proceeding or obligation arising out of or relating to this Agreement or the Transactions. Notwithstanding such representation or any continued representation of the Company or its Subsidiary, each of the Parties hereto (on their own behalf and on behalf of their Affiliates) hereby consents thereto and expressly waives any conflict of interest arising therefrom, and each of such Parties will cause any Affiliate thereof to consent to expressly waive any conflict of interest arising from such representation. Buyer, the Company and the Company Group hereby agree that, in the event that a dispute arises after the Closing between Buyer, the Company, and/or its Subsidiary on the one hand, and the Company Group or their respective Affiliates, on the other hand, Morgan Lewis may represent the Company Group and/or such Affiliates in such dispute even though the interests of the Company Group and/or such Affiliates may be directly adverse to Buyer, the Company or its Subsidiary, and even though Morgan Lewis may have represented the Company or its Subsidiary in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, the Company or any of their Subsidiaries. In addition, Buyer agrees that (x) all communications prior to the Effective Time among any member of the Company Group, the Company and its Subsidiary, any of their respective Affiliates, directors, officers, employees or Advisors, and Morgan Lewis that relate to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Company or the Transactions (the “Protected Seller Communications”), will be deemed to be privileged and confidential communications, (y) all rights to such Protected Seller Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and will be retained by the Company Group and (z) to the extent Buyer or any of its Affiliates (including the Company and its Subsidiary after the Closing) should discover in its possession after the Closing any Protected Seller Communications, it will take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Securityholders’ Representative, keeping no copies of such Protected Seller Communications (and to the extent such Protected Seller Communications are part of other documents or materials, Seller will be permitted to retain copies of such documents or materials so long as the Protected Seller Communications are redacted), and will not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Protected Seller Communications prior to the Closing Date, Buyer, the Company, and its Subsidiary together with any of their respective Affiliates, Subsidiaries, successors or assigns, further agree that none of the foregoing may use or rely on any of the Protected Seller Communications in any action against or involving any of the Company Group or Morgan Lewis after the Closing. The Protected Seller Communications may be used by the Company Group and/or any of their respective Affiliates in connection with any dispute that relates in any way to this Agreement or the Transactions. Notwithstanding the foregoing, in the event that a dispute arises between the Surviving Corporation and its Affiliates, on the one hand, and a third party other than the Company Group (solely in their capacity as equityholders of the Company or the Securityholders’ Representative), on the other hand, the Surviving Corporation and its Affiliates may assert the attorney-client privilege with respect to Protected Seller Communications to prevent disclosure of confidential communications to such third party. The Buyer Parties and the Company Parties expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group and the Company Group, respectively, that the agreements contained in this Section 10.03 (i) require performance after the Closing to the maximum extent permitted by applicable Law and will survive the Closing for the maximum duration permitted under applicable Law and will not be subject to any of the survival or exclusive remedy provisions of Article X; and (ii) are an integral part of the Transactions and that, without the agreements set forth in this Section 10.03, none of the Parties would enter into this Agreement and the Company would not recommend approval of this Agreement to the Stockholders.

10.04 Press Releases and Communications. No press release or public announcement related to this Agreement or the Transactions (including any press release or other public announcement disclosing the transaction consideration (or any other amounts related thereto)) will be issued or made by any Party to this Agreement or any of its Affiliates or Representatives without the joint approval of Buyer and the Company (if prior to the Closing) or the Securityholders’ Representative (if after the Closing), provided that nothing herein will prohibit (a) any Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure upon advice of internal or external counsel is required by Law, in which case the Party making such determination will use commercially reasonable efforts to allow the other Parties reasonable time to comment on such press release or public announcement in advance of its issuance; provided, further, that any Party may supply to a Governmental Body this Agreement and any information and documents requested by such Governmental Body in connection with any notification or filing made to such Governmental Body concerning the Transactions or in responding to any request by a Governmental Body investigating the Transactions under any Antitrust Law. Notwithstanding anything herein to the contrary, following Closing, the Securityholders’ Representative shall be permitted to disclose information as required by Law or to advisors and representatives of the Securityholders’ Representative and to the Securityholders, in each case, who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

10.05 Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses incurred in connection with the negotiation of this Agreement and the consummation of the Transactions will, subject to Section 10.19, be paid by the party incurring such expenses, except that (i) the fees and expenses of the Escrow Agent shall be borne 50% by Buyer and 50% by the Company, (ii) all fees and expenses in connection with the “tail” insurance policies will be allocated pursuant to Section 6.05(c), (iii) all filing fees associated with any filing or submission that is necessary in connection with Antitrust Laws will be paid 100% by Buyer, (iv) all Transfer Taxes will be allocated pursuant to Section 6.06(a) and (v) the fees and expenses in connection with obtaining the R&W Insurance Policy pursuant to Section 6.07 shall be borne 50% by Buyer and 50% by the Company.

10.06 Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail (unless transmitted after 5 p.m. Eastern Time, then on the next Business Day), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the electronic mail address or street address, as applicable, set forth below, or at such other electronic mail address or street address as such Party may specify by written notice to the other Party hereto:

Notices to Buyer, Merger Sub and/or the Surviving Corporation (following the Effective Time):

Halozyme Therapeutics, Inc.

12390 El Camino Real

San Diego, CA 92130

Attention: Helen Torley

Email:    [REDACTED]

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Michael J. Aiello; Sachin Kohli

Email:    [REDACTED]; [REDACTED]

Notices to the Company (prior to the Effective Time):

Elektrofi, Inc.

25 Drydock Avenue

Boston, MA 02210

Attention: Chase Coffman

Email: [REDACTED]

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

Attention:  Michael A. Conza; Russell Franklin

Email:    [REDACTED]; [REDACTED]

Notices to the Securityholders’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: [REDACTED]

Telephone: (303) 648-4085

with a copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

Attention: Michael A. Conza; Russell Franklin

Email:    [REDACTED]; [REDACTED]

10.07 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of (a) prior to the Closing, the Company and Buyer and (b) from and after the Closing, the Surviving Corporation and the Securityholders’ Representative; provided, that Buyer and Merger Sub may assign this Agreement to any of their respective Subsidiaries, provided, that no such assignment shall relieve Buyer or Merger Sub of their respective obligations under this Agreement; provided, further, that Buyer shall be permitted to assign its rights and obligations under this Agreement to a Qualified Purchaser in connection with a Change of Control or Carve-Out Transaction, provided that such Qualified Purchaser executes a Written Assumption (to the extent required).

10.08 Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended only in a writing signed by Buyer, the Company, the Securityholders’ Representative and, prior to the Effective Time, Merger Sub. Subject to Section 7.05, with respect to the waiver of conditions to Closing as of the Effective Time, any waiver of any provision of this Agreement will be effective against Buyer, the Company, the Securityholders’ Representative or, prior to the Closing, Merger Sub, only as set forth in a writing executed by such Person. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

10.09 Third Party Beneficiaries. Except (a) as otherwise expressly provided herein, including Section 6.05 and (b) for Sections 6.07, 10.02, 10.03, 10.04, 10.08, 10.09 and 10.10, in respect of which each member of the Company Group is a third party beneficiary, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with this Agreement without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.10 Non-Recourse. This Agreement may only be enforced against, and any Proceeding based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any party to this Agreement or any Subsidiary of the Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any Proceeding based upon, arising out of or related to this Agreement. Notwithstanding the foregoing, this Section 10.10 shall not apply to Section 10.19, which shall be fully enforceable by the Securityholders’ Representative in its entirety against the Securityholders.

10.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

10.13 Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Any description of any Contract, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such Contract, document, instrument, plan, arrangement or item. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party hereto to any Person of any matter whatsoever, including any violation of Law or breach of contract. Certain information set forth in the Disclosure Schedules is or may be included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) or items (a) are or are not material to the business, assets, liabilities, financial condition, results of operation or prospects of the Company, (b) amount to a Material Adverse Effect or (c) occurred outside of the ordinary course of business of the Company. No Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in a Disclosure Schedules is or is not material for purposes of this Agreement.

10.14 Complete Agreement. This Agreement, together with the Confidentiality Agreement (solely as applicable between Company and Buyer), Paying Agent Agreement, Escrow Agreement and any other agreements expressly referred to herein or therein (collectively, “Transaction Documents”), contain the entire agreement of the Parties regarding the subject matter of this Agreement and the Transactions and supersedes all prior agreements among the Parties respecting the sale and purchase of the Company. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the Parties with respect hereto and will be deemed joint work product of the Parties.

10.15 Conflict Between Transaction Documents. The Parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated by this Agreement, this Agreement will govern and control.

10.16 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the Parties hereto fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (a) the Parties hereto will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.17 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 8.02 are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and will not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance or other equitable relief and (c) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company nor Buyer would have entered into this Agreement. The Parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at law. The Parties hereto acknowledge and agree that any Party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.16 will not be required to provide any bond or other security in connection with any such Order. The remedies available to the Company or the Securityholders’ Representative pursuant to this Section 10.16 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit the Company or the Securityholders’ Representative from seeking the payment of any liabilities, losses, damages, costs or expenses related to Buyer’s breach of this Agreement, in each case, subject to the terms of Section 8.02.

10.17 Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any Proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions brought by any other Party or its successors or assigns will be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery

Court declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement and the Transactions. Each of the Parties will not commence any Proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no Party will file a motion to dismiss any action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. Each Party hereby irrevocably consents to the service of any and all process in any such Proceeding by delivery of such process in the manner provided in Section 10.06 and agrees not to assert (by way of motion, as a defense or otherwise) in any Proceeding any claim that service of process made in accordance with Section 10.06 does not constitute good and valid service of process.

10.18 Governing Law; Waiver of Jury Trial.

(a) This Agreement, and any Proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.19 Securityholders’ Representative.

(a) Subject to the terms and conditions of this Section 10.19, and by virtue of the approval of the Merger and this Agreement by the Stockholders, including receiving any benefits hereof and any consideration hereunder, and without any further action of any Securityholder or the Company, Shareholder Representative Services LLC is designated as of the Closing as the Securityholders’ Representative and as the true and lawful representative, attorney-in-fact and exclusive agent to act on behalf of the Securityholders for all purposes in connection with this Agreement and any related agreements. Approval of this Agreement by the Stockholders holding a majority of the outstanding Capital Stock will, to the maximum extent permitted under applicable Law (including DGCL § 251(b)), constitute knowing and irrevocable ratification and approval of such designation by the Stockholders, and authorization of the Securityholders’ Representative to serve in such capacity (including the exclusive power to negotiate and settle any and all disputes with Buyer or Merger Sub under this Agreement and the Escrow Agreement) and will also constitute a reaffirmation, approval, consent to, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments, waivers, releases, covenants and agreements made by the Securityholders’ Representative on behalf of the Securityholders in this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement), in each case, whether entered into or taken before, on or after the date of such approval. The Securityholders’ Representative may resign at any time and may be removed only by the vote of Persons that collectively owned more than 50% of the Capital Stock as of immediately prior to the Effective Time (other than (x) shares of Capital Stock cancelled pursuant to Section 1.04(d) and (y) Dissenting Shares) (such Persons, the “Majority Holders”). The designation of the Securityholders’ Representative and the powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest, and are irrevocable and will not be affected by the death, incapacity, illness, bankruptcy, dissolution, liquidation or other inability to act of any of the Securityholders. In the event that a Securityholders’ Representative has resigned or been removed in accordance with this Section 10.19(a), a new Securityholders’ Representative will promptly be appointed by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Securityholders’ Representative. Written notice of any such resignation of a Securityholders’ Representative will be delivered by the Securityholders’ Representative to Buyer promptly after such action is taken. If at any time there shall not be a Securityholder’ Representative or the Majority Holders fail to designate a successor Securityholders’ Representative, then Buyer may have a court of competent jurisdiction appoint a Securityholders’ Representative hereunder. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(b) Without limiting the foregoing, the Securityholders’ Representative will have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Escrow Agreement, the Paying Agent Agreement and the Securityholders’ Representative Engagement Agreement); provided, that the Securityholders’ Representative will have no obligation to act on behalf of the Securityholders except as expressly provided herein, in the Escrow Agreement, Paying Agent Agreement and in the Securityholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholders’ Representative in any other Transaction Document, schedule, exhibit or the Disclosure Schedules. The Company, the Surviving Corporation, Buyer, Merger Sub, the Escrow Agent, the Paying Agent and the Firm will be entitled to rely on the actions taken by the Securityholders’ Representative without independent inquiry into the capacity of the Securityholders’ Representative to so act, and upon any such decision or action of the Securityholders’ Representative as being the binding decision or action of every Securityholder and neither Buyer nor Merger Sub shall be liable to any Securityholder or any other Person for any actions taken or omitted from being taken by it in accordance with or reliance upon any such decision or action of the Securityholders’ Representative. The Securityholders’ Representative shall be entitled to: (i) rely upon the Estimated Closing Statement, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Securityholder or other party. All actions, notices, communications and determinations by the Securityholders’ Representative to carry out its functions under this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Securityholders’ Representative Engagement Agreement or any other related agreements will conclusively be deemed to have been authorized by, and will be binding upon, the Securityholders and their successors as if expressly confirmed and ratified in writing by the Securityholders, and all defenses which may be available to any Securityholder to contest, negate or disaffirm the action of the Securityholders’ Representative taken in good faith under this Agreement, the Paying Agent Agreement, the Escrow Agreement, the Securityholders’ Representative Engagement Agreement or any other related agreements are waived. Certain Securityholders have entered into an engagement agreement (the “Securityholders’ Representative Engagement Agreement”) with the Securityholders’ Representative to provide direction to the Securityholders’ Representative in connection with this Agreement and any other related agreements (such Securityholders and their individual Representatives, including their services under this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Securityholders’ Representative Engagement Agreement, collectively hereinafter referred to as the “Advisory Group”). Neither the Advisory Group, the Securityholders’ Representative nor any of its officers, directors, employees, partners (general or limited), members, managers, contractors, agents or Advisors (collectively, the “Representative Group”) will have any liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence, fraud or willful misconduct. The Securityholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Securityholders’ Representative will be entitled to engage such Advisors as it will deem necessary in connection with exercising its powers and performing its functions hereunder, under the Escrow Agreement, under the Securityholders’ Representative Engagement Agreement or any other related agreements and will be entitled to conclusively rely on the opinions and advice of such Persons in all matters. The Representative Group will be entitled to full reimbursement for all reasonable expenses, disbursements, advances, losses and liabilities (including fees and disbursements of its Advisors) incurred by or on behalf of the Representative Group, and the Securityholders shall indemnify the Representative Group against any reasonable, documented, and out-of-pocket losses, liabilities and expenses arising out of or in connection with this Agreement or any related agreements, including the costs and expenses of investigation, defense, settlement or adjudication of any Proceeding, from the Securityholders (collectively, “Representative Expenses”), in each case as such Representative Expense is suffered or incurred; provided, that in the event that any such Representative Expense is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Securityholders’ Representative, the Securityholders’ Representative will reimburse the Securityholders the amount of such indemnified Representative Expense to the extent attributable to such gross negligence or willful misconduct. In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, Representative Expenses may be recovered by the Securityholders’ Representative (i) from the funds in the Representative Holdback Amount and (ii) from any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders (provided that the Securityholders’ Representative may recover directly from the Securityholders to the extent funds are not readily available). Notwithstanding the foregoing, while the Securityholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Expenses as they are suffered or incurred. Each Securityholder will be responsible for its Pro Rata Portion of any amount owed to the Securityholders’ Representative in accordance with this Section 10.19(b). Notwithstanding anything herein to the contrary, the total amount of Losses for which each Securityholder shall be obligated to pay pursuant to this Section 10.19(b) shall not exceed the Pro Rata Portion of any amount actually paid or payable to such Securityholder. The Securityholders acknowledge that the Securityholders’ Representative shall not be required to advance, expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or in connection with this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Securityholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholders’ Representative shall not be required to take any action unless the Securityholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholders’ Representative against the costs, expenses and liabilities which may be incurred by the Securityholders’ Representative in performing such actions. The Securityholders and the Securityholders’ Representative agree that the relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Securityholders’ Representative or any Securityholder for any purpose of U.S. federal or state Law, including federal, state or non-U.S. income Tax purposes. Neither the Securityholders’ Representative nor any of its Affiliates owes any fiduciary or other duty to any Securityholder. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Securityholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Securityholders’ Representative or the termination of this Agreement.

(c) The Representative Holdback Amount shall be held by the Securityholders’ Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholders’ Representative for any Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Securityholders’ Representative Engagement Agreement or any other related agreements or (ii) as otherwise determined by the Advisory Group. The Securityholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Representative Holdback Amount other than as a result of its gross negligence or willful misconduct. The Securityholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Representative Holdback Amount and has no Tax reporting or income distribution obligations. The Securityholders will not receive any interest or earnings on the Representative Holdback Amount and irrevocably transfer and assign to the Securityholders’ Representative any such ownership right that the Securityholders may have had in any such interest or earnings. Subject to Advisory Group approval, the Securityholders’ Representative may contribute funds to the Representative Holdback Amount from any consideration otherwise distributable to the Securityholders. As soon as reasonably determined by the Securityholders’ Representative that the Representative Holdback Amount is no longer required to be withheld, the Securityholders’ Representative shall distribute the remaining Representative Holdback Amount (if any) to the Paying Agent for further distribution to the Securityholders. For tax purposes, the Representative Holdback Amount will be treated as having been received and voluntarily set aside by the Securityholders at the time of Closing.

10.20 No Right of Set-Off. Each Buyer Party, on its own behalf and on behalf of the Buyer Group, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that any member of the Buyer Group has or may have with respect to the payment of the Merger Consideration or any other payments to be made by Buyer pursuant to this Agreement or any other document or instrument delivered by Buyer in connection herewith.

10.21 Counterparts. This Agreement, and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .pdf or other electronic transmission (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), will be treated in all manners and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such contract, each other Party hereto or thereto will re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such contract will raise the use of a facsimile machine, .pdf or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .pdf or other electronic transmission as a defense to the formation of a contract and each such Party forever waives any such defense.

ARTICLE XI

DEFINITIONS

11.01 Certain Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below

“2024 Audited Financials” shall have the meaning set forth in Section 5.02.

“2025 Rollover Option” means 50% of each Unvested Option that was granted during the 2025 calendar year, other than any CEO Option or any Unvested Option held by a member of the Company Board, rounded up to the nearest whole Unvested Option. For clarity, 50% of each vesting tranche of each such Unvested Option shall constitute a 2025 Rollover Option.

“Accounting Principles” means (i) the accounting principles, practices, procedures, policies and methodologies as applied in the preparation of the 2024 Audited Financials as of December 31, 2024, to the extent consistent with GAAP, and (ii) to the extent not addressed in (i), GAAP.

“Accrued Taxes” means, without duplication, the amount (which shall not be less than zero) of any unpaid income Taxes of the Company and its Subsidiary with respect to any Pre-Closing Tax Period (or portion thereof), which amount (i) shall include any liability for income Taxes with respect to any Pre-Closing Tax Period the payment of which has been deferred to a tax period (or portion thereof) ending after the Closing Date, (ii) shall be determined in a manner consistent with (A) the Company’s and its Subsidiary’s past practice for the preparation and filing of Tax Returns prior to the Closing Date, including reporting positions, jurisdictions, elections, and accounting and valuation methods, taking into account Tax assets (excluding any Tax assets arising by virtue of the Transactions) of the Company and its Subsidiary that are properly available and deductible in a Pre-Closing Tax Period and which are available to the Company or its Subsidiary at a “should” level of comfort, and (B) applicable Law, (iii) shall be calculated in accordance with Section 6.06(d), and (iv) shall take into account Transaction Tax Deductions.

“Additional D&O Provider” shall have the meaning set forth in Section 6.05(a).

“Adjustment Amount” shall have the meaning set forth in Section 1.08(e).

“Adjustment Calculation Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Adjustment Escrow Account” shall have the meaning set forth in Section 1.06(c).

“Adjustment Escrow Deposit Amount” means $7,500,000.

“Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including, if applicable, any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors and investment bankers of such Person.

“Advisory Group” shall have the meaning set forth in Section 10.19(b).

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Fully-Diluted Shares” means the sum of (i) the aggregate number of shares of Preferred Stock issued and outstanding immediately prior to the Effective Time on an as-converted to Common Stock basis, plus (ii) the aggregate number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all the Cashed Out Options; provided, that, for the avoidance of doubt, in no event shall Aggregate Fully-Diluted Shares include any shares held in the treasury of the Company as contemplated by Section 1.04(d).

“Aggregate Option Exercise Price” means, as of immediately prior to the Effective Time, the sum of the exercise prices payable upon exercise in full of all Cashed Out Options held by all Optionholders immediately prior to the Effective Time.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Anti-Corruption Laws” means any Law relating to the prohibition or prevention of corruption and bribery, or that otherwise prohibit the improper giving of anything of value to a government or public official, of any jurisdiction applicable to the Company, including (i) the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) and (ii) (15 U.S.C. §§ 78dd-1, et seq.), the UK Bribery Act 2010, in each case as amended, and the rules and regulations promulgated thereunder.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other Laws, whether domestic or foreign, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“[REDACTED] Other Milestone Product” means any “Licensed Product” under the [REDACTED] Agreement (as defined in the [REDACTED] Agreement) that (i) contains or comprises the antibody known as “[REDACTED]” (or any fragment, variant, derivative or construct thereof) (“[REDACTED]”) and (ii) (x) is or has been designed, generated, developed, manufactured or formulated with or using the Company Platform (or any component or portion thereof) or (y) otherwise incorporates or is derived from the Company Platform (or any component or portion thereof); in each case alone or in combination with one or more other active ingredients. The definition of “[REDACTED] Other Milestone Product” expressly includes any “Licensed Product” under the [REDACTED] Agreement (as defined in the [REDACTED] Agreement that contains or comprises [REDACTED].

“Assumed 2025 Rollover Option” shall have the meaning set forth in Section 1.04(f).

“Assumed CEO Option” shall have the meaning set forth in Section 1.04(e).

“Audited Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Base Merger Consideration” means $750,000,000.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in New York, New York are required to be closed as a result of federal, state or local holiday.

“Buyer” shall have the meaning set forth in the preamble to this Agreement.

“Buyer Group” means the Buyer Parties, any Affiliate of any Buyer Party (including, but solely after the Closing, the Company and its Subsidiary) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors, or permitted assigns.

“Buyer Parties” means Buyer and Merger Sub.

“Buyer Plan” shall have the meaning set forth in Section 9.02(c).

“Capital Stock” means the Common Stock and the Preferred Stock.

“Carta” shall have the meaning set forth in Section 1.07(b).

“Carve-Out Transaction” means any transaction (including a sale of assets, merger, or sale of stock or other equity interests), other than a Change of Control, pursuant to which ownership of all or substantially all of the assets (including Company Intellectual Property) for the development, manufacture and commercialization of any Milestone Product(s) is sold or assigned (directly or indirectly) to or acquired by, directly or indirectly, a Person other than Buyer or any of its Affiliates.

“Cash” means, as of any given time of determination, with respect to the Company and its Subsidiary, without duplication, the aggregate amount of all cash, cash equivalents and marketable securities (in each case to the extent convertible to cash within 90 days) calculated on a consolidated basis and determined in accordance with the Accounting Principles. For the avoidance of doubt, Cash (a) shall include the amount of any checks and money orders previously received by the Company or its Subsidiary or any of their respective banks and wires, transfer, drafts and deposits in transit and (b) shall be reduced by the amounts of any (i) checks, drafts and wires that have not yet cleared (only to the extent that such checks, drafts and wires are not included as a current liability in the calculation of Closing Net Working Capital), (ii) any Restricted Cash and (iii) any payments made between the Adjustment Calculation Time and Closing that reduce the amount of Transaction Expenses. For the avoidance of doubt, “Cash” shall not include any amounts reflected in the calculation of Closing Net Working Capital.

“Cashed Out Option” shall have the meaning set forth in Section 1.04(g).

“Cause” shall have the meaning set forth in Section 1.04(e)(i).

“[REDACTED]” means [REDACTED] with [REDACTED].

“CEO” means Chase Coffman.

“CEO Option” means each Outstanding Option held by the CEO immediately prior to the Effective Time.

“Certificate” means a certificate which immediately prior to the Effective Time represented any shares of Capital Stock.

“Certificate of Merger” shall have the meaning set forth in Section 1.02.

“Change of Control” means (i) a sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Surviving Corporation on a consolidated basis (other than to any direct or indirect Affiliate of Buyer), (ii) a merger or consolidation involving Buyer in which Buyer is not the surviving entity, or (iii) any other transaction involving the Surviving Corporation in which the Surviving Corporation is the surviving or continuing entity but in which Buyer owns less than 50% of the Surviving Corporation’s voting power immediately after the transaction.

“Charter” means the Fourth Amended and Restated Certificate of Incorporation of the Company in effect as of the date hereof.

“Closing” shall have the meaning set forth in Section 2.01.

“Closing Capital Stock Merger Consideration” means the sum of (i) the Estimated Merger Consideration, plus (ii) the Aggregate Option Exercise Price, minus (iii) the Adjustment Escrow Deposit Amount, minus (iv) the Representative Holdback Amount.

“Closing Cash” means Cash as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions). Closing Cash shall be reduced for any payments made between the Adjustment Calculation Time and Closing which are not captured as a deduction to Merger Consideration through a liability in Closing Net Working Capital, Transaction Expenses or Closing Indebtedness.

“Closing Common Stock Payment” shall have the meaning set forth in Section 1.05(d)(i).

“Closing Date” shall have the meaning set forth in Section 2.01.

“Closing Indebtedness” means Indebtedness of the Company and its Subsidiary as of the Adjustment Calculation Time (without giving effect to the Transactions (except for purposes of determining Accrued Taxes) but including any prepayment penalties, breakage costs or similar amounts payable with respect to the Closing); provided, that Accrued Taxes shall be determined in accordance with Section 6.06(d).

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).

“Closing Net Working Capital Deficiency” means the amount, if any, by which the Closing Net Working Capital is less than $-2,932,997.

“Closing Net Working Capital Surplus” means the amount, if any, by which the Closing Net Working Capital exceeds $-2,932,997.

“Closing Option Payment” shall have the meaning set forth in Section 1.05(d)(iii).

“Closing Option Per Share Merger Consideration” means, in respect of each share of Common Stock issuable upon exercise of any particular Cashed Out Option, the result of (i) the Net Closing Per Share Merger Consideration, minus (ii) the applicable exercise price to acquire such share of Common Stock pursuant to such Cashed Out Option.

“Closing Per Share Merger Consideration” means, in respect of each share of Common Stock or Preferred Stock (on an as-converted to Common Stock basis), an amount equal to the quotient determined by dividing (i) the Closing Capital Stock Merger Consideration, by (ii) the Aggregate Fully-Diluted Shares.

“Closing Preferred Stock Payment” shall have the meaning set forth in Section 1.05(d)(ii).

“Closing Statement” shall have the meaning set forth in Section 1.08(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Buyer with respect to any objective, activity or decision to be undertaken under this Agreement, the carrying out of development, manufacturing, commercialization, sale or other activities in good faith using reasonable and diligent efforts in a sustained manner to accomplish such objective, activity or decision consistent with the efforts and resources Buyer would commonly apply to accomplish a similar objective, activity or decision for a product or a research, development or marketing project at a similar stage in its development or product life and of similar market and profit potential and strategic value and based on conditions then prevailing, and taking into consideration, among other factors, the pricing and reimbursement relating to the product, its strategic value, efficacy, safety, approved labeling, cost to develop, the competitiveness of alternative products sold by Buyer and/or third parties in the marketplace, the patent and other proprietary position of the product (including scope and duration of relevant patents and length of marketing exclusivity), the likelihood of Marketing Authorization Approval given the regulatory structure involved, and whether the product is subject to a clinical hold, recall or market withdrawal. For clarity, Commercially Reasonable Efforts shall be determined on a compound/product/therapy-by-compound/product/therapy, and country-by-country, basis, and it is anticipated that the level of effort for different compounds, products and therapies and countries may differ and may change over time, reflecting changes in the status of the compound, product or therapy and the country(ies) involved. Assessment of ‘Commercially Reasonable Efforts’ will be based solely on the foregoing factors and none of the Securityholders, or the Securityholders’ Representative, may use any statements made by Buyer or its Affiliates as to the likelihood of achievement of any Milestone Events when determining whether Buyer has applied “Commercially Reasonable Efforts”.

“Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company and the Class B Common Stock, par value $0.0001 per share, of the Company.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Board” shall have the meaning set forth in the recitals to this Agreement

“Company Equity Plan” means the Company’s 2015 Equity Incentive Plan, as amended.

“Company Group” shall have the meaning set forth in Section 10.03.

“Company Intellectual Property” means, individually or collectively, the Owned Intellectual Property and the Third Party Intellectual Property.

“Company Parties” means the Company Group and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors or permitted assigns.

“Company Patents” means all (i) Owned Patents and (ii) patents and patent applications (including provisional applications) that are exclusively licensed to the Company or its Subsidiary pursuant to an Inbound Intellectual Property Agreement.

“Company Platform” means the Intellectual Property, know-how and other proprietary technology owned or purported to be owned by the Company or its Subsidiary comprising or covering the Company’s hyper concentration microparticle technology, including for designing, generating, developing, manufacturing, commercializing and otherwise exploiting protein particles or microparticles and formulations comprising protein particles or microparticles (e.g., suspensions) including Hypercon™ and any other technology or Intellectual Property that is licensed by the Company or its Subsidiary to any Person as of the date of the Agreement, in each case, as may be modified, enhanced or improved after the date of this Agreement.

“Company Service Provider” means any current or former employee, officer, director, independent contractor or other individual service provider of the Company or its Subsidiary.

“Company Unaudited Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Confidentiality Agreement” means that certain Agreement between Buyer and the Company, effective as of July 15, 2025.

“Constituent Corporations” shall have the meaning set forth in the preamble to this Agreement.

“Contract” means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and any other agreement, commitment or legally binding arrangement, whether written or oral.

“D&O Indemnified Party” shall have the meaning set forth in Section 6.05(a).

“D&O Tail” shall have the meaning set forth in Section 6.05(c).

“[REDACTED] Milestone Product” means “Licensed Product” under the [REDACTED] Agreement (as defined in the [REDACTED] Agreement) that (i) contains or comprises the antibody [REDACTED] (or any fragment, variant, derivative or construct thereof) (“[REDACTED]”) and (ii) (x) is or has been designed, generated, developed, manufactured or formulated with or using the Company Platform (or any component or portion thereof) or (y) otherwise incorporates or is derived from the Company Platform (or any component or portion thereof); in each case alone or in combination with one or more other active ingredients. The definition of “[REDACTED] Milestone Project” expressly includes any “Licensed Product” under the [REDACTED] Agreement (as defined in the [REDACTED] Agreement) that contains or comprises [REDACTED].

“Dataroom” shall have the meaning set forth in Section 10.02(a).

“DGCL” means the Delaware General Corporation Law.

“Directed to” means, with respect to a compound(s) or other molecule(s) and an antigen or other target, that such molecule binds to such antigen or other target as its primary mechanism of action.

“Disagreement” shall have the meaning set forth in Section 9.03(d).

“Disclosure Schedules” shall have the meaning set forth in Article III.

“Dissenting Shares” shall have the meaning set forth in Section 1.10.

“DOJ” shall have the meaning set forth in Section 9.03(a).

“Drug Approval Application” means an application for regulatory approval to market and sell a drug or product in the United States, including (i) a New Drug Application (“NDA”) or (ii) a Biologics License Application (“BLA”), each as defined in the FDCA and the regulations promulgated thereunder by the FDA, including all supplements, amendments, variations, extensions and renewals of any such application (including a supplement to an NDA or a supplement to a BLA).

“Effective Time” shall have the meaning set forth in Section 1.02.

“Employee Option” means each Option granted to the holder in the holder’s capacity as an employee (or former employee) of the Company or its Subsidiary.

“Employee Optionholders” means the holders of Employee Options.

“End Date Extension” shall have the meaning set forth in Section 8.01(b).

“Environmental Laws” means all applicable Laws in effect on or prior to the Closing Date concerning pollution or the protection of the environment, natural resources or, solely to the extent it relates to exposure to Hazardous Substances, human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is included in a controlled group of corporations within which the Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) or (o) of the Code.

“Escrow Agent” means SRS.

“Escrow Agreement” shall have the meaning set forth in Section 1.06(c).

“Estimated Closing Cash” shall have the meaning set forth in Section 1.05(a).

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 1.05(a).

“Estimated Closing Net Working Capital” shall have the meaning set forth in Section 1.05(a).

“Estimated Closing Statement” shall have the meaning set forth in Section 1.05(a).

“Estimated Merger Consideration” means an amount equal to (i) the Base Merger Consideration, plus (ii) Estimated Closing Cash, minus (iii) Estimated Closing Indebtedness, minus (iv) Estimated Transaction Expenses, minus (v) the Closing Net Working Capital Deficiency (if any), plus (vi) the Closing Net Working Capital Surplus (if any).

“Excess Amount” shall have the meaning set forth in Section 1.08(d).

“Excluded Product” means (i) any New Milestone Product or (ii) “Licensed Product” under the [REDACTED] Agreement (as defined in the [REDACTED] Agreement), “Licensed Product” under the [REDACTED] Agreement (as defined in the [REDACTED] Agreement), or “Product” (as defined in the [REDACTED] Agreement) that, in each case of (i) and (ii), contains one of the following as the sole active ingredient: (x) [REDACTED]; (y) [REDACTED]; or (z) subject to Section 1.09(a)(ii), any other compound or other molecule (such as a peptide, nucleotide, protein, antibody or antibody conjugate) that is Directed to either (1) [REDACTED] or (2) [REDACTED]; and, in each case ((1) and (2)), no other antigen or other target. For clarity, “Excluded Product” excludes any pharmaceutical or biological product that contains any compound or other molecule (such as a peptide, nucleotide, protein, antibody or antibody conjugate), or a combination or co-formulation of compounds or other molecules, that is Directed to (A) [REDACTED] and one or more other antigens or other targets or (B) [REDACTED] and one or more other antigens or other targets.

“[REDACTED]” means [REDACTED] with [REDACTED].

“FDA” means the United States Food and Drug Administration, or any successor agency thereto or authority in the United States having substantially the same function.

“FDCA” means the Federal Food, Drug and Cosmetic Act (21 U.S.C. Section 301 et seq.).

“Final Merger Consideration” means the result equal to (i) the Base Merger Consideration, plus (ii) Closing Cash, minus (iii) Closing Indebtedness, minus (iv) the Transaction Expenses, minus (v) the Closing Net Working Capital Deficiency (if any), plus (vi) the Closing Net Working Capital Surplus (if any), in each case, as finally determined pursuant to Section 1.08(b) or Section 1.08(c).

“Financial Statements” shall have the meaning set forth in Section 3.06(a).

“Firm” shall have the meaning set forth in Section 1.08(c).

“Fraud” means an act, committed by a Party, with intent to deceive another Party, or to induce such Party to enter into the Contract or otherwise act or refrain from acting and requires: (a) the making of a false or inaccurate representation and warranty in Article III (in the case of the Company) or Article IV (in the case of Buyer and Merger Sub); (b) with knowledge that such representation and warranty is false or inaccurate; (c) with an intention to induce reliance by the party to whom such representation and warranty is made; and (d) reliance by the party to whom the representation and warranty is made.

“FTC” shall have the meaning set forth in Section 9.03(a).

“Fundamental Representations” means the representations and warranties set forth in Section 3.01(a), Section 3.02(a), Section 3.02(b)(i), Section 3.03, Section 3.04(a), Section 3.04(b), Section 3.04(d), Section 3.04(h), Section 3.05, Section 3.21, Section 4.01, Section 4.02 and Section 4.05.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Body” means any supranational, national, foreign, federal, state, provincial, local, municipal, or other governmental authority of any nature (including any division, department, agency, commission, or other regulatory body thereof), any department, bureau, agency or instrumentality, or any quasigovernmental or private body exercising any regulatory or taxing authority, or any court or arbitral tribunal of competent jurisdiction.

“Hazardous Substance” means any material, substance or waste regulated, defined or characterized under applicable Environmental Law as toxic, hazardous, pollutant, or words of similar effect.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Approval” shall have the meaning set forth in Section 7.01(a).

“HSR Form” shall have the meaning set forth in Section 9.03(a).

“Inbound Intellectual Property Agreements” means any Contract pursuant to which the Company or its Subsidiary is licensed rights to any Third Party Intellectual Property to which the Company or its Subsidiary is bound, or any other grant by any Person to the Company or its Subsidiary of any license, sublicense, right, consent, or covenant not to assert with respect to any Intellectual Property of any Person (other than non-exclusive licenses to Off-the-Shelf Software, licenses for open source software, and non-disclosure Contracts entered into in the ordinary course of business consistent with past practice that contain restrictions on use and disclosure).

“Indebtedness” means, as of any given time of determination, without duplication, all of the following: (a) any indebtedness or obligation for borrowed money; (b) any obligations evidenced by bonds, debentures, notes, mortgages or other similar instruments; (c) any obligations, contingent or otherwise, evidenced by or under bankers acceptances, letters of credit, bank guarantees, surety bonds, performances bonds or similar facilities, in each case, solely to the extent drawn upon, called or required to be cash collateralized; (d) any obligations for a lease classified as a capital lease or finance lease in the Financial Statements or in accordance with GAAP (excluding any right of use liabilities associated with operating leases classified as such in the Financial Statements); (e) the Specified Accounts Payable; (f) all liabilities for deferred and unpaid purchase price of assets, property, securities or services, including all earn-out payments, seller notes, and other similar payments (whether contingent or otherwise) calculated as the maximum amount payable under or pursuant to such obligation; (g) interest rate swap, forward contract, currency or other hedging arrangements, to the extent payable if terminated; (h) declared but unpaid dividends and amounts owed to Seller’s or their Affiliates; (i) any accrued and unpaid interest, fees and charges in respect of any of the foregoing; (j) any prepayment premiums and penalties, make-whole amounts, breakage costs and any other fees, expenses, indemnities and other monetary obligations and amounts payable as a result of the prepayment or discharge of any of the foregoing in connection with the Transactions; (k) any Accrued Taxes; (l) accrued but unpaid deferred compensation or severance, together with all applicable employer-paid Taxes with respect thereto; (m) any amounts owed or that become payable to [REDACTED], together with all applicable employer-paid Taxes with respect thereto; (n) all obligations of the type referred to in clauses (a) through (m) of any Person the payment of which the Company or its Subsidiary is solely responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise and (o) all obligations of the type referenced in clauses (a) through (m) of any Person secured by any Lien on any property or assets of the Company or its Subsidiary, whether or not such obligations secured by such Lien have been assumed by the Company or its Subsidiary; provided, that without limiting other liabilities that are not to be included therewith, in no event will Indebtedness include (i) any amounts included in Closing Net Working Capital or Transaction Expenses, (ii) any liabilities related to inter-company debt solely between the Company and its Subsidiary, or (iii) any fees and expenses to the extent incurred at the direction of Buyer.

“Independent Contractor” means any directly-engaged Person who is not an employee providing services to the Company, or individuals engaged to provide project-based or expert consulting or advisory services.

“Intellectual Property” means all intellectual property rights of any type in any jurisdiction throughout the world and under any international treaties or conventions, including the following: (i) patents, patent applications, and patent rights, including all continuations, provisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof and rights to claim priority from any of the foregoing; (ii) trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, trademark rights in corporate names and other source or business identifiers, geographic indications, other designations of source, origin, sponsorship, endorsement or certification, whether or not registered, and Internet domain names and social media accounts, together with all goodwill, renewals, and extensions associated with each of the foregoing; (iii) copyrights, works of authorship, documentation, website content, database and design rights, whether or not published, and all registrations and applications to register, and renewals, extensions and reversions of, any of the foregoing, and corresponding rights in works of authorship; (iv) common law and statutory rights associated with rights of privacy and publicity; (v) registrations and applications for any of the foregoing; (vi) trade secret rights, including in know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, process technology, software development methodologies, algorithms, technical information, source code, and source code documentation, (vii) rights in any computer programs, proprietary software, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, operating systems, design documents, website code and specifications, flow-charts, user manuals and training materials relating thereto and any translations thereof (“Software”) and technology; (viii) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions) arising under the Laws of any jurisdiction throughout the world or pursuant to any international convention.

“Interim Period” means the period from the execution of this Agreement until the earlier of the Closing and the valid termination of this Agreement pursuant to Article VIII.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means all information technology, computer systems and communications systems, computers, hardware, Software, databases, websites, and other equipment owned, operated, leased or licensed by the Company or its Subsidiary used to process, store, maintain, or operate data, information or functions used in connection with or in the operation of the business.

“Key Supplier” shall have the meaning set forth in Section 3.22.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge, after due inquiry of their direct reports with primary authority with respect to the applicable matter, of [REDACTED], [REDACTED] and [REDACTED].

“Labor Agreement” has the meaning set forth in Section 3.11(a).

“Latest Balance Sheet” shall have the meaning set forth in Section 3.06(a).

“Law” means any applicable foreign, federal, state, provincial, municipal or local law (statutory, common or otherwise), statute, code, constitution, act, tariff, ordinance, rule, regulation, directive or Order of any Governmental Body.

“Leased Real Property” shall have the meaning set forth in Section 3.12(b).

“Leases” shall have the meaning set forth in Section 3.12(b).

“Letter of Transmittal” shall have the meaning set forth in Section 1.07(b).

“Liabilities” shall have the meaning set forth in Section 3.06(c).

“Liens” means with respect to any property, equity interest, or other asset, all liens, mortgages, deeds of trust, pledges, reservations, right of way, use restriction, security interests, charges, claims, covenants, easements or encroachments, servitudes, licenses, proxies, voting trusts or agreements or title or transfer restrictions under any stockholder or similar agreement, or encumbrance of any kind in respect of such property, equity interest or other asset.

“Lookback Date” means September 30, 2022.

“Loss” means any loss, Liability, damage, fine, fee, penalty, deficiency, Tax or expense (including interest, court costs, fees of attorneys, accountants and other experts or other expenses of litigation or other Proceedings or of any claim, default or assessment or pursuit of rights to indemnification).

“Majority Holders” shall have the meaning set forth in Section 10.19(a).

“Marketing Authorization Approval” means, with respect to a Milestone Product, the approval of a Drug Approval Application for such Milestone Product by the FDA. For the avoidance of doubt, “Marketing Authorization Approval” is limited to such approval in the U.S. only.

“Material Adverse Effect” means any changes, events, occurrences, developments or effects that are, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the business, assets, properties, results of operations or condition of the Company and its Subsidiary taken as a whole; provided, that none of the following, either alone or taken together with other changes, events, occurrences, developments or effects, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect (a) changes, events, occurrences or developments in, or effects arising from or relating to, economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Company and its Subsidiary operate, (b) changes, events, occurrences or developments in, or effects arising from or relating to, any acts of war, sabotage, terrorist activities or changes imposed by a Governmental Body associated with national security, or any other national or international political, social or cultural conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (c) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, epidemic, pandemic or disease outbreak, weather condition, explosion or fire or other force majeure event or act of God, (d) changes, events, occurrences, developments, or effects arising from or relating to changes in Laws or other binding directives or determinations issued or made by, or agreements with or consents of, any Governmental Body or the institution of any suit or action challenging the validity or legality, or seeking to enjoin or restrain the consummation of, the Transactions by any Governmental Body, (e) changes, events, occurrences or developments in, or effects arising from or relating to, financial, banking, currency or securities markets, (f) any change in, or effect arising from or related to changes in, GAAP or other accounting requirements or principles or the interpretation thereof, or any regulatory policy or industry standards, (g) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Body, (h) any adverse safety event or adverse regulatory development affecting the Company’s or its Subsidiary’s manufacturing process, clinical trials, product candidates or development timelines involving the Company Platform or any product incorporating or using the Company Platform, except for any such events or developments arising from the gross negligence, willful misconduct or fraud by the Company or the Subsidiary, (i) changes, events, occurrences, developments, or effects arising from or relating to (w) the taking of any action expressly permitted or required by this Agreement (including Section 5.01) or taken at the express written request of Buyer or its Affiliates, (x) the failure to take any action if such action is prohibited by this Agreement, or (y) the announcement, execution or consummation of this Agreement or the Transactions or the identity, nature or ownership of Buyer, including the impact thereof on the relationships, contractual or otherwise, of the Company or its Subsidiary with employees, customers, vendors, suppliers, distributors, lessors or other commercial partners, (j) any condition described in the Disclosure Schedule, (k) any actions taken by, or at the request of, Buyer (including any breach by Buyer of this Agreement), and (l) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Buyer or its Affiliates or Advisors) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), except in the case of the foregoing clauses (a), (b), (c), (d), (e), (f) and (g), to the extent such changes, events, occurrences, developments or effects have a disproportionate impact on the Company and its Subsidiary, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means the aggregate amount of the Stock Consideration and the Option Consideration payable in accordance with this Agreement.

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“Milestone Event” shall have the meaning set forth in Section 1.09(a)(i).

“Milestone Expiration Date” means (i) with respect to the Milestone Events titled “Marketing Authorization Approval for a [REDACTED] Milestone Product” and “Marketing Authorization Approval for a [REDACTED] Milestone Product”, the date that is seven (7) years after the date of this Agreement, and (ii) with respect to the Milestone Event titled “Marketing Authorization Approval for an Other Milestone Product”, the date that is eleven (11) years after the date of this Agreement.

“Milestone Notice” shall have the meaning set forth in Section 1.09(a)(i).

“Milestone Payment” shall have the meaning set forth in Section 1.09(a)(i).

“Milestone Payment Statement” shall have the meaning set forth in Section 1.09(a)(i).

“Milestone Product” means (i) a [REDACTED] Milestone Product, (ii) a [REDACTED] Milestone Product or (iii) an Other Milestone Product.

“Milestone Product Agreement” means (i) that certain Collaboration and License Agreement by and between the Company and [REDACTED], dated as of [REDACTED], as amended (the “[REDACTED] Agreement’), (ii) that certain Collaboration, Option and License Agreement by and between the Company and [REDACTED], dated as of [REDACTED], as amended (the “[REDACTED] Agreement”), and (iii) that certain Research Collaboration and License Agreement by and between [REDACTED] and the Company, dated as of [REDACTED], as amended (the “[REDACTED] Agreement”).

“Morgan Lewis” shall have the meaning set forth in Section 10.03.

“Net Closing Per Share Merger Consideration” means, in respect of each share of Common Stock or Preferred Stock (on an as-converted to Common Stock basis), an amount equal to the quotient determined by dividing (i) (A) the Closing Capital Stock Merger Consideration minus (B) the Option Rollover Value, by (ii) the Aggregate Fully-Diluted Shares.

“Net Working Capital” means (a) the current assets of the Company and its Subsidiary, minus (b) the current liabilities of the Company and its Subsidiary, in each case, (x) using those line items set forth on the example calculation set forth on Exhibit A and (y) as determined in accordance with the Accounting

Principles on a consolidated basis; provided, that Net Working Capital shall not include (i) any Indebtedness, (ii) any Transaction Expenses, (iii) any Cash, (iv) any receivables from any holder of Capital Stock or any Optionholder to the Company or its Subsidiary, (v) any amounts in respect of deferred Tax assets or liabilities or income Tax assets or liabilities, (vi) right of use assets and related right of use liabilities related to operating leases as requited by Accounting Standard Codification 842, (vii) Restricted Cash, (viii) accounts receivable, and (ix) deferred revenue.

“New Milestone Product” means any pharmaceutical or biological product that (i) is developed pursuant to any agreement entered into any time prior to the date that is six (6) months after the date of this Agreement with any of the counterparties set forth on Schedule 11.01(i) that is based on active substantive interactions with the Company prior to the date of this Agreement that results in such agreement (such as feasibility work, term sheet discussions or active agreement negotiations), (ii) contains or comprises any compound or other molecule (such as a peptide, nucleotide, protein, antibody or antibody conjugate), and (iii) (x) is or has been designed, generated, developed, manufactured or formulated with or using the Company Platform (or any component or portion thereof) or (y) otherwise incorporates or is derived from the Company Platform (or any component or portion thereof); in each case alone or in combination with one or more other active ingredients.

“Non-Employee Option” means each Option that is not an Employee Option.

“Non-Employee Optionholders” mean the holders of Non-Employee Options.

“Notice of Disagreement” shall have the meaning set forth in Section 1.08(b).

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-The-Shelf Software” means licenses for commercially available on standard terms, unmodified, prepackaged, off-the-shelf Software used by the Company or its Subsidiary that is not resold or redistributed by the Company and with a one-time or annual (whichever is higher) fee, royalty, or other consideration for any such Software of no more than $250,000 per year.

“Option Treatment Agreement” shall have the meaning set forth in Section 1.04(i).

“Option Exchange Ratio” means the quotient of (i) the Closing Per Share Merger Consideration, divided by (ii) the volume-weighted average price of one share of common stock of Buyer for the thirty (30) day period immediately preceding the day immediately preceding the Closing Date, as reported by Bloomberg.

“Option Rollover Value” means the sum of the Option Spread Value of all CEO Options and 2025 Rollover Options.

“Option Spread Value” means, in respect of each Outstanding Option, the product of (i) the number of shares of Common Stock subject to such Outstanding Option as of immediately prior to the Effective Time, multiplied by (ii) (x) the Closing Per Share Merger Consideration, minus (y) the applicable exercise price to acquire such share of Common Stock pursuant to such Outstanding Option.

“Option Consideration” means, with respect to each Optionholder, the applicable Closing Option Payment, plus any amounts payable to such Optionholder with respect to Outstanding Options pursuant to Section 1.08, Section 1.09 and Section 10.19.

“Optionholders” means the holders of the Options.

“Options” means the issued and outstanding options to acquire Common Stock pursuant to the Company Equity Plan.

“Order” means any judgment, order, injunction, decree, ruling, writ, assessment, settlement or arbitration award of, or any agreement with, any Governmental Body or any arbitrator.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or formation, by-laws, articles of association, notice of articles, articles, limited partnership agreement, partnership agreement, limited liability company agreement, stockholder agreement, trust agreement or such other equivalent organizational or governance documents of such Person, in each case, as may be amended, restated or otherwise modified from time to time.

“Other Intellectual Property Agreements” means any Contract (other than any Inbound Intellectual Property Agreement or Outbound Intellectual Property Agreement) to which the Company or its Subsidiary is bound containing any (A) restrictions on the Company’s rights to patent, register, enforce, use or otherwise exploit any Owned Intellectual Property or Company Patents, including covenants not to sue and settlement and co-existence agreements, (B) right of first refusal, option or any other right to acquire any right, title or interest, including any license, in or to any Owned Intellectual Property or Company Patents or (C) payment obligation of the Company in connection with any change in control of the Company or any earn-out, milestone or other contingent payment obligation.

“Other Milestone Product” means any (a) “Licensed Product” under the [REDACTED] Agreement (as “Licensed Product” is defined in that version of the [REDACTED] Agreement dated [REDACTED]), (b) “Licensed Product” under the [REDACTED] Agreement (as “Licensed Product” is defined in that version of the [REDACTED] Agreement dated [REDACTED]), (c) “Product” under the [REDACTED] Agreement (as “Product” is defined in that version of the [REDACTED] Agreement dated [REDACTED]), or (d) New Milestone Product; provided, however, that, notwithstanding the foregoing or this definition of Other Milestone Product, Other Milestone Product excludes any Excluded Product.

“Outbound Intellectual Property Agreements” means any Contract pursuant to which the Company or its Subsidiary grants to any Person any license, sublicense, right, consent, or covenant not to assert, under or with respect to any Intellectual Property (other than non-exclusive licenses with customers and vendors entered into in the ordinary course of business consistent with past practice).

“Outstanding Option” means each unexpired and unexercised Option outstanding immediately prior to the Effective Time.

“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or its Subsidiary, including Registered Intellectual Property and Owned Patents.

“Owned Patents” means all patents and patent applications (including provisional applications) owned, or purported to be owned, by the Company or its Subsidiary.

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Party” shall have the meaning set forth in the preamble to this Agreement.

“Paying Agent” means SRS, in its capacity as payments administrator pursuant to the Paying Agent Agreement.

“Paying Agent Agreement” shall have the meaning set forth in Section 1.07(a).

“Payor” shall have the meaning set forth in Section 1.11.

“Permits” shall have the meaning set forth in Section 3.09(a).

“Permitted Liens” means (a) any restriction on transfer arising under applicable securities Laws, (b) Liens for Taxes not yet delinquent or for Taxes being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and which would not, individually or in the aggregate, have a Material Adverse Effect, (c) purchase money liens, (d) customary Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements, (e) any statutory landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Lien arising in the ordinary course of business that are not yet delinquent and for which are being contested in good faith through appropriate proceedings and which would not, individually or in the aggregate, have a Material Adverse Effect, (f) zoning, building codes, and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Leased Real Property, (g) non-monetary Liens on the underlying fee interest of the Leased Real Property in respect of all matters set forth on title policies or surveys made available by the Company to Buyer prior to the date of this Agreement that do not materially impair the use or occupancy of such Leased Real Property in the operation of the business of the Company and its Subsidiary taken as a whole, (h) Liens that will be terminated and released (and to the extent they actually are) at or prior to the Closing and (i) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice, in each case of clauses (a) through (j), none of which are material to the business, operations or financial condition of the Company or its Subsidiary so encumbered, either individually or in the aggregate.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Body or another entity.

“Personal Data” means, in addition to any definition provided by the Company and its Subsidiary for any similar term in any of its privacy policies, notices or contracts (e.g., “personal information”, “personally identifiable information” or “PII”), all information or data considered to be personally identifiable information, personal information or personal data under all applicable Laws. Personal Data includes any information in any form, including paper, electronic and other forms.

“Plan” shall have the meaning set forth in Section 3.17(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and for any Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of the Straddle Period that ends on the Closing Date.

“Preferred Stock” means the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

“Pro Rata Portion” means, with respect to each Stockholder and Optionholder, the quotient obtained by dividing (a) the aggregate amount of proceeds to be received by each such Stockholder and Optionholder at the Closing pursuant to Section 1.04 of this Agreement by (b) the aggregate amount of proceeds to be received by all Stockholders and Optionholders at the Closing pursuant to Section 1.04 of this Agreement (in each case giving no effect to any withholdings pursuant to Section 1.10 of this Agreement). For purposes of the previous sentence, the Option Spread Value of each CEO Option and 2025

Rollover Option held by an Optionholder immediately prior to the Effective Time shall constitute proceeds received by such Optionholder at the Closing pursuant to Section 1.04 of this Agreement.

“Proceeding” means any action, litigation, claim, cross-claim, counterclaim, demand, dispute, complaint, suit, proceeding, arbitration, mediation, hearing, charge, complaint proceeding, audit or investigation (whether civil, criminal, administrative, judicial, arbitrative or investigative) by or before any Governmental Body, private arbitrator or mediator, and any appeal therefrom.

“Processing” means any operation or set of operations performed on any data, whether or not by automated means, including but not limited to receipt, collection, compilation, use, storage, combination, sharing, safeguarding, disposal, erasure, destruction, disclosure or transfer (including cross-border transfer).

“Projections” shall have the meaning set forth in Section 10.02(b).

“Protected Seller Communications” shall have the meaning set forth in Section 10.03.

“Qualified Purchaser” means, in the context of a Change of Control or Carve-Out Transaction, (i) any publicly traded company that has a market capitalization (based upon the average of the closing prices of its common stock for the ten (10) trading days ending on the date prior to the date of the definitive agreement relating to the applicable Change of Control or Carve-Out Transaction hereunder as reported on the principal securities exchange or transaction reporting system on which such security is listed or admitted to trading) of $8,000,000,000 or more or (ii) any privately owned company that has financial creditworthiness greater than or equal to that of Buyer as of the time of such Change of Control or Carve-Out Transaction.

“R&W Insurance Policy” shall have the meaning set forth in Section 6.07(a).

“Registered Intellectual Property” means all Owned Intellectual Property subject to registrations, applications for registration, or other filings with or issuances by any Governmental Body, including international and foreign: (a) patents and patents applications (including provisional applications and any Owned Patents), (b) trademark applications and registrations, (c) copyright applications or registrations; and (d) registered Internet domain names and social media accounts, as well as any material unregistered trademarks owned or purported to be owned by the Company or its Subsidiary.

“Remaining Adjustment Escrow Funds” shall have the meaning set forth in Section 1.08(d).

“Representative Expenses” shall have the meaning set forth in Section 10.19(b).

“Representative Group” shall have the meaning set forth in Section 10.19(b).

“Representative Holdback Amount” means $350,000.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, Advisors, equityholders, partners, members, consultants, agents, financing sources and other representatives.

“Retained Employees” shall have the meaning set forth in Section 9.02(a).

“Restricted Cash” means Cash which is not freely usable because it is subject to restrictions, limitations or taxes on use or distributions by Law, Contract or otherwise, including (i) restrictions on dividends and repatriations or any other form of restriction, (ii) security, escrow or similar deposits and (iii)

deposits of cash held as collateral in respect of outstanding insurance policies, leases, letters of credit or credit card receivables.

“Sanctions Laws” means all applicable Laws relating to economic, financial or trade sanctions, export controls programs or laws and trade embargoes administered or enforced by the U.S. (including OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or Canada.

“Second Request” shall have the meaning set forth in Section 9.03(b).

“Section 280G Payments” shall have the meaning set forth in Section 5.08.

“Securities Act” shall have the meaning set forth in Section 4.06.

“Securityholders” means the Stockholders and the Optionholders.

“Securityholders’ Representative” shall have the meaning set forth in the preamble to this Agreement.

“Securityholders’ Representative Engagement Agreement” shall have the meaning set forth in Section 10.19(b).

“Series A Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company designated as the Series A Preferred Stock in the Charter.

“Series A-1 Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company designated as the Series A-1 Preferred Stock in the Charter.

“Series B Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company designated as the Series B Preferred Stock in the Charter.

“Series C Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company designated as the Series C Preferred Stock in the Charter.

“Settlement Date” shall have the meaning set forth in Section 1.08(c).

“Specified Accounts Payable” has the meaning set forth on Schedule 11.01(ii).

“Staffing Company” means any entity that contracts with the Company or its Subsidiary for the provision of services of its employees to the Company as consultants or temporary staff.

“Stock Consideration” means, with respect to each Stockholder, the Closing Common Stock Payment or Closing Preferred Stock Payment, as applicable, plus any amounts payable to such Stockholder with respect to shares of Common Stock or Preferred Stock, as applicable, pursuant to Section 1.08, Section 1.09 and Section 10.19.

“Stockholder Resolutions” shall have the meaning set forth in the recitals to this Agreement.

“Stockholders” means the holders of Capital Stock.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Surviving Corporation” shall have the meaning set forth in Section 1.01.

“Tax” or “Taxes” means (a) any U.S. federal, state, local or non-U.S. taxes, charges, fees, levies, duties or other assessments or governmental charges, including income, gross receipts, franchise, alternative or add-on minimum, estimated, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, abandoned property, escheat and unclaimed property obligations, stamp, excise, occupation, sales, use, transfer, value added, lease, service, fringe benefits, license, premium, environmental or windfall profit tax, registration, capital stock, customs duty or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever (whether payable directly or by withholding) imposed by a Governmental Body, including any interest, penalties together with any additions to tax or additional amounts, whether disputed or not and (b) any liability incurred or borne by virtue of and items described in clause (a) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or non-U.S. Law or predecessor or successor thereof) or otherwise.

“Tax Returns” means any return, declaration, claim for refund, report, statement, information return, account, computation, assessment, registration and other similar documents relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” shall have the meaning set forth in Section 8.02(b).

“Third Party Intellectual Property” means all Intellectual Property that any Person other than the Company or its Subsidiary owns or purports to owns and that is exclusively or non-exclusively licensed to, used, practiced, or held for use or practice by the Company or its Subsidiary.

“Transaction Approval” shall have the meaning set forth in the recitals to this Agreement.

“Transaction Documents” shall have the meaning set forth in Section 10.14.

“Transaction Expenses” means, to the extent not paid by the Company or its Subsidiary as of immediately prior to the Closing, without duplication, the amount of (a) all third-party fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company and its Subsidiary incurred by or on behalf of, or to be paid by or payable by, the Company or its Subsidiary in connection with negotiating and executing this Agreement and the other Transaction Documents and the consummation of the Transactions, (b) all change in control, retention, phantom equity or other compensatory payments of the Company or its Subsidiary (for the avoidance of doubt, not including the Option Consideration) payable to current or former Company Service Providers solely in connection with the Transactions (and excluding, for the avoidance of doubt, any payment triggered by any action by Buyer or any of its Affiliates following the Closing), including all applicable employer-paid Taxes associated with such amounts, (c) 50% of the fees and expenses of the Escrow Agent, (d) 50% of the fees and expenses of the Paying Agent, (e) 50% of the fees and expenses in connection with the “tail” insurance policies pursuant to Section 6.05(c); and (f) 50% of the fees and expenses in connection with obtaining the R&W Insurance Policy; provided, that in no event will Transaction Expenses include any fees, expenses or other liabilities specifically allocated to another Party pursuant to Section 10.05. For the avoidance of doubt, any liability or obligation to the extent taken into account in the calculation of Indebtedness or Net Working Capital shall not be considered a “Transaction Expense.”

“Transaction Tax Deductions” means, without duplication, any item of loss, deduction, or credit resulting or attributable to: (i) all Transaction Expenses and (ii) all fees, expenses and interest, and any breakage fees or accelerated deferred financing fees, incurred by the Company or its Subsidiary with respect to the payment of Closing Indebtedness in connection with the Merger, in each case, which are expected to be deductible for any taxable period ending on or before the Closing Date at a “should” confidence level for U.S. federal income tax purposes by the Company or its Subsidiary in connection with the Merger; provided, that in no event shall any costs, fees, and expenses paid by Buyer in connection with the transactions contemplated hereby (including expenses paid by Buyer pursuant to Section 10.05) give rise to any Transaction Tax Deductions. The Parties hereto and their Affiliates shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of any “success-based fees” included in Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.

“Transfer Taxes” shall have the meaning set forth in Section 6.06(a).

“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code by the United States Department of Treasury.

“U.S.” means the United States of America and its territories and possession.

“Unvested Option” means each Outstanding Option that is unvested as of immediately prior to the Effective Time.

“Update Report” shall have the meaning set forth in Section 1.09(d).

“[REDACTED] Milestone Product” means any “Licensed Product” under the [REDACTED] Agreement (as defined in the [REDACTED] Agreement) that (i) contains or comprises [REDACTED] (or any fragment, variant, derivative or construct thereof) (“[REDACTED]”) and (ii) (x) is or has been designed, generated, developed, manufactured or formulated with or using the Company Platform (or any component or portion thereof) or (y) otherwise incorporates or is derived from the Company Platform (or any component or portion thereof); in each case alone or in combination with one or more other active ingredients. The definition of “[REDACTED] Milestone Product” expressly includes any “Licensed Product” under the [REDACTED] Agreement (as defined in the [REDACTED] Agreement) that contains or comprises [REDACTED].

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, provincial or local law.

“willful breach” means a deliberate act or a deliberate failure to act (which act or failure to act constitutes in and of itself a material breach of any representation, warranty, covenant or agreement set forth in this Agreement) with the actual knowledge that the taking of such act or failure to act would cause, or would reasonably be expected to result in, a material breach of this Agreement.

11.02 Interpretation. In addition to the definitions referred to or set forth in this Agreement:

(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d) Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(e) All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(f) All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(g) Any event, the scheduled occurrence of which would fall on a day that is not a Business Day, shall be deferred until the next succeeding Business Day.

(h) Any document or item will be deemed “delivered”, “provided” or “made available” by the Company, as applicable, within the meaning of this Agreement if such document or item was posted to the electronic Dataroom to which Buyer and its Representatives have access, but only if so posted and made available in the Data Room by and through 4:00 p.m. Eastern Time on the date hereof.

(i) Any reference to any particular Code section, statute or Law will be interpreted to include the rules and regulations promulgated thereunder and any revision of or successor to that section regardless of how it is numbered or classified, unless otherwise expressly provided herein.

(j) Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

(k) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(l) Whenever this Agreement requires Buyer to take any action or contains a representation with respect to Buyer, where applicable or necessary to give effect to the Transactions, such requirement or representation shall be deemed to include an undertaking on the part of its Subsidiary formed in connection with the Transactions to take such action and shall be deemed to include a reference to such Subsidiaries, as applicable, and whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action.

(m) The phrase “ordinary course of business consistent with past practice” and similar phrases will mean, with respect to any Person, the ordinary course of such Person’s business consistent with past custom and practice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

Company:		ELEKTROFI, INC.

	By:	/s/ Chase Coffman
	Name: Title:	Chase Coffman Chief Executive Officer

Securityholders’ Representative:		SHAREHOLDER REPRESENTATIVE SERVICES LLC

	By:	/s/ Sam Riffe
	Name:	Sam Riffe
	Title:	Managing Director

[Signature Page to Merger Agreement]

Buyer:		HALOZYME THERAPEUTICS, INC.

	By:	/s/ Helen Torley
	Name:	Helen Torley
	Title:	President and Chief Executive Officer

Merger Sub:		ERRAID MERGER SUB INC.

	By:	/s/ Nicole LaBrosse
	Name:	Nicole LaBrosse
	Title:	Treasurer and Secretary

[Signature Page to Merger Agreement]

EXHIBIT A

Net Working Capital

[See attached.]

EXHIBIT B

Form of Letter of Transmittal

[See attached.]

EXHIBIT C

Form of Option Treatment Agreement

[See attached.]